UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2010

Dear Fellow Stockholders:

Please join us for AOL Inc.’s Annual Meeting of Stockholders on April 29, 2010, at 9:00 a.m. (Pacific Time) at JW Marriott, 900 W. Olympic Blvd., Los Angeles, CA 90015.

We are pleased to be utilizing the United States Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we are sending stockholders of record at the close of business on March 4, 2010 a Notice of Internet Availability of Proxy Materials on or about March 16, 2010. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting.

Thank you for your continued support of AOL Inc.

Sincerely,

Tim Armstrong

Chairman and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on March 4, 2010 you were a stockholder of record, you may vote your shares by proxy through the internet, by telephone or by mail, or you may vote in person at the Annual Meeting. If at the close of business on March 4, 2010, you held shares through a benefit or compensation plan or a bank, broker or other nominee, you may vote by submitting voting instructions to your plan trustee, bank, broker or nominee. In these cases, you may vote directly over the internet or by telephone or mail by submitting a voting instruction form. We encourage you to vote through the internet or by telephone, both of which you may do 24 hours a day, 7 days a week. In addition, if at the close of business on March 4, 2010, you were a stockholder of record or held shares through a bank, broker or other nominee, you may vote in person at the Annual Meeting. Shares held through a benefit or compensation plan cannot be voted in person at the Annual Meeting. You may revoke your proxy at the time and in the manner described on page 4 of the Proxy Statement.

If you own your shares directly in your name in our stock records maintained by our transfer agent, Computershare Investor Services, proxies submitted via the internet or by telephone must be received by 1:00 a.m., Central Time, on Thursday, April 29, 2010.

If you hold shares through a bank, broker or other nominee, voting instructions submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on Wednesday, April 28, 2010.

If you own your shares through a benefit or compensation plan, voting instructions submitted over the internet or by telephone must be received by 11:59 p.m., Eastern Time, on Monday, April 26, 2010.

Proxies or voting instructions submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and received not later than 9:00 a.m., Pacific Time, on Thursday, April 29, 2010 or by 11:59 p.m., Eastern Time, on Monday, April 26, 2010 if you own your shares through a benefit or compensation plan.

To vote by proxy:

BY INTERNET

•	If you have internet access, by submitting the proxy by following the instructions included in the Notice of Internet Availability of Proxy Materials or your proxy card.

BY TELEPHONE

•	By submitting the proxy by following the telephone voting instructions included in the proxy card.

BY MAIL

•	If you have not already received a printed copy of the proxy materials by mail, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

AOL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. (Pacific Time) on Thursday, April 29, 2010

PLACE	JW Marriott, 900 W. Olympic Blvd., Los Angeles, CA 90015

ITEMS OF BUSINESS	1. To elect the 10 directors listed herein.

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2010.

3. To approve the Amended and Restated AOL Inc. 2010 Stock Incentive Plan.

4. To approve the Amended and Restated AOL Inc. Annual Incentive Plan for Executive Officers.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting if you were a stockholder of record at the close of business on March 4, 2010.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares via the internet, by telephone or if you have received or requested a printed copy of the proxy materials from us by mail, by completing, signing and promptly returning the enclosed proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card. For shares held through a benefit or compensation plan or a bank, broker or other nominee, you may vote by submitting voting instructions to your plan trustee, bank, broker or nominee.

By Order of the Board of Directors,

Ira Parker

Executive Vice President and General Counsel

This Notice of Annual Meeting and Proxy Statement

are being distributed or made available, as the

case may be, on or about March 16, 2010.

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AOL INC.

770 Broadway

New York, New York 10003

Telephone: (212) 652-6400

PROXY STATEMENT

Annual Meeting of Stockholders

April 29, 2010

9:00 a.m. (Pacific Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of AOL Inc. (the “Company” or “AOL”) of proxies to be voted at our Annual Meeting of Stockholders to be held on April 29, 2010 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. If at the close of business on March 4, 2010 you were a stockholder of record or held shares through a bank, broker or other nominee, you are invited to attend the meeting and vote your shares in person.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials via the internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March 16, 2010 to stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or your proxy card and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the internet or to request a printed copy from us may be found in the Notice.

What am I voting on?

There are four proposals scheduled to be voted on at the meeting:

•	Election of the 10 directors listed in this Proxy Statement.

•	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent auditors for 2010.

•	Approval of the Amended and Restated AOL Inc. 2010 Stock Incentive Plan (the “Amended and Restated 2010 Stock Plan”).

•	Approval of the Amended and Restated AOL Inc. Annual Incentive Plan for Executive Officers (the “Amended and Restated Executive AIP”).

Who is entitled to vote?

Stockholders as of the close of business on March 4, 2010 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 106,534,436 shares of our common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held through a benefit or compensation plan—benefit or compensation plan holders generally cannot vote their shares directly and instead must instruct the plan trustee how to vote their shares.

What constitutes a quorum?

A majority of the voting power of the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under current New York Stock Exchange (“NYSE”) rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on the proposals relating to the election of directors and the approval of the Amended and Restated 2010 Stock Plan. On the Record Date, 106,534,436 shares of our common stock were outstanding. Each share of common stock is entitled to one vote. Therefore, a total of 106,534,436 votes are eligible to be cast at the Annual Meeting.

How many votes are required to approve each proposal?

Each director shall be elected at the Annual Meeting by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast with respect to election of a director means that the number of votes cast “for” a director must exceed the votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast with respect to that director).

Under current NYSE rules, approval of the Amended and Restated 2010 Stock Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal.

Any other proposal requires the affirmative vote of a majority of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon.

How are votes counted?

You may vote “FOR” or “AGAINST” each of the nominees for the Board, or you may “ABSTAIN” from voting for one or more nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals.

With respect to the election of directors, neither an abstention nor a broker non-vote will count as a vote cast “for” or “against” a director nominee. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

With respect to the proposal to approve the Amended and Restated 2010 Stock Plan, abstentions are considered “votes cast” under NYSE rules and thus will have the same effect as a vote “against” the proposal and will be counted in determining whether a majority of the outstanding shares of common stock are voted on the proposal. Broker non-votes will not count as votes cast “for” or “against” the proposal to approve the Amended and Restated 2010 Stock Plan and will have no effect on the outcome of the proposal, assuming a majority of the outstanding shares of common stock are otherwise voted on the proposal.

If the affirmative vote of a majority of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon is required in order to approve a proposal, then an abstention will not count as a vote cast “for” or “against” the proposal and will have no effect on the outcome of the proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee, “FOR” the other proposals as recommended by the Board, and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young as our independent auditors for 2010.

•	“FOR” the approval of the Amended and Restated 2010 Stock Plan.

•	“FOR” the approval of the Amended and Restated Executive AIP.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder you may vote by granting a proxy. You may vote:

•	By Internet—If you have internet access, by submitting your proxy by following the instructions included in the Notice or your proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included in the proxy card.

•

By Mail—If you have received or requested a printed copy of the proxy materials from us by mail, you may vote by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held through a benefit or compensation plan or in street name, your plan trustee or your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote via the internet, by telephone or by mail by submitting a voting instruction form.

Internet and telephone voting facilities will close at 1:00 a.m. (Central Time) on April 29, 2010 for the voting of shares held by stockholders of record, at 11:59 p.m. (Eastern Time) on April 26, 2010 for the voting of shares held through a benefit or compensation plan and at 11:59 p.m. (Eastern Time) on April 28, 2010 for the voting of shares held in street name.

Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form, not later than 9:00 a.m. (Pacific Time) on April 29, 2010 or by 11:59 p.m. (Eastern Time) on Monday, April 26, 2010 if you own your shares through a benefit or compensation plan.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring a government issued form of identification along with either your Notice or proof of stock ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. You may obtain directions to the AOL Inc. Annual Meeting of Stockholders by contacting our Corporate Secretary via e-mail at corporatesecretary@corp.aol.com, via phone at (212) 652-6450, via fax at (703) 466-9813 or via mail at 770 Broadway, New York, NY 10003.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance via internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Shares held through a company benefit or compensation plan cannot be voted in person at the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote via internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Voting again via internet or telephone at a later time before the closing of those voting facilities at 1:00 a.m. (Central Time) on April 29, 2010;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

If you hold shares through a benefit or compensation plan, you may change your vote and revoke your voting instructions if you do so no later than 11:59 p.m. (Eastern Time) on April 26, 2010. You cannot, however, revoke or change your voting instructions with respect to shares held through a benefit or compensation plan after that date, and you cannot vote those shares in person at the Annual Meeting.

Do I need a ticket to be admitted to the Annual Meeting?

To obtain admission to the Annual Meeting, you must register by e-mailing corporatesecretary@corp.aol.com, by calling (212) 652-6450 or by faxing (703) 966-9318. You may bring one immediate family member as a guest. Please register by April 20, 2010. Please include the following information in your e-mail, voicemail or fax:

•	your name and mailing address;

•	whether you need special assistance at the meeting;

•	the name and age of your immediate family member guest, if one will accompany you; and

•

if your shares are held for you in the name of your bank, broker or other nominee or plan trustee, evidence of your stock ownership (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement) as of March 4, 2010.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders and guests must present a government-issued form of identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Georgeson Inc. to solicit proxies. We will pay Georgeson Inc. a fee of $9,000, plus reasonable expenses, for these services.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 29, 2010.

The Proxy Statement and Annual Report are available at http://corp.aol.com/investor.

ITEM 1—ELECTION OF DIRECTORS

There are currently 10 members of the Board. On January 28, 2010, the Board, upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), unanimously nominated the 10 directors listed below for election to the Board at the Annual Meeting.

The directors elected at the Annual Meeting will hold office until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 10 nominees named below. The proxies cannot be voted for more than 10 candidates for director. If any of the 10 nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Set forth below are the principal occupations and certain other information for each of the 10 nominees as of March  10, 2010.

Nominees for Election as Directors

Name, Title and Age	Principal Occupation, Business Experience and Directorships

TIM ARMSTRONG Chairman and Chief Executive Officer AOL Inc. Director Since 2009 Age 39	Mr. Tim Armstrong has served as Chairman and Chief Executive Officer of AOL since April 7, 2009. Prior to that, Mr. Armstrong served as President, Americas Operations of Google Inc. Mr. Armstrong joined Google in 2000 as Vice President, Advertising Sales, and in 2004 was promoted to Vice President, Advertising and Commerce and then in 2007 was named President, Americas Operations and Senior Vice President. Before joining Google, Mr. Armstrong served as Vice President of Sales and Strategic Partnerships for Snowball.com from 1998 to 2000. Prior to that, he served as Director of Integrated Sales and Marketing at Starwave’s and Disney’s ABC/ESPN Internet Ventures. Mr. Armstrong started his career by co-founding and running a newspaper based in Boston, Massachusetts. Mr. Armstrong is a trustee of the Connecticut College and Lawrence Academy and is on the board of the Ad Council.

RICHARD DALZELL Former Senior Vice President and Chief Information Officer Amazon.com, Inc. Director since 2009 Age 52	Mr. Richard Dalzell was Senior Vice President and Chief Information Officer of Amazon.com, Inc. until 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon, including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to Amazon, Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart from 1994 to 1997.

Name, Title and Age	Principal Occupation, Business Experience and Directorships

KAREN DYKSTRA Partner Plainfield Asset Management LLC Chief Operating Officer and Chief Financial Officer Plainfield Direct Inc. Director since 2009 Age 51	Ms. Karen Dykstra is a partner at Plainfield Asset Management LLC, and has been Chief Operating Officer, Chief Financial Officer and Director of Plainfield Direct Inc. since 2006. Plainfield Asset Management LLC manages investment capital for institutions and high net worth individuals in the United States and abroad. Plainfield Direct Inc. is a business development company managed by Plainfield Asset Management. Prior to joining Plainfield, Ms. Dykstra was the Chief Financial Officer of Automatic Data Processing, Inc. from 2003 to 2006. Ms. Dykstra serves on the boards of Gartner, Inc. and Crane Co.

WILLIAM HAMBRECHT Founder, Chairman and Chief Executive Officer WR Hambrecht + Co Director since 2009 Age 74	Mr. William Hambrecht founded and has been Chairman and Chief Executive Officer of WR Hambrecht + Co since 1998. WR Hambrecht + Co is a financial services firm. Before that, Mr. Hambrecht co-founded Hambrecht & Quist. In 2007, Mr. Hambrecht co-founded the United Football League. Mr. Hambrecht serves on the board of Motorola, Inc.

SUSAN LYNE Chief Executive Officer Gilt Groupe, Inc. Director since 2009 Age 59	Ms. Susan Lyne is the Chief Executive Officer of Gilt Groupe, Inc., an online fashion and luxury brand retailer, a position she has held since 2008. Ms. Lyne served as President, Chief Executive Officer and director of Martha Stewart Living Omnimedia, Inc. from 2004 to 2008. Prior to joining Martha Stewart Living, Ms. Lyne served in various positions at Walt Disney Company, including President, ABC Entertainment from 2002 to 2004, Executive Vice President, Movies & Miniseries, ABC Entertainment from 1998 to 2002, and Executive Vice President, Acquisition, Development & New Business, Walt Disney Motion Picture Group, from 1996 to 1998. Prior to joining Walt Disney Company, she worked for News Corporation Ltd. and K111 for approximately nine years as Founder, Editor-in-Chief & Publication Director, Premiere magazine. Previously, Ms. Lyne served as a Director of CIT Group Inc. from 2006 until 2009.

Name, Title and Age	Principal Occupation, Business Experience and Directorships

PATRICIA MITCHELL President and Chief Executive Officer The Paley Center for Media Director since 2009 Age 67	Ms. Patricia Mitchell has served as President and Chief Executive Officer of The Paley Center for Media, a global non-profit cultural institution, since 2006. Before that, Ms. Mitchell was President and CEO of the Public Broadcasting Service from 2000 to 2006. For more than two decades, Ms. Mitchell was a journalist and producer, serving as reporter, anchor, talk show host, producer and executive for three broadcast networks and several cable channels. Ms. Mitchell previously served on the board of Sun Microsystems, Inc.

MICHAEL POWELL Senior Advisor Providence Equity Partners Chairman MK Powell Group Director since 2009 Age 46	Mr. Michael Powell has served as a Senior Advisor to Providence Equity Partners, a private equity firm since 2005. Mr. Powell is also Chairman of the MK Powell Group, which focuses on strategic advice in the areas of technology, media and communications. Previously, Mr. Powell served as Chairman of the Federal Communications Commission from 2001 to 2005. He also served as the Chief of Staff of the Department of Justice’s Antitrust Division and was an associate with the law firm of O’Melveny & Myers LLP. Mr. Powell serves on the boards of Cisco Systems, Inc. and Education Management Corporation. Mr. Powell also serves on the board of Archipelago Learning, Inc. He was also named Chairman of NTT DoCoMo’s 5th U.S. Advisory Board.

FREDRIC REYNOLDS Retired Executive Vice President and Chief Financial Officer CBS Corporation Director since 2009 Age 59	Mr. Fredric Reynolds was with CBS Corporation and its predecessor companies from 1994 until he retired in August 2009. Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation from 2005 to 2009. He also served as President and Chief Executive Officer of the Viacom Television Stations Group of Viacom, Inc., and President of the CBS Television Stations Division of CBS, Inc. Before that, he was Executive Vice President and Chief Financial Officer of Viacom, Inc., CBS Corporation and Westinghouse Electric Corporation. Mr. Reynolds joined Westinghouse from PepsiCo Inc. Mr. Reynolds serves on the board of Kraft Foods Inc.

Name, Title and Age	Principal Occupation, Business Experience and Directorships

JAMES STENGEL President and Chief Executive Officer The Jim Stengel Company, LLC Director since 2009 Age 54	Mr. James Stengel has been President and Chief Executive Officer of The Jim Stengel Company, LLC, a think tank and consulting firm, since 2008. Mr. Stengel is also currently an adjunct marketing professor at UCLA’s Anderson School of Management. Mr. Stengel worked at Procter & Gamble from 1983 to 2008, holding a variety of positions including Global Marketing Officer from 2001 to 2008. Mr. Stengel serves on the board of Motorola, Inc.

JAMES WIATT Independent Consultant Director since 2009 Age 63	Mr. Jim Wiatt has been an independent consultant since June 2009. Mr. Wiatt served as Chairman and Chief Executive Officer of the William Morris Agency from 1999 until 2009, overseeing all areas of the entertainment company. Before joining WMA, Mr. Wiatt was Co-Chairman and Co-CEO of International Creative Management, a talent management company.

Vote Required for Election

Each director shall be elected at the Annual Meeting by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast with respect to election of a director means that the number of votes cast “for” a director must exceed the votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast with respect to that director).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

The Spin-Off

In the fourth quarter of 2009, the Board of Directors of Time Warner Inc. (“Time Warner”) approved the complete legal and structural separation of AOL from Time Warner, following which we became an independent, publicly-traded company (the “Spin-off”). In the Spin-off, which occurred on December 9, 2009, Time Warner distributed to its stockholders of record all of the shares of our common stock that it owned at a ratio of one share of AOL common stock for each 11 shares of Time Warner common stock held by each such holder as of November 27, 2009, the record date for the Spin-off.

Jeff Bewkes, Chairman and Chief Executive Officer of Time Warner, and John Martin, Executive Vice President and Chief Financial Officer of Time Warner, each served with Tim Armstrong as interim members of our Board of Directors prior to the Spin-off.

On November 20, 2009, Messrs. Bewkes and Martin each delivered a conditional resignation as a member of the Board of Directors of the Company, effective as of 11:59 p.m. (Eastern Time) on December 8, 2009, the business day immediately prior to the Spin-off, and the Board appointed Richard Dalzell, Karen Dykstra, William Hambrecht, Susan Lyne, Patricia Mitchell, Michael Powell, James Stengel and James Wiatt as directors of the Company, effective as of 12:01 a.m. (Eastern Time) on December 9, 2009.

On November 20, 2009, the Board appointed Fredric Reynolds as an independent director of the Company and a member of the Audit and Finance Committee of the Board (the “Audit and Finance Committee”), in each case effective immediately prior to November 24, 2009, the day when-issued trading of the common stock of the Company commenced on the NYSE.

On December 8, 2009, the Board appointed, in each case effective as of 12:01 a.m. (Eastern Time) on December 9, 2009, each of Karen Dykstra and William Hambrecht to serve as members of the Audit and Finance Committee, each of Richard Dalzell, Susan Lyne and James Stengel to serve as members of the Compensation Committee of the Board (the “Compensation Committee”) and each of Patricia Mitchell, Michael Powell and James Wiatt to serve as members of the Nominating and Governance Committee.

Committees of the Board and Meetings

There are four standing committees of the Board: the Audit and Finance Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee (each, a “Committee”). Prior to the Spin-off, Messrs. Bewkes, Martin and Armstrong served as non-independent members of each Committee in accordance with applicable phase-in periods under Exchange Act and NYSE rules and regulations for newly public spin-off companies. Currently, as discussed in more detail below, in accordance with the applicable phase-in periods, each committee is comprised of at least a majority of independent directors, consistent with our Corporate Governance Policy and the NYSE listing standards applicable to boards of directors generally and board committees in particular. In addition, our Audit and Finance Committee, Compensation Committee and Executive Committee are composed entirely of independent directors. The Chair of each committee (other than the Executive Committee which currently has no Chair) is elected by the Board and rotated periodically. Each Committee is also authorized to retain its own outside counsel and other advisors as it desires.

The Board has adopted written charters for the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee, copies of which are posted on our website at http://corp.aol.com/corporate-policy. A stockholder also may request a copy of these materials in print, without charge, by contacting the Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. Each Committee will review its charter on an annual basis, and, as appropriate, makes recommendations to management, the Nominating and Governance Committee or the full Board as a result of its charter review. Any changes to Committee charters must be approved by the full Board.

Prior to the Spin-off, the Board held one meeting in 2009. The following table summarizes the current membership of the Board and of each of its Committees, as well as the number of times the Board and each Committee met during 2009 following the Spin-off.

	Board	Audit and Finance	Compensation	Nominating and Governance	Executive
Mr. Armstrong	Chair
Mr. Dalzell*	X		X
Ms. Dykstra*	X	X
Mr. Hambrecht*	X	X
Ms. Lyne*	X		X
Ms. Mitchell*	X			Chair	X
Mr. Powell	X			X
Mr. Reynolds*	X	Chair			X
Mr. Stengel*	X		Chair		X
Mr. Wiatt*	X			X
Number of 2009 meetings	1	1	1	0	0

*	Independent director

Each current director attended 75% or more of the total number of meetings of the Board and of the Committees on which each such director served.

In addition to the four standing committees, the Board may approve, and has from time to time approved, the creation of special committees to act on behalf of the Board between regularly scheduled Board meetings.

Audit and Finance Committee

The Audit and Finance Committee has been established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Securities Exchange Act, as amended (the “Exchange Act”). The Audit and Finance Committee, among other things:

•	oversees the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

•	selects an independent auditor, such selection to be ratified by stockholders at our Annual Meeting;

•	pre-approves all services to be provided to us by our independent auditor;

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confers with our independent auditors to review the plan and scope of their proposed financial audit and quarterly reviews, as well as their findings and recommendations upon the completion of the audit and such quarterly reviews;

•	reviews the independence of our independent auditor;

•	oversees our internal audit function;

•	meets with our independent auditor, our appropriate financial personnel and internal financial controllers regarding our internal controls, critical accounting policies and other matters; and

•	oversees all of our compliance, internal controls and risk management policies.

All members of the Audit and Finance Committee are “independent,” consistent with our Corporate Governance Policy and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. In addition, the Board has determined that each of the members of the Audit and Finance Committee is financially literate as such term is interpreted by the Board. The Board has also determined that Mr. Reynolds has sufficient accounting and related financial management expertise to satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, in each case as those qualifications are interpreted by the Board.

No Audit and Finance Committee member may simultaneously serve on more than two other public company audit committees unless the Board specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit and Finance Committee. None of the current members currently serves on more than two other public company audit committees.

Compensation Committee

The Compensation Committee, among other things:

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sets our general policy regarding executive compensation and reviews, no less than annually, the compensation provided to our Chief Executive Officer (the “CEO”) and such other senior management as the Compensation Committee may, from time to time, determine should be subject to the committee’s direct purview;

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reviews and approves the compensation (including salary, bonus, benefits, equity-based grants and any other long-term cash compensation) of our CEO and other senior management as are subject to the Committee’s direct purview, including (i) the Company’s officers with the title of Executive Vice President or higher and (ii) each of the Company’s other employees, if any, whose annual total target compensation has a value of $3 million or greater;

•	reviews and approves corporate goals and objectives relevant to CEO and other senior executive compensation, including annual performance objectives;

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oversees our disclosure regarding executive compensation, including the Compensation Committee report on executive officer compensation as required by the SEC to be included in our annual proxy statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K;

•	approves any employment agreements for our CEO and other senior management;

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oversees the Company’s overall compensation structure, practices, benefit plans and human development policies, including, as appropriate, reviewing and recommending compensation and benefit plans for Board approval;

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annually considers whether the risks arising from the Company’s compensation policies and overall actual compensation practices for employees, including non-executive officers, may have a material effect on the Company;

•	administers the Company’s executive bonus and equity-based incentive plans to the extent delegated by the Board;

•	oversees the Company’s response to any regulatory developments affecting compensation; and

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reviews and makes recommendations to the Board (together with the Nominating and Governance Committee) regarding the Company’s response to stockholder proposals related to compensation matters for inclusion in our annual proxy statement.

All members of the Compensation Committee are “independent” as defined by our Corporate Governance Policy and the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and as “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code).

Delegation of Authority with Respect to “Off-Cycle” Equity Grants

The Compensation Committee has delegated limited authority to the CEO to make certain “off-cycle” equity grants outside of the annual equity grant process to newly hired employees or those employees who are otherwise selected by the CEO to receive a grant. The delegation to the CEO does not include authority to make “off-cycle” equity grants to those employees who hold the title of Executive Vice President or who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or who receive compensation in excess of $3 million in the aggregate. The delegation is subject to an aggregate limit of 1,200,000 options and/or restricted stock units under the Amended and Restated 2010 Stock Plan with such grants only to be made on the first and the fifteenth day of each month, or if such day falls on a day that is a non-trading day on the securities exchange on which are shares are listed, the immediately preceding day on such exchange.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation.

CAP maintains no other direct or indirect business relationships with the Company. All executive compensation services provided by CAP are conducted under the direction or authority of the Compensation Committee.

In addition to the independent, outside compensation consultant, members of our Human Resources, Legal and Finance Departments support the Compensation Committee in its work.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	develops and recommends to the Board our corporate governance principles and otherwise takes a leadership role in shaping our corporate governance;

•	reviews, evaluates the adequacy of, and recommends to the Board amendments to, our by-laws, certificate of incorporation and other governance policies;

•	reviews and makes recommendations to the Board regarding the purpose, structure and operations of our various Committees;

•	identifies, reviews and recommends to the Board individuals for election to the Board;

•	oversees the CEO succession planning process, including an emergency succession plan;

•	reviews the compensation for non-employee directors and makes recommendations to the Board;

•	reviews the leadership structure of the Board and annually evaluates the performance of the Chairman of the Board, the Lead Independent Director, if any, and the CEO;

•	oversees the Board’s annual self-evaluation;

•	reviews and makes recommendations to the Board regarding our response to stockholder proposals for inclusion our annual proxy statement; and

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oversees and monitors general governance matters including communications with stockholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

In accordance with applicable phase-in periods for newly public companies, a majority of the members of the Nominating and Governance Committee are “independent” as defined by our Corporate Governance Policy and the NYSE listing standards and all members will be independent within one year of November 24, 2009, the date AOL common stock began trading on a “when-issued” basis on the NYSE.

Executive Committee

On January 28, 2010, the Board formed the Executive Committee of the Board (the “Executive Committee”) consisting of the Chairs of the Audit and Finance Committee, the Nominating and Governance Committee and the Compensation Committee in order to act promptly between regularly scheduled meetings of the Board. The Board has granted to the Executive Committee broad responsibility for exercising the authority of the Board in the oversight of our business during these intervals. The Board currently intends to adopt a written charter for the Executive Committee.

GOVERNANCE OF YOUR COMPANY

Our Corporate Governance Policy (which includes our categorical standards of director independence), our Standards of Business Conduct, our Code of Ethics for Our Senior Executive and Senior Financial Officers, our Committee charters and other corporate governance information are available on our website at http://corp.aol.com/corporate-policy. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003.

Corporate Governance Policy

Our commitment to good corporate governance is reflected in our Corporate Governance Policy, which describes the Board’s views on a wide range of governance topics. The Corporate Governance Policy will be reviewed regularly by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Standards of Business Conduct

Our Standards of Business Conduct apply to our employees and members of the Board. The Standards of Business Conduct establish policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Our Senior Executive and Senior Financial Officers

Our Code of Ethics for Our Senior Executives and Senior Financial Officers applies to certain senior management of the Company, including the CEO, Chief Financial Officer, Controller and senior-most tax executive (and others performing similar senior executive functions at AOL from time to time in the future). Among other things, the code mandates that the designated officers engage in and promote honest and ethical conduct, avoid conflicts of interest and disclose any transaction or relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, accurate, timely and understandable disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Significant Governance Practices

Ethics Helpline

We maintain an Ethics Helpline ((877) AOL-ASKS (1-877-265-2757)) by which employees can report integrity concerns or seek guidance on business conduct matters. The Ethics Helpline is serviced by an internal AOL employee and by an independent company. The Ethics Helpline is available 7 days a week, 24 hours a day. The helpline has a toll-free number for U.S.-based employees, as well as a toll-free international number for employees based outside the United States. Employees may also access the helpline system and report integrity concerns via the internet by sending an e-mail to BusConduct@corp.aol.com. In either case, employees can report integrity concerns anonymously. AOL does not tolerate retaliation toward those who ask for advice or report concerns.

Once a complaint is alleged, the report is forwarded to our Chief Ethics and Compliance Officer who is responsible for oversight of the helpline. Our Chief Ethics and Compliance Officer coordinates with internal and outside resources, as appropriate, to investigate reported concerns. Any matter reported to the Chief Ethics and Compliance Officer that involves accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls, is required to be reported promptly to the Audit and Finance Committee.

Our Chief Ethics and Compliance Officer oversees adherence to the Standards of Business Conduct and the Code of Ethics for Our Senior Executive and Senior Financial Officers in addition to overseeing our compliance function throughout our business. Our Chief Ethics and Compliance Officer also assists in the communication of the Standards of Business Conduct and the Code of Ethics for Our Senior Executive and Senior Financial Officers and oversees employee education regarding its requirements, including online compliance training. All employees worldwide participate in annual business conduct training.

Director Stock Ownership

Though the Board has no formal guidelines with regard to ownership of the Company’s stock, members of the Board are encouraged to own the Company’s stock (whether as a result of exercising stock options or the purchase of shares). In this regard, our Corporate Governance Policy provides that each director should develop a meaningful ownership position in the Company.

Director Age Limit

The Corporate Governance Policy provides that individuals will not be eligible for nomination or re-nomination to the Board after they reach the age of 80.

Board Composition and Director Nomination Process

We retained an outside executive search firm, Spencer Stuart, to assist in the process of identifying and recruiting individuals to serve on our Board. The process involved, among other steps: developing criteria for selecting members of the Board; identifying potential candidates; reviewing the potential candidates against the relevant criteria; interviewing the potential candidates; and exchanging relevant information between us and the potential candidates. The search process also involved senior management at both AOL and Time Warner, including executives involved in the areas of human resources, finance and governance.

With regard to the criteria for our Board members, we and Time Warner sought to ensure that each director has the personal characteristics (such as integrity, business judgment, intellectual ability and capacity to work as part of a team), as well as the time and commitment, to serve effectively and contribute meaningfully as a director. In addition, we and Time Warner endeavored to provide that the Board of Directors overall has the appropriate set of professional skills, industry experience and diversity of perspectives to fulfill the roles of the

Board and its committees. These include skills in the areas of finance, accounting, technology, marketing and general executive management, as well as experience in the areas of advertising, technology, media and government. Finally, we and Time Warner sought to ensure that a majority of the Board members are independent under applicable regulatory requirements and our governance documents, and that a majority of the Board members have prior experience working closely with, or serving on, the board of a public company.

In connection with the nominations of each of the current Board members for election as directors at the Annual Meeting, the Board focused primarily on the information discussed in each of the Board member’s biographical information set forth on pages 6 to 9 and, in particular with respect to each of our directors, considered the following:

Mr. Armstrong

•	His extensive experience in the internet marketing, sales and the interactive media industry

•	His extensive knowledge of our business and his position as CEO of the Company with responsibility for the day-to-day oversight of the Company’s business operations

Mr. Dalzell

•	His extensive experience, expertise and background in internet information technology

•	His recent service as the Chief Information Officer of Amazon.com, Inc.

Ms. Dykstra

•	Her significant experience, expertise and background with regard to accounting and financial matters

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Her current position as the Chief Financial Officer and Director of Plainfield Direct, Inc. and her previous service as the Chief Financial Officer of Automatic Data Processing, Inc., as well as her service on the Audit Committees of Gartner, Inc. and Crane Co.

Mr. Hambrecht

•	His significant experience, expertise and background with regard to financial matters

•	His current position as the Chairman and Chief Executive Officer of WR Hambrecht + Co and his extensive investment banking experience in the technology and internet sectors

Ms. Lyne

•	Her significant experience, expertise and background in interactive media, and internet marketing

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Her current position as the Chief Executive Officer of Gilt Groupe, Inc. and her previous service as President and Chief Executive Officer of Martha Stewart Living and as President of ABC Entertainment

Ms. Mitchell

•	Her significant experience, expertise and background in media, telecommunications and broadcasting

•	Her current service as the President and Chief Executive Officer of the Paley Center for Media, as well as her service on the board of Sun Microsystems, Inc.

Mr. Powell

•	His significant experience, expertise and background in telecommunications and media

•	His background as a former senior federal government official, having served as the Chairman of the Federal Communications Commission

Mr. Reynolds

•	His significant experience, expertise and background with regard to media, telecommunications, accounting and financial matters

•	His service as the Chief Financial Officer of CBS Corporation, as well as his service on the Audit Committee of Kraft Foods Inc.

Mr. Stengel

•	His extensive experience and background in branding and marketing, having served as the Global Marketing Officer of The Procter & Gamble Company

•	His service on the Compensation and Leadership Committee of Motorola, Inc.

Mr. Wiatt

•	His extensive experience, expertise and background in the entertainment industry

•	His previous service as the Chairman and Chief Executive Officer of the William Morris Agency

The Nominating and Governance Committee will evaluate future director candidates in accordance with the director membership criteria described in our Corporate Governance Policy. The Nominating and Governance Committee will evaluate a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of individual directors as well as the composition of our Board as a whole. In addition, the Nominating and Governance Committee will evaluate a candidate’s professional skills and background, experience in relevant industries, financial expertise (including expertise that would qualify a director as a “financial expert” as that term is defined under the rules and regulations of the SEC), age, geographic background, the number of other directorships, along with qualities expected of all directors, including integrity, judgment, acumen, familiarity with our business, independence of thought, an ability to work collegially and the time and ability to make a constructive contribution to our Board. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Governance Committee carefully considers, are the benefits to the Company of gender and racial diversity in board composition.

The Nominating and Governance Committee will consider director candidates recommended by stockholders and will review all candidates in the same manner regardless of the source of the recommendation. Our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable advance notice procedures in the Company’s by-laws. All recommendations for director nominations received by the Corporate Secretary of the Company that satisfy our advance notice by-law requirements will be presented to the Nominating and Governance Committee for consideration.

Annual Meeting of Stockholders

We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, we scheduled a meeting of the Board on the day of the Annual Meeting. We currently expect all of our directors to be present at the Annual Meeting.

Director Independence and Independence Determinations

Under our Corporate Governance Policy and NYSE rules, a director is not independent unless the Board makes an affirmative determination to such effect. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory requirements to be an independent director of the Company, that the director has no material relationship with the Company, and that the director is free of any other relationship (with the Company or otherwise) that would interfere with the exercise of independent judgment by such director. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that exist between the director and the Company, or between entities with which the director is affiliated and the Company.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence.

The Board makes an affirmative determination at least annually as to the independence of each director.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical standards referred to above, the independent members of the Board determine in their judgment whether such relationship is material.

Our Corporate Governance Policy requires that a majority of the members of the Board and all the members of the various standing committees (subject to applicable phase-in periods pursuant to applicable Exchange Act and NYSE rules and regulations) be independent under the NYSE regulations. In making its independence determinations, the Board considered and reviewed the commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. The Board has determined that all of its directors and all of the persons proposed for election at the upcoming annual meeting of stockholders are independent, other than Mr. Powell, who provided consulting services to the Company in 2006 and 2007 through his consulting firm the MK Powell Group; and our CEO, Mr. Armstrong, who is an employee of the Company.

Board Leadership Structure

The Board has determined that combining the CEO and Chairman positions is the appropriate leadership structure for AOL at this time. The Board believes that combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. The Board believes this leadership structure is particularly appropriate for the Company at this time given the CEO’s continuity of service with the Company since April 2009 and the more recent formation of the current Board of Directors in December 2009. Nevertheless, the Board believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board intends to carefully consider from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

Board structures vary greatly among U.S. public corporations, with over 60% of S&P 500 companies currently combining the positions of CEO and Chairman, according to a recent survey. The Board does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board is committed to appointing a Lead Independent Director as a matter of good corporate governance and believes that the selection of the Lead Independent Director requires careful deliberation after sufficient time to ensure the selection of the right candidate. In the relatively short time since the Company’s

Spin-off from Time Warner, the Board has undertaken the process of identifying the appropriate director to serve as the Lead Independent Director and intends to appoint the Lead Independent Director as soon as a determination has been made. As set forth in the Company’s Corporate Governance Policy, the responsibilities of the appointed Lead Independent Director will include:

•	presiding at executive sessions of the Board;

•	serving as the liaison between the Chairman and the other directors;

•	advising the Chairman with respect to the schedules, agendas (including the specific ability to include specific items on those agendas) and information sent to the Board for Board meetings;

•

providing leadership and serving as temporary Chairman and/or CEO in the event of the inability of the Chairman and/or CEO to fulfill his role due to crisis or any other event or circumstance that would make leadership by existing management inappropriate or ineffective;

•	advising the Chairman with respect to consultants who may report directly to the Board;

•	convening meetings of independent directors when necessary and appropriate; and

•	being available, as appropriate, for communication with the Company’s stockholders.

The Board believes that the responsibilities delegated to the Lead Independent Director will be substantially similar to many of the functions typically fulfilled by a board chairman. The Board believes that the Lead Independent Director position will balance the need for effective and independent oversight of management with the need for strong, unified leadership.

The Board of Directors believes that this structure is in the best interest of AOL as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Executive Sessions

Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. Non-employee directors meet by themselves, without management or employee-directors present, at every regularly scheduled in-person Board meeting. In addition, independent directors shall meet together without any other directors or management present at least twice a year. Non-employee directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Non-employee and independent directors shall notify the Chairperson of the relevant Committee if they would like to hold such a session, and the Chairperson will facilitate the scheduling of such a session.

Executive sessions (whether of the non-employee directors or independent directors) will be led by the chairperson of the committee that has primary responsibility for the issue being discussed (e.g., the Audit and Finance Committee Chairperson would lead discussion on audit-related matters). In the event that it is not apparent which committee has responsibility, the discussion shall be led by the Chairperson of the Nominating and Governance Committee.

Board and Committee Evaluations

Every year the Board and each of its Committees will evaluate and discuss their respective performances and effectiveness, as required by our Corporate Governance Policy. These evaluations will cover a wide range of topics, including, but not limited to, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Policy and Committee charters, which are posted on our website at http://corp.aol.com/corporate-policy.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with our Board or a particular member of our Board, may do so by addressing such communications to the Corporate Secretary of the Company,

770 Broadway, New York, NY 10003, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees will be forwarded to the Chairman (or Lead Independent Director, as the case may be). Communications that relate to matters that are within the responsibility of one of the Committees will also be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate contact person within the Company. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director who wishes to review them.

Oversight of Risk Management

On behalf of the Board, the Audit and Finance Committee is responsible for oversight of the Company’s risk management policies and procedures. The Company is exposed to a number of risks including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Audit and Finance Committee will discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company’s Chief Financial Officer is responsible for the Company’s risk management function and works closely with the Company’s senior management to identify risks material to the Company. The Chief Financial Officer will report regularly to the Chief Executive Officer and the Audit and Finance Committee regarding the Company’s risk management policies and procedures. In that regard, the Chief Financial Officer will meet with the Audit and Finance Committee regularly to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit and Finance Committee will also report to the Board on a regular basis to apprise them of their discussions with the Chief Financial Officer regarding the Company’s risk management efforts. Finally, the Chief Financial Officer will report directly to the Board at least annually to apprise them directly of the Company’s risk management efforts.

ITEM 2—RATIFICATION OF INDEPENDENT AUDITORS

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee of the Company’s Board of Directors (the “Audit and Finance Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public; (ii) selecting an independent auditor; (iii) pre-approving all services to be provided to us by our independent auditor; (iv) meeting with our independent auditors to review the plan and scope of their proposed financial audit and quarterly reviews, as well as their findings and recommendations upon the completion of the audit and such quarterly reviews; (v) reviewing the independence of our independent auditor; (vi) overseeing our internal audit function; (vii) meeting with our independent auditor and appropriate financial and accounting personnel regarding our internal controls, critical accounting policies and other matters and (viii) overseeing all of our compliance, internal controls and risk management policies. To assist it in fulfilling its oversight and other duties, the Audit and Finance Committee regularly meets separately with the internal auditor, the independent auditor and management.

Independent Auditor and Internal Audit Matters.    The Audit and Finance Committee has discussed with the Company’s independent auditor its plan for the audit of the Company’s annual consolidated financial statements, as well as reviews of the Company’s quarterly financial statements. The Audit and Finance Committee met with the independent auditor, with and without management present, to discuss the results of its audits and quarterly reviews of the Company’s financial statements, as well as its evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. The Audit and Finance Committee has also appointed, subject to stockholder ratification, Ernst & Young as the Company’s independent auditors for 2010, and the Board concurred in its appointment.

The Audit and Finance Committee has reviewed and approved the annual internal audit plan for 2010 and has met with the representatives of the internal audit group, with and without management present, to review and discuss internal audit matters.

Financial Statements as of December 31, 2009.    Management has the primary responsibility for the financial statements and the reporting process, including its systems of internal and disclosure controls (including internal control over financial reporting). The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the Audit and Finance Committee has met and held discussions with management and the independent auditor with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009. Management represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our independent registered public accounting firm on the effectiveness of our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies.

In connection with its review of the Company’s year-end financial statements, the Audit and Finance Committee has reviewed and discussed with management and the independent auditor the consolidated financial statements. The Audit and Finance Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Audit and Finance Committee also received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee discussed with Ernst & Young its independence from the Company and its management. The Audit and Finance Committee further considered whether the provision by the independent auditor of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent auditor’s independence.

In performing its functions, the Audit and Finance Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent auditor, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles.

In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit and Finance Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Submitted by the Audit and Finance Committee of the Company’s Board of Directors:

Fredric G. Reynolds (Chair)

Karen E. Dykstra

William R. Hambrecht

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Pre-Approval Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing their own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, culture, accounting systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company. The Audit and Finance Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report his pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Pre-Approval Policy is designed to help ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Pre-Approval Policy by requiring management, pursuant to the Pre-Approval Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to promote compliance with the Pre-Approval Policy.

Prior to our separation from Time Warner, the pre-approval of permitted services was performed by Time Warner’s Audit and Finance Committee.

Audit and Non-Audit Fees

In connection with the audit of the 2009 financial statements, we entered into an agreement with Ernst & Young which sets forth the terms under which Ernst & Young performed audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2009 and 2008 and fees for other services rendered by Ernst & Young for those periods (in thousands):

	2009	2008
Audit fees(1)	$7,502	$4,419
Audit-related fees(2)	21	5,832
Tax fees(3)	249	345
All other fees	—	—

Total:	$7,772	$10,596

(1)	Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC. Out of the total audit fees, approximately $2,600 and $2,500 for 2008 and 2009, respectively, represent an allocation of Ernst & Young fees from Time Warner to the Company. Further, $2,100 of the 2009 fees relate to Ernst & Young’s audit of the Company’s stand-alone financial statements for the three years ended December 31, 2008. Such services were performed in 2009 in conjunction with the Company’s separation from Time Warner.

(2)	Services primarily consisted of audits related to Time Warner’s evaluation of strategic alternatives for the Company and other audit services.
(3)	Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax planning.

The Audit and Finance Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young’s independence and concluded that it was.

The Audit and Finance Committee has selected Ernst & Young to serve as our independent auditors for 2010.

Representatives of Ernst & Young will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young unless you specify otherwise. Ernst & Young has served as the independent auditors of the Company since the Spin-off.

Vote Required for Approval

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification because we value our stockholders’ views on the Company’s independent auditors. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit and Finance Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST  & YOUNG AS OUR INDEPENDENT AUDITORS FOR 2010.

ITEM 3—APPROVAL OF THE AMENDED AND RESTATED

AOL INC. 2010 STOCK INCENTIVE PLAN

General

The Company’s stockholders are being asked to approve the Amended and Restated 2010 Stock Plan. The AOL Inc. 2010 Stock Incentive Plan (the “Existing 2010 Plan”) was originally approved by the Company’s stockholders, Time Warner and TW AOL Holdings LLC, prior to the Spin-off of the Company. The pre-Spin-off Board of Directors also approved and adopted the Existing 2010 Plan on November 20, 2009 and it was then approved and ratified by the Board on January 28, 2010. The Company is now asking its stockholders to approve an amendment and restatement of the Existing 2010 Plan, which among other things will increase the number of shares available for issuance thereunder. The capitalized terms used in this Item 3 shall have the same meanings set forth in the Existing 2010 Plan and the Amended and Restated 2010 Stock Plan, as applicable, unless otherwise indicated.

The purpose of the Amended and Restated 2010 Stock Plan is to create additional flexibility to continue to aid the Company and its affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success. The Company believes that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of the Company’s stockholders.

Changes to the Existing 2010 Plan

We are asking stockholders to approve all the material terms of the Amended and Restated 2010 Stock Plan, including adding 5,300,000 shares to the Existing 2010 Plan by increasing the maximum aggregate number of shares of common stock in respect of which awards may be granted under the Existing 2010 Plan from 11,308,831 to 16,608,831 shares. Under the Existing 2010 Plan, no more than 6,300,000 shares reserved may be issued in the form of restricted stock awards or other stock-based awards that are payable in shares. This amount will increase to 7,800,000 if the Amended and Restated 2010 Stock Plan is approved by the stockholders. The Existing 2010 Plan is also being amended and restated to make necessary administrative changes.

As of December 31, 2009, there were 4,407,416 shares available for grant under the Existing 2010 Plan, of which only 3,123,872 were grantable in the form of restricted stock awards or other stock-based awards that are payable in shares. If the Amended and Restated 2010 Stock Plan is approved by stockholders, the total number of shares available will increase by 5,300,000 and the number of shares grantable in the form of restricted stock or other stock-based awards that are payable in shares will increase by 1,500,000 shares.

The Company believes it is necessary at this time to increase the maximum number of shares available for awards under the Existing 2010 Plan to ensure that it has adequate capacity to continue to attract and retain talented employees and directors. The Company believes that this number represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are an important component of our overall compensation program.

A copy of the Amended and Restated 2010 Stock Plan is attached as Annex A hereto. A comparison of material differences between the provisions of the 2010 Plan and the proposed Amended and Restated 2010 Stock Plan is included in table format below.

Comparison of Material Differences between the Provisions of the Existing 2010 Plan and the Amended and Restated 2010 Stock Plan

Provision	Existing 2010 Plan	Amended and Restated 2010 Stock Plan
Maximum number of shares available for awards	11,308,831 shares	16,608,831 shares

The Amended and Restated 2010 Stock Plan also incorporates an amendment adopted by the Board on January 28, 2010 which removed the minimum vesting requirements applicable to restricted stock and other stock-based awards.

Summary of the Amended and Restated 2010 Stock Plan

The description of the Amended and Restated 2010 Stock Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the Amended and Restated 2010 Stock Plan itself. The complete text of the Amended and Restated 2010 Stock Plan is attached as Annex A to this Proxy Statement. The Compensation Committee approved the Amended and Restated 2010 Stock Plan on March 15, 2010, subject to stockholder approval.

Shares Subject to the Plan.    Subject to stockholder approval, the total number of shares of common stock that may be issued under the Amended and Restated 2010 Stock Plan is 16,608,831 of which no more than 7,800,000 shares may be issued in the form of restricted stock or other stock-based awards payable in shares of common stock.

The maximum number of shares with respect to which awards (other than the Converted Awards (as defined below)) may be granted during each calendar year to any given participant may not exceed 2,600,000 shares of common stock, provided that the maximum number of shares of common stock (other than the Converted Awards) that may be awarded in the form of restricted stock or other stock-based awards payable in shares of common stock during any calendar year to any participant is 300,000. The grant limits under the preceding sentence shall apply to an award other than a stock option or a stock appreciation right only if the award is intended to be “performance-based” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The “Converted Awards” are the awards of stock options and restricted stock units under the Existing 2010 Plan that represent the value of stock options and restricted stock units in respect of Time Warner common stock that were held by Mr. Armstrong prior to the Spin-off of the Company. For further discussion on the Converted Awards, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Equity Compensation—Awards to Chief Executive Officer.”

The Company will reserve the number of shares of common stock necessary to satisfy the maximum number of shares that may be issued under the Amended and Restated 2010 Stock Plan. The shares of common stock underlying any stock option that expires, terminates or is cancelled for any reason without being exercised or without the payment of consideration (or without being deemed exercised upon exercise of a related stock appreciation right) will again become available for awards under the Amended and Restated 2010 Stock Plan. The number of shares available for issuance under the Amended and Restated 2010 Stock Plan will be reduced by the full number of shares covered by awards granted under the Amended and Restated 2010 Stock Plan (including, without limitation, the full number of shares covered by any stock appreciation right, regardless of whether any such stock appreciation right is ultimately settled in cash or by the issuance of shares); provided, however, that the number of shares covered by awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration thereof (but not including shares that are forfeited after the actual issuance of such shares to a participant) will again become available for issuance under the Amended and Restated 2010 Stock Plan. For example, an award of 1,000 stock appreciation rights under the Amended and Restated 2010 Stock Plan would reduce the remaining shares available for new awards under the Amended and Restated 2010 Stock Plan by 1,000 shares, regardless of whether the 1,000 stock appreciation rights are ultimately settled using shares of common stock or a cash payment. If 300 of the previously granted stock appreciation rights are ultimately forfeited prior to exercise (and thus without the payment of any consideration in respect thereof), then the 300 shares covered by those forfeited stock appreciation rights would again become available for grants of new awards under the Amended and Restated 2010 Stock Plan.

Stock Options and Stock Appreciation Rights.    The Compensation Committee may award nonqualified or incentive stock options under the Amended and Restated 2010 Stock Plan. Options granted under the Amended and Restated 2010 Stock Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but in no event will an option be exercisable beyond the date that is ten years from the date of grant (five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). Participants awarded stock options or stock appreciation rights will not receive dividends or dividend equivalents or have any voting rights with respect to shares of common stock underlying the stock options or stock appreciation rights.

The exercise price per share of common stock for any stock option awarded will not be less than the fair market value of a share of common stock on the day the stock option is granted. Fair market value is defined under the Amended and Restated 2010 Stock Plan as the closing sales price of a share of our common stock on the NYSE. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent, in shares of common stock having a fair market value equal to the aggregate stock option exercise price; partly in cash and partly in shares of common stock; or through the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of common stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value (i.e., the closing price) of a share of common stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. A stock appreciation right will in no event be exercisable beyond the date that is ten years from the date of grant. Each stock appreciation right granted independent of a stock option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value (i.e., the closing price) on the exercise date of one share of common stock over (B) the exercise price, times (ii) the number of shares of common stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender the stock option and to receive such amount. Payment will be made in shares of common stock and/or cash (any share of common stock valued at fair market value (i.e., the closing price)), as determined by the Compensation Committee.

No Repricing.    The Amended and Restated 2010 Stock Plan prohibits the repricing of stock options or stock appreciation rights awarded under the Amended and Restated 2010 Stock Plan, unless such action is approved by the Company’s stockholders in accordance with the applicable rules of the NYSE.

Restricted Stock.    The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which, and the conditions, if any, under which, the restricted stock may be forfeited to the Company and the other terms and conditions of restricted stock awards.

Other Stock-Based Awards.    The Compensation Committee, in its sole discretion, may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the common stock. One such example is restricted stock units (“RSUs”). Such stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares of common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. There is no minimum vesting requirement for other stock-based awards, such as RSUs.

Performance Goals and Code Section 162(m).    The maximum number of shares with respect to which stock options and stock appreciation rights (or any other award that is not payable in shares) that may be granted to a participant during a calendar year is 2,600,000 shares. The foregoing limitation will be adjusted proportionately by the Compensation Committee in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the shares of common stock and its determination shall be final, binding and conclusive. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a calendar year. Compensation paid pursuant to stock options and stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value (i.e., the closing price) of a share of common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Code Section 162(m) or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

For awards of restricted stock and other stock-based awards (such as RSUs) that are intended to be performance-based compensation under Code Section 162(m), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 300,000 shares. The foregoing limitation shall be adjusted proportionately by the Compensation Committee in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock and its determination shall be final, binding and conclusive. Generally, in order for restricted stock and other stock- based awards (such as RSUs) to qualify as performance-based compensation, the Compensation Committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Currently, interpretive guidance issued by the Internal Revenue Service defines a “covered employee” under Code Section 162(m) as the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.

The Amended and Restated 2010 Stock Plan includes the following performance criteria that may be considered by the Compensation Committee when granting performance-based awards: (i) operating income before depreciation and amortization (“OIBDA”), including adjusted OIBDA; (ii) operating income; (iii) earnings per share; (iv) return on stockholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital; (viii) total stockholder return; (ix) net sales or revenue growth; (x) return on assets; (xi) return on capital; (xii) return on sales; (xiii) return on revenue; (xiv) operating cash flow; (xv) cash flow return on equity; (xvi) cash flow return on investment; (xvii) earnings before or after taxes, interest, depreciation and/or amortization; (xviii) gross or operating margins; (xix) productivity ratios; (xx) expense targets; (xxi) margins; (xxii) operating efficiency; (xxiii) market shares; (xxiv) working capital targets and change in working capital; and/or (xxv) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Termination of Service.    An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the Amended and Restated 2010 Stock Plan terminates continuous service with the Company, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the period specified in the award agreement or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Adjustments Upon Certain Events.    In the event of any stock dividend or split, reorganization, recapitalization, merger, spin-off, share exchange or any other similar transaction, the Compensation Committee, in its sole discretion, shall (subject to limitations due to Code Section 409A) adjust (i) the number or kind of shares of common stock or other securities issued or reserved for issuance pursuant to the Amended and Restated 2010 Stock Plan or pursuant to outstanding awards; (ii) the maximum number of shares for which awards (including limits established for restricted stock or other stock-based awards) may be granted during a calendar year to any participant; (iii) the option price or exercise price of any stock appreciation right; and/or (iv) any other affected terms of such awards.

Upon the occurrence of a change in control of the Company (as defined in the Amended and Restated 2010 Stock Plan), the Amended and Restated 2010 Stock Plan provides that the Compensation Committee may (subject to limitations due to Code Section 409A) (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award; (ii) cancel awards for fair value; (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Amended and Restated 2010 Stock Plan as determined by the Compensation Committee in its sole discretion; or (iv) provide that for a period of at least 30 days prior to the change in control, such stock options will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options will terminate.

Administration.    The Amended and Restated 2010 Stock Plan is administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee of the Compensation Committee consisting solely of at least two individuals who are intended to qualify as “independent directors”

within the meaning of the NYSE listed company rules, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto) and, to the extent required by Code Section 162(m), “outside directors” within the meaning thereof. The Compensation Committee is authorized to interpret the Amended and Restated 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the Amended and Restated 2010 Stock Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Amended and Restated 2010 Stock Plan.

Amendment and Termination.    The Board or the Compensation Committee may at any time amend, suspend or terminate the Amended and Restated 2010 Stock Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the Amended and Restated 2010 Stock Plan in such a manner and to such a degree as required.

Transferability.    Unless otherwise determined by the Compensation Committee, awards under the Amended and Restated 2010 Stock Plan may not be transferred or assigned by a participant otherwise than by will or the laws of descent and distribution. An award that is exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.

Awards under the Existing 2010 Plan

The following table sets forth the options and restricted stock units issued under the Existing 2010 Plan that have been received by or allocated as of March 15, 2010 to the following persons or groups: (i) our CEO, (ii) each of our other Named Executive Officers, (iii) our current executive officers as a group, (iv) our current non-executive officer directors as a group, (v) each nominee for election as a director and (vi) all employees, other than current executive officers, as a group. On March 4, 2010, the closing sale price of the common stock, as reported on the NYSE, was $25.40 per share.

Name	Number of Securities Underlying Options Granted	Number of Securities Underlying Restricted Stock Units Granted	Total
Tim Armstrong	2,760,519	548,482	3,309,001
Richard Dalzell	10,430	3,129	13,559
Karen Dykstra	10,430	3,129	13,559
William Hambrecht	10,430	3,129	13,559
Susan Lyne	10,430	3,129	13,559
Patricia Mitchell	10,430	3,129	13,559
Michael Powell	10,430	3,129	13,559
Fredric Reynolds	10,430	3,129	13,559
James Stengel	10,430	3,129	13,559
James Wiatt	10,430	3,129	13,559
Arthur Minson	385,832	120,036	505,868
Ira Parker	115,385	115,385	230,770
Tricia Primrose Wallace	76,923	76,923	153,846
Randy Falco	—	—	—
Nisha Kumar	—	—	—
Ron Grant	—	—	—
Kim Partoll	—	—	—
Theodore R. Cahall, Jr.	—	—	—
All current executive officers as a group	3,338,659	1,348,776	4,687,435
All non-executive officer directors as a group	93,870	28,161	122,031
All employees, other than current executive officers, as a group	1,461,095	2,400,543	3,861,639

Tax Status of Amended and Restated 2010 Stock Plan Awards

The following discussion of the U.S. federal income tax status of awards under the Amended and Restated 2010 Stock Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options.    If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to the Company at such time. At the time of exercise (other than by delivery of shares of common stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value (i.e., the closing price) of the shares of common stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount, subject to possible limitations imposed by Code Section 162(m). Any gain that the participant realizes upon subsequent disposition of the shares will be short- or long-term capital gain, depending on how long the shares were held. If a participant exercises a nonqualified stock option by delivering shares of common stock in lieu of paying cash for the strike price, the participant will not recognize gain or loss with respect to the exchange of such shares, even if the fair market value of such shares is different from the participant’s tax basis. The participant, however, will be taxed as described above with respect to the exercise of the nonqualified stock option as if the participant paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

Incentive Stock Options.    The grant of an incentive stock option under the Amended and Restated 2010 Stock Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no tax deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will generally recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value (i.e., the closing price) of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Code Section 162(m).

The “spread” under an incentive stock option—i.e., the difference between the fair market value (i.e., the closing price) of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights.    No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock; Other Stock-Based Awards.    The grant of restricted stock (or other stock-based awards) will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares (i.e., the closing price) on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to a tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Code Section 162(m). Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Code Section 83(b) (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value (i.e., the closing price) on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Restricted Stock Units.    The Company receives a tax deduction and the participant recognizes taxable income equal to the fair market value of the RSUs at the time the RSUs vest and shares of common stock (or the equivalent value in cash or other property) are issued. Code Section 83(b) is not applicable to RSUs. The value of any part of a RSU award distributed to participants is taxable as ordinary income to such participant in the year in which such award is settled, and the Company will be entitled to a corresponding tax deduction.

Section 409A.    The American Jobs Creation Act of 2004 introduced a new section of the Internal Revenue Code (“Section 409A”) covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. The Amended and Restated 2010 Stock Plan permits the grants of various types of awards, which may or may not be exempt from Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events described in this section could apply earlier than described, and could result in the imposition of the 20% additional tax plus interest. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the Amended and Restated 2010 Stock Plan, are designed to be exempt from Section 409A. RSUs granted under the Amended and Restated 2010 Stock Plan may be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from Section 409A. If not exempt, such RSUs must be specifically designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Other Information and Conclusion

The Company believes that its best interests will be served by the approval of the Amended and Restated 2010 Stock Plan. The Amended and Restated 2010 Stock Plan will enable the Company to be in a position to continue to grant long-term incentive awards to employees and directors, including those who through promotions and development of the Company’s business will be entrusted with new and more important responsibilities, while preserving, where appropriate, the tax deductibility of these awards.

Vote Required for Approval

Under NYSE rules, approval of the Amended and Restated 2010 Stock Plan requires the affirmative vote of a majority of the votes cast on the proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED AOL INC. 2010 STOCK INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2009, about the Company’s outstanding equity compensation awards and shares of common stock reserved for future issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2) (a)	Weighted-average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	6,901,415	$21.84	4,407,416
Total	6,901,415	$21.84	4,407,416

(1)	Consists of shares that may be issued under the Existing 2010 Plan.
(2)	Consists of 3,725,287 shares of our common stock issuable upon the exercise of outstanding options and 3,176,128 shares of our common stock issuable upon the vesting of restricted stock units awarded under the Existing 2010 Plan.
(3)	The weighted-average exercise price pertains only to the 3,725,287 outstanding options and not to the outstanding restricted stock units, which by their nature have no exercise price.

ITEM 4—APPROVAL OF THE AMENDED AND RESTATED AOL INC. ANNUAL INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

General

The Company’s stockholders are being asked to approve an amendment and restatement of the AOL Inc. Annual Incentive Plan for Executive Officers (the “Existing Executive AIP”). The Existing Executive AIP was originally approved by the Company’s stockholders, Time Warner and TW AOL Holdings LLC, prior to the Spin-off of the Company. It was approved and adopted by the Board on January 28, 2010. On February 25, 2010, the Compensation Committee approved an amendment to the Existing Executive AIP to modify the definition of “Adjusted Net Income” and to make other administrative changes. The Existing Executive AIP, as amended and restated, is hereinafter referred to as the “Amended and Restated Executive AIP.” The capitalized terms used in this Item 4 shall have the same meanings set forth in the Amended and Restated Executive AIP unless otherwise indicated. The complete text of the Amended and Restated Executive AIP is attached as Annex B to this Proxy Statement.

Purpose.    The purpose of the Amended and Restated Executive AIP is to provide for the payment of annual bonuses to certain executive officers of the Company that qualify as “performance-based compensation” under Code Section 162(m) and would be deductible by the Company.

Under Code Section 162(m) and interpretive guidance issued by the Internal Revenue Service, as currently in effect, the amount of compensation earned by the Chief Executive Officer, and the three other most highly paid executive officers of the Company (not including the chief financial officer) in the year for which a deduction is claimed by the Company is limited to $1 million per individual, except that compensation that is “performance-based” within the meaning of Code Section 162(m) will be excluded for purposes of calculating the amount of compensation subject to the $1 million limitation.

If approved by the stockholders, the Amended and Restated Executive AIP will become effective as of February 25, 2010. If for any reason our stockholders do not approve the Amended and Restated Executive AIP, it will not become effective and all proposed awards made under the Amended and Restated Executive AIP will be cancelled and be of no force and effect. Any proposed awards under the Amended and Restated Executive AIP for 2010 (and any sub-plan thereof) are subject to and contingent upon, approval of the Amended and Restated Executive AIP by the stockholders.

Changes to the Existing Executive AIP

We are asking the stockholders to approve the Amended and Restated Executive AIP, including the modification to the definition of “Adjusted Net Income” thereunder. Under the Existing Executive AIP, awards will be paid only if we have positive “Adjusted Net Income,” which generally means income from continuing operations as defined under GAAP, excluding certain items and transactions not considered part of our ongoing business (see “Performance Goal” below for a full definition). On February 25, 2010, the Compensation Committee approved an amendment to add “gains or losses related to the recognition of cumulative currency translation adjustments” to the list of excluded items.

Summary of the Amended and Restated Executive AIP

Administration.    The Compensation Committee administers the Amended and Restated Executive AIP and has final authority to construe and interpret it. The Compensation Committee annually selects the executive officers of the Company and its affiliates who are eligible to receive an award thereunder and to establish the amount of the award opportunity for each selected executive officer that is payable if the performance goal is achieved.

Participation.    Executive officers of the Company, other than the Chief Financial Officer, are eligible to be designated as participants in the Amended and Restated Executive AIP. Named Executive Officers Messrs. Armstrong, Parker and Harmon and Ms. Primrose Wallace will be participants in the Amended and Restated Executive AIP for calendar year 2010. As the Chief Financial Officer, Mr. Minson will be a participant of the Annual Bonus Plan—see AOL Inc. Annual Bonus Plan, page 43, for more information.

Performance Goal.    Under the Amended and Restated Executive AIP, the performance goal is “adjusted net income.” The Compensation Committee may pay awards to participants under the Amended and Restated Executive AIP if the Company has positive adjusted net income. For purposes of the Amended and Restated Executive AIP, “adjusted net income” means income (loss) from continuing operations as defined under GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments; (b) gains and losses on sales of operating assets and investments; (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions; (d) amounts related to securities litigation and government investigations; (e) restructuring charges or reductions in restructuring charges greater than $3 million; (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings; (g) recoveries greater than $3 million in litigation and similar proceedings; (h) gains or losses recognized from the forgiveness of debt; (i) the impact of current year changes to accounting standards and tax laws; (j) gains or losses related to the recognition of cumulative currency translation adjustments and (k) the impact of taxes on the items described in (a) through (j).

Award Payments.    Under the Amended and Restated Executive AIP, all selected executive officers, including the Named Executive Officers (other than our CFO) could be eligible for a bonus each year. The maximum award earned in any calendar year by any participant under the Amended and Restated Executive AIP may not exceed the lesser of four percent (4%) of the Company’s adjusted net income or $4,000,000. However, the Compensation Committee may specify a lesser award opportunity for a participant in any calendar year.

The Company’s achievement of the performance goal under Code Section 162(m) does not assure that the maximum award will be payable to an executive officer because the Compensation Committee retains “negative discretion” to reduce the award based upon the assessment of an individual’s performance and the attainment of other Company performance objectives. The Compensation Committee may use any objectives and guidelines it deems appropriate in exercising “negative discretion”, which may include, but is not limited to, the objectives and guidelines set forth in the Company-wide annual bonus plan, which is called the AOL Inc. Annual Bonus Plan (the “ABP”). For example, the Compensation Committee may reduce the award based upon the assessment of an individual’s performance and the attainment of Company OIBDA and Free Cash Flow as described in the ABP. “Free Cash Flow” is cash provided by continuing operations, less capital expenditures, principal payments on capital leases and product development costs. Awards under the Amended and Restated Executive AIP may be paid in the form of cash, RSUs or restricted stock granted under the Amended and Restated 2010 Stock Plan or any combination of the foregoing as determined by the Compensation Committee in its sole discretion.

Awards earned will be paid on or before March 15 of the year following the year with respect to which they were earned, or such earlier date as may be required under the Internal Revenue Code to make the payments deductible for the calendar year in which they were earned.

Amendments.    The Compensation Committee may at any time amend, suspend or terminate the Amended and Restated Executive AIP, but no modification or amendment will be effective unless it complies with all applicable laws and applicable requirements for exemption (to the extent necessary) under Code Section 162(m) and the regulations promulgated thereunder.

New Plan Benefits.    All awards under the Amended and Restated Executive AIP are subject to the discretion of the Compensation Committee. On February 25, 2010, the Compensation Committee set 2010 bonus opportunities under the Amended and Restated Executive AIP for Messrs. Armstrong, Parker and Harmon and Ms. Primrose Wallace, but such bonuses are subject to, and contingent upon, the approval of the Amended and

Restated Executive AIP by the stockholders. However, the total benefits that will be received by any particular person or group under the Amended and Restated Executive AIP or that would have been received for the fiscal year ended December 31, 2009 if the Amended and Restated Executive AIP had been in effect, are not determinable since the Compensation Committee’s retention of negative discretion does not assure the maximum award will be paid when the performance goal is achieved.

Vote Required for Approval

Approval of the Amended and Restated Executive AIP requires an affirmative vote of a majority of the votes represented in person or by proxy at the Annual Meeting and voting thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED AOL INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Spin-off, we were a subsidiary of Time Warner. Therefore, our historical compensation strategy was primarily determined by our senior management, acting in consultation with Time Warner’s senior management and the Time Warner Compensation and Human Development Committee (the “TW Compensation Committee”) of the Time Warner Board of Directors (the “TW Board”).

We refer to the following individuals as Named Executive Officers for fiscal year 2009: Tim Armstrong, our Chairman and CEO; Randy Falco, our former Chairman and CEO; Arthur Minson, our Executive Vice President and Chief Financial Officer; Nisha Kumar, our former Executive Vice President and Chief Financial Officer; Ira Parker, our Executive Vice President and General Counsel; Tricia Primrose Wallace, our Executive Vice President, Corporate Communications; Theodore R. Cahall, Jr., our Executive Vice President and Chief Technology Officer; Ron Grant, our former President and Chief Operating Officer; and Kim Partoll, our former Chief Operating Officer.

This Compensation Discussion and Analysis explains our executive compensation philosophy for 2009, discusses the main elements of our compensation program applicable to the Named Executive Officers for 2009 and describes actions taken in 2010 with respect to compensation for the Named Executive Officers.

Decisions Prior to the Spin-Off

In 2009, prior to the Spin-off, the TW Compensation Committee, acting pursuant to authority delegated to it by the TW Board, approved the hiring of, and entry into an employment agreement with, Mr. Armstrong following consultations with and upon recommendations from Time Warner’s Chief Executive Officer, Chief Financial Officer, Executive Vice President, Administration (“EVP, Administration”) and Senior Vice President, Global Compensation and Benefits (“SVP, Global Compensation and Benefits”). Mr. Armstrong was hired and then he commenced a review of our strategy, structure and operations at a time when Time Warner was evaluating structural alternatives for us, culminating in the ultimate decision to proceed with our separation from Time Warner. In anticipation of our separation from Time Warner, Time Warner’s EVP, Administration and SVP, Global Compensation and Benefits negotiated and approved, in consultation with Mr. Armstrong, the hiring of, and entry into an employment agreement with, Mr. Minson. The separation agreements with Messrs. Falco and Grant were negotiated and approved by Time Warner’s Chief Executive Officer, EVP, Administration and SVP, Global Compensation and Benefits within guidelines established by the TW Compensation Committee and were also approved by the TW Compensation Committee. Time Warner’s EVP, Administration and SVP, Global Compensation and Benefits, in consultation with Mr. Armstrong, negotiated and approved the separation agreement with Ms. Kumar. Ms. Partoll’s separation agreement was negotiated by our management and approved by Messrs. Armstrong and Minson.

Prior to the Spin-off, other than matters for which the TW Compensation Committee was responsible, our CEO had primary responsibility for determining the compensation of our executives. In connection with reviewing compensation for executives, our CEO frequently consulted with David Harmon, our Executive Vice President, Human Resources and Corporate Services. Our CEO also consulted with our Chief Financial Officer on matters such as establishing financial performance metrics for incentive compensation and determining how executive pay fit within our budget parameters. Furthermore, Mr. Falco also consulted with Time Warner management on certain matters, including events that were outside the ordinary course of business, such as executive promotions and the establishment of certain retention programs for executives. In the case of ordinary course compensation decisions with respect to executives, such as regular base salary merit increases and the assessment of individual performance for purposes of determining annual bonuses, our CEO was generally the principal decision-maker.

Philosophy and Process

Philosophy

In 2009, we were guided by the following philosophy in determining the compensation of our Named Executive Officers:

•	Competition. Compensation should reflect the competitive marketplace to enable us to attract, retain and motivate talented executives over the long term.

•

Accountability for Business Performance. Compensation should be tied, in part, to our financial and operating performance so that executives are held accountable through their compensation for the performance of the business operations for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied, in part, to the executive’s individual performance to encourage and reflect individual contributions to our performance.

•	Retention. Compensation should be used to retain, motivate and eliminate distractions to executives during critical times of corporate transition.

Role of Compensation Committee

Immediately prior to the Spin-off, the interim members of our Compensation Committee were Messrs. Bewkes, Martin and Armstrong. These interim members of the Compensation Committee were replaced on December 9, 2009 by Richard Dalzell, Susan Lyne and James Stengel, who serve as the current members of the Compensation Committee. The Compensation Committee is responsible for, among other things: setting and reviewing our policy regarding executive compensation; determining the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our CEO and other senior management; overseeing our disclosure regarding executive compensation, including approving the report to be included in our annual proxy statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K; and approving any employment agreements for our CEO and other members of our senior management. For Compensation Committee approval purposes, an employee is a member of senior management if the employee is our CEO, an Executive Vice President or an employee with annual total target compensation of $3 million or greater.

Role of Compensation Consultants

In anticipation of the Spin-off, in consultation with Mr. Harmon, we hired the independent executive compensation firm Exequity LLP to provide guidance to our management on executive compensation matters in preparation for our separation from Time Warner. Specific services included, but were not limited to, the identification of relevant peer groups, a review of our executive compensation practices, recommendations on non-employee director compensation, as well as modeling of potential equity pool designs. For the purposes of assessing the appropriateness and competitiveness of our executive compensation programs with respect to pay and program design, Exequity LLP conducted external benchmarking analyses relative to selected peer companies. Following the Spin-off, our management will continue to utilize Exequity LLP as a strategic consultant on key decisions and market trends relating to our executive compensation philosophy and programs.

Compensation Advisory Partners LLC was identified and selected by the Compensation Committee as its independent executive compensation advisor pursuant to the Compensation Committee Charter. Compensation Advisory Partners LLC will work solely with the members of the Compensation Committee and will provide strategic guidance to the Compensation Committee regarding executive and director compensation.

Use of Compensation Surveys and Other Comparative Data

In connection with our compensation planning process, we have historically utilized internal and external sources of information to determine appropriate levels and mixes of compensation. Prior to the Spin-off, these sources included internal comparisons prepared by Time Warner reflecting information from its many subsidiaries and the Time Warner divisions. In addition, Time Warner had available extensive information about competitive market practices based on numerous compensation surveys of public and private technology companies and other multinational companies prepared by a variety of different compensation firms, including Radford Consulting, Mercer, SCHips, EmpSight, Towers Perrin, ICR, Altman Weil and Croner.

Prior to the Spin-off, we typically targeted total direct compensation, which is comprised of an executive’s base salary, annual cash bonus target and the estimated value of equity-based awards, at approximately the 75th percentile of the blended data from the internal and external sources reviewed in connection with the compensation planning process. In addition, we typically targeted base salary at approximately the 50th percentile of the blended data. Although we targeted the 75th percentile for total direct compensation, actual total direct compensation has been between the 50th and 75th percentiles for some executives due to the amount and value of Time Warner equity-based awards. Actual total direct compensation for 2009 for Messrs. Armstrong, Minson, Parker, Cahall and Primrose Wallace was less than the 75th percentile of the blended data from the internal and external sources reviewed in connection with the compensation planning process.

During the time prior to the Spin-off in which we assessed total executive compensation levels in relation to our peers, our management worked in collaboration with Exequity LLP to select two peer groups, the “Industry Peer Group,” which is used for the purposes of pay benchmarking and program design and the “Turnaround Peer Group,” which is used solely for the purposes of program design. Exequity LLP selected the Industry Peer Group to include companies with which we compete for talent, business and investment capital. A list of the companies in the Industry Peer Group is set forth below:

Adobe Systems Incorporated

Amazon.com, Inc.

Apple Inc.

CA, Inc.

Comcast Corporation

Digital River, Inc.

eBay Inc.

Electronic Arts Inc.

Google Inc.

IAC/InterActiveCorp

Interpublic Group of Companies, Inc.

Intuit Inc.

McAfee, Inc.

Microsoft Corporation

News Corporation

Omnicom Group Inc.

RealNetworks, Inc.

Symantec Corporation

ValueClick, Inc.

Yahoo! Inc.

Exequity LLP selected the Turnaround Peer Group to include companies that had recently experienced a volatile operating and/or stock price performance and that are now in a growth/recovery phase. A list of the companies in the Turnaround Peer Group is set forth below:

CBS Corporation

Comscore Inc.

Eastman Kodak Company

FedEx Corporation

International Business Machines Corporation

Jetblue Airways Corporation

Liberty Media Corporation

Monster Worldwide Inc.

Motorola Inc.

United Parcel Service Inc.

Xerox Corporation

Because pay levels are often correlated with company size (as often measured by revenue), and given that some of the companies in the Industry Peer Group are far larger than us, Exequity LLP conducted pay benchmarking studies on behalf of our management to consider the impact of company size on pay levels. Our management reviewed this data: (a) including all companies in the Industry Peer Group and (b) excluding those companies in the sample with annual revenues greater than $30 billion (Apple Inc., Comcast Corporation, Microsoft Corporation and News Corporation). After excluding these four companies, median revenues for the remaining companies in the Industry Peer Group for 2008 approximated our revenues for 2008. Our management used the Industry Peer Group to develop recommendations that were presented to the Compensation Committee.

Annual Performance Review Process

We determine regular base salary merit increases and annual bonuses through an annual review of all employees, including the Named Executive Officers, to measure individual performance over the course of the performance year against pre-set financial, operational and individual goals. The process assists in ensuring that each employee’s compensation is tied to our overall financial and operating performance, the employee’s individual achievement and the employee’s demonstration of our strategic initiatives and values. The annual performance review process is generally conducted in the fourth quarter of the relevant performance year and continues into the first quarter of the following year. As part of the annual performance review process, each employee prepares a self-assessment of his or her performance against pre-set individual goals. Then, the employee’s manager conducts a performance assessment of the employee and makes recommendations concerning base salary merit increases and annual bonuses. Mr. Armstrong, in consultation with Mr. Harmon, conducts the performance assessment of each executive who reports directly to Mr. Armstrong. For 2009, our management conducted a more abbreviated annual performance review process and shared the relevant compensation recommendations with the Compensation Committee. We anticipate that the annual performance review process described above will occur in 2010 and future years.

Elements of Compensation

Our compensation philosophy is reflected in the elements of our executive compensation program, which included the following key components in 2009:

•	annual base salary;

•	retention cash bonuses and discretionary cash bonuses in certain circumstances;

•	annual performance-based cash incentive compensation (i.e., bonus), based on the achievement of our financial and operational goals and individual goals;

•	long-term equity incentive compensation;

•	retirement, health and welfare and other benefit programs provided generally to employees; and

•	additional executive benefits, including post-termination compensation in the event of an involuntary termination of employment without cause.

In general, the elements of compensation reflect a focus on performance-driven compensation, a balance between short-term and long-term compensation and a combination of cash and equity-based compensation. The elements of executive compensation are generally reviewed by the Compensation Committee and our CEO, Chief Financial Officer and Executive Vice President, Human Resources and Corporate Services to maintain the amount and type of compensation within appropriate competitive parameters so that the program design encourages long-term growth in our value and an executive’s demonstration of our core values. Prior to the Spin-off, these elements were also reviewed by senior management of Time Warner.

Each element of our executive compensation program and the rationale for each such element are described below.

Base Salary

We believe that including a competitive base salary in each executive officer’s compensation package is appropriate in order to attract, retain and motivate executives capable of leading our business in the complex and competitive environment in which we operate. In reviewing annual base salaries, we consider the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of our similarly situated executives (and, prior to the Spin-off, within other Time Warner divisions) and published market survey data on compensation levels.

As a result of the global economic downturn and declining revenue and profits, none of our Named Executive Officers received a base salary increase in 2009, and none of our Named Executive Officers received a base salary increase in 2010, although the Compensation Committee may reconsider base salary levels later in 2010.

Other Cash Compensation

Cash Compensation for 2009

2008 Retention Program

Due to the uncertainty of the future of our business in light of potential transactions during the period prior to the Spin-off, the need for continuity of our business and our desire to retain certain executives and ensure that they remained focused on their job responsibilities, we adopted a one-year retention program covering certain of our executives, including Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll. Mr. Falco and Mr. Grant did not participate in the 2008 retention program because their employment agreements provided for other retention compensation. Time Warner’s Chief Executive Officer and EVP, Administration approved the retention program, and Mr. Falco and Mr. Harmon determined which executives, including Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll, would participate in the 2008 retention program. The potential payments under the 2008 retention program were equal to Ms. Kumar’s, Mr. Parker’s, Ms. Primrose Wallace’s, Mr. Cahall’s and Ms. Partoll’s respective base salaries for 2008. The retention payments would be paid if the executive was performing at a satisfactory level and was still an active employee on April 30, 2009, or prior to that date, if as a result of a “Change of Control Transaction” (defined to include a change in our ownership such that our financial statements were no longer consolidated with those of Time Warner), the executive no longer had a position with us or his or her job functions and responsibilities were substantially or materially diminished from what they had been immediately prior to the Change of Control Transaction. Because each of Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll was employed by us on April 30, 2009 and performed satisfactorily, we made the following retention payments on May 15, 2009: $550,000 to Ms. Kumar, $550,000 to Mr. Parker, $425,000 to Ms. Primrose Wallace, $590,000 to Mr. Cahall and $575,016 to Ms. Partoll.

Pursuant to a secondary retention program for Mr. Cahall established in December 2008, Mr. Cahall received a retention payment of $100,000 on May 15, 2009 and a retention payment of $354,000 (an amount equal to 60% of Mr. Cahall’s base salary) on January 15, 2010.

2009 Retention Program

In connection with the decision by Time Warner not to grant equity-based awards to our employees (other than Messrs. Falco, Grant and Armstrong) in 2009 and due to the uncertainty of our continued status as a subsidiary of Time Warner, we instituted a transitional cash retention program for the benefit of certain of our employees. The purpose of the cash retention program was to provide additional incentive compensation in order to retain the services of these employees during a transition period in connection with the Spin-off.

Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll were eligible to participate in (or participated in) the 2009 retention program, which is in effect from April 1, 2009 through March 31, 2010. Mr. Parker is eligible for a one-time payment equal to $220,000, and each of Ms. Primrose Wallace and Mr. Cahall is eligible for a one-time payment equal to $190,000, provided that each individual remains a full-time active employee and maintains a satisfactory performance level during the program period. Ms. Kumar received a payment with respect to this retention program in connection with her termination of employment. Ms. Partoll’s payment under this retention program was included in her severance payment.

If, prior to March 31, 2010, we terminated the employment of Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll without “cause” (generally defined in the same manner as under the employment letter agreements with Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll, described below), the executive would receive the retention bonus under the program in exchange for execution of a separation agreement with us that contained, among other obligations, a release of claims against us. If, prior to the end of the program period and as a result of a Change of Control Transaction, the executive no longer had a position with us, other than due to a termination for cause, then we would treat such termination as a termination without cause for purposes of the program.

Global Bonus Plan

For 2009, in light of the uncertainty with respect to potential transactions, we suspended our Annual Incentive Plan, pursuant to which annual cash incentive compensation had historically been awarded, and instituted a transitional bonus plan, the 2009 Global Bonus Plan (the “GBP”). The GBP is a cash-based incentive plan in which certain of our full-time employees (including certain of our Named Executive Officers other than our CEO) may participate. Employees eligible to participate in any of our other incentive plans, such as a sales or commission plan, are not eligible to participate in the GBP. In the event of a participant’s death, the participant’s beneficiaries will receive a pro rata payout based on the number of days the participant spent in a GBP-eligible position during the applicable bonus period.

The annual target incentives under the GBP, which were determined by Messrs. Falco and Harmon, are reflected as a percentage of a participant’s base salary and vary based upon job level. The target incentive percentage under the GBP was 75% of base salary for Mr. Parker and Ms. Kumar and 56% of base salary for Ms. Primrose Wallace and Mr. Cahall. Ms. Partoll’s target incentive percentage was 56% of base salary from January 1 to May 31 and was increased to 75% of base salary from June 1 in connection with her promotion. These targets were 75% of each participant’s target for cash incentive compensation under the Annual Incentive Plan for 2008. Pursuant to his employment agreement, Mr. Minson’s target incentive percentage was 200% of base salary, with a guaranteed bonus for 2009 of $1,000,000.

The target incentives under the GBP were paid out over two separate bonus periods, each of which accounted for half of the total target bonus award for each employee under the GBP. The first bonus period, which accounted for 50% of each target award, ran from January 1, 2009 through June 30, 2009, with a payout on July 15, 2009. The first bonus was paid to employees who performed at a satisfactory level and were still active employees on July 15, 2009. For the first bonus period under the GBP, Mr. Parker received $206,250, Ms. Primrose Wallace received $119,000, Mr. Cahall received $165,200 and Ms. Partoll received $173,168. Ms. Kumar received a payment of $275,000 under the GBP pursuant to her separation agreement. Mr. Minson had not commenced employment at the time of the payout for the first bonus period under the GBP.

The second bonus period, which accounted for the remaining half of each target award under the GBP, ran from July 1, 2009 through December 31, 2009, with a payout made by March 15, 2010. Payout for the second bonus period was determined by our financial and operating performance, with Mr. Armstrong having discretion to award additional amounts based on individual performance or to otherwise modify awards regardless of the actual levels of OIBDA and Free Cash Flow achievement. Pursuant to the GBP, 70% of funding for the second bonus period was based upon achievement of OIBDA goals for 2009 and the remaining 30% of funding for the second bonus period was based upon achievement of Free Cash Flow goals for 2009. These weightings corresponded to the weighting of these financial measures under the Annual Incentive Plan for 2008. At the discretion of our CEO, actual funding and any payouts under the GBP would be interpolated from the target levels set forth below:

OIBDA Achievement	% of Targeted Funding
<$980 million	At CEO discretion
$980 million	50%
$1.080 million	100%
$1.280 million	150%
>$1.280 million	At CEO discretion

Free Cash Flow Achievement	% of Targeted Funding
<$775 million	At CEO discretion
$775 million	50%
$925 million	100%
$1.025 million	150%
>$1.025 million	At CEO discretion

OIBDA and Free Cash Flow are non-GAAP financial measures. Below are reconciliations of these non-GAAP financial measures to the most comparable GAAP measures from our audited consolidated financial statements.

The reconciliation of 2009 operating income (loss) to 2009 OIBDA is as follows ($ in millions):

Fiscal Year Ended December 31, 2009
Operating income (loss)	$458.0
Add: Depreciation	261.5
Add: Amortization	144.7

OIBDA	$864.2

The reconciliation of 2009 cash provided by operations to 2009 Free Cash Flow is as follows ($ in millions):

Fiscal Year Ended December 31, 2009
Cash provided by operations	$908.2
Less: capital expenditures and product development costs	(135.8)
Less: principal payments on capital leases	(31.1)

Free Cash Flow	$741.3

For 2009, our actual OIBDA achievement was $864.2 million and actual Free Cash Flow achievement was $741.3 million. On January 27, 2010, the Compensation Committee approved final funding for the GBP’s second bonus period. Although our actual OIBDA and Free Cash Flow results would not have triggered a payout for the second bonus period under the GBP, upon the exercise of Mr. Armstrong’s discretion pursuant to the terms of the GBP, Mr. Armstrong recommended, and the Compensation Committee approved, a 110% bonus payout for the second bonus period under the GBP. The decision to pay a bonus for the second period of the GBP and to fund the payment at 110% of target were made in light of the following factors:

•

The target incentive percentages under the GBP (which, as noted above, were percentages of the participants’ base salaries), were reduced by 25% from the target incentive percentages under the 2008 Annual Incentive Plan (which were also percentages of the participants’ base salaries);

•	The 110% funding level was applicable only to the second bonus period under the GBP;

•

Based on the reduced target incentive percentages under the GBP, even with the 110% funding level for the second bonus period, each GBP participant would be entitled to overall payments under the GBP equal to approximately 78% of the participant’s target bonus amount under the 2008 Annual Incentive Plan;

•	Our executives did not receive merit-based salary increases in 2009 and did not receive awards under the 2008 Annual Incentive Plan;

•

The original 2009 budget was prepared by the prior management team and included a number of aggressive assumptions, including growth in advertising revenue and a significant restructuring in early 2009 which would provide cost savings in 2009;

•

The Compensation Committee and our management felt it was critical to lay the groundwork to enable our growth and recognize the continuing members of our workforce for their significant accomplishments related to both the work associated with our separation from Time Warner and our related significant restructuring efforts;

•	Our OIBDA performance was affected by significant restructuring charges incurred in 2009; and

•	Our management team accomplished goals for 2009 as set forth by Mr. Armstrong in connection with the Spin-off and the related restructuring.

The Compensation Committee awarded the following amounts to Named Executive Officers for the second bonus period under the GBP:

Name	Cash Award ($)
Mr. Minson	1,710,000	(1)
Mr. Parker	266,875	(2)
Ms. Primrose Wallace	170,900	(2)
Mr. Cahall	181,720

(1)	The amount in the table reflects 110% of $1,500,000, which was Mr. Minson’s target award, and includes an additional $60,000 that was awarded on a discretionary basis in recognition of individual performance in connection with the Spin-off.
(2)	Each of these amounts in the table reflects 110% of target and includes $40,000 that was awarded on a discretionary basis in recognition of individual performance in connection with the Spin-off.

Chief Executive Officer Bonus

Pursuant to his employment agreement, Mr. Armstrong was entitled to a bonus for 2009 of at least $1,500,000. On January 27, 2010, Mr. Armstrong requested that his bonus for 2009 not be paid in light of the impact that our restructuring and related job eliminations had on our employees. The Compensation Committee accepted Mr. Armstrong’s request to forego his bonus for 2009.

Cash Compensation for 2010

AOL Inc. Annual Incentive Plan for Executive Officers

In connection with the Spin-off, we adopted the Amended and Restated Executive AIP, which will provide to certain of our executive officers the opportunity to receive performance-based annual bonuses that qualify as performance-based compensation under Code Section 162(m) (see Item 4 of this Proxy Statement for a more detailed summary of the Amended and Restated Executive AIP). Subject to the approval of our stockholders, the Amended and Restated Executive AIP will operate with respect to fiscal year 2010. No later than 90 days following the start of our fiscal year, the Compensation Committee will select the executive officers who will be eligible to receive an award under the Amended and Restated Executive AIP and the amount of the award opportunity. Awards under the Amended and Restated Executive AIP will be paid only if we have positive “Adjusted Net Income,” which generally means income from continuing operations as defined under GAAP, excluding certain items and transactions not considered part of our ongoing business and only if our stockholders approve the plan. The maximum award payable to any executive officer under the Amended and Restated Executive AIP is the lesser of 4% of Adjusted Net Income or $4 million, although the Compensation Committee may specify a lesser maximum award opportunity for a participant in any calendar year. Regardless of the level of the maximum award opportunity under the Amended and Restated Executive AIP, the achievement of the performance goal under the Amended and Restated Executive AIP does not assure that any such maximum award will be payable to an executive officer. The Compensation Committee retains “negative discretion” to reduce the award based upon the assessment of an individual’s performance and the attainment of OIBDA and Free Cash Flow targets pursuant to the guidelines set forth in our annual bonus plan (which guidelines will be determined in accordance with the AOL Inc. Annual Bonus Plan as described below). Awards under the Amended and Restated Executive AIP may be paid in the form of cash, restricted stock units, restricted stock awarded under the Amended and Restated 2010 Stock Plan or any combination of the foregoing as determined by the Compensation Committee in its sole discretion.

AOL Inc. Annual Bonus Plan

On January 27, 2010, the Compensation Committee approved the material terms of the AOL Inc. Annual Bonus Plan (the “ABP”). The ABP will apply to fiscal year 2010. The ABP is a cash-based incentive plan in which eligible employees may participate. Employees eligible to participate in any of our other incentive plans, such as a sales or commission plan, are not eligible to participate in the ABP. With respect to our Named Executive Officers, the ABP is considered to be a sub-plan of the Amended and Restated Executive AIP because the guidelines under the ABP may be used by the Compensation Committee to exercise negative discretion to determine the actual bonuses payable to a Named Executive Officer. For example, once the Compensation Committee determines that a bonus is payable under the Amended and Restated Executive AIP (as such plan is described above), the Compensation Committee intends, but is not obligated, to use the metrics described below to apply negative discretion to determine the actual amount of any bonus paid to a Named Executive Officer under the Amended and Restated Executive AIP. The metrics will be based 75% on overall financial metrics—OIBDA and Free Cash Flow—and 25% on individual performance. Of the overall financial metrics component, 70% will be based on OIBDA and the remaining 30% will be based on Free Cash Flow. For all other employees, the ABP sets forth the performance criteria that we will use to determine each employee’s bonus target based on the achievement of overall financial metrics (the attainment of OIBDA and Free Cash Flow targets) and individual performance. At the beginning of each plan year, members of our management determine the annual goals, which are then approved by the Compensation Committee. The individual performance metrics are based on the employee’s overall performance rating in his or her annual review. Employees who receive a performance rating of “exceeded expectations” or “distinguished” will be eligible to receive an additional discretionary amount. The annual target incentive under the ABP for each employee is reflected as a percentage of base salary. Bonuses will be paid on an annual basis no later than March 15 of the year following the applicable plan year of the ABP. Participants must be actively employed by us at the time of payout to be eligible to receive a bonus. In the event of an employee’s death, the employee’s beneficiaries will receive a pro rata bonus based on the number of days the employee spent in an ABP-eligible position during the applicable plan year.

Restricted Stock Unit Make Good Program

On January 27, 2010, the Compensation Committee approved a cash award program designed to compensate our employees who forfeited restricted stock units of Time Warner upon the Spin-off as provided for in the terms and conditions of the Time Warner equity award agreements. The total value of an employee’s forfeited Time Warner restricted stock units will be determined by multiplying the total number of forfeited restricted stock units that would have otherwise vested on or prior to April 13, 2012 by $31.05, the average of the high and low market prices of Time Warner common stock on the date of the Spin-off. Eligible employees will receive 25% of their total forfeited restricted stock unit value on each of April 15, 2010 and April 15, 2011 and 50% of their total forfeited restricted stock unit value on April 13, 2012, provided that such employees are employed by us on the applicable payment date.

The following Named Executive Officers are eligible to participate in the program and will receive cash payments in the following amounts, provided they are employed by us on each of the following dates:

Name	April 15, 2010	April 15, 2011	April 13, 2012
Mr. Parker	$68,017	$68,107	$136,034
Ms. Primrose Wallace	$42,028	$42,028	$84,055
Mr. Cahall	$63,902	$63,902	$127,803

Equity Compensation

Long-term equity incentive awards are designed not only to provide executives with an opportunity to earn a competitive level of compensation, but also to advance the principle of pay-for-performance, to align the executive’s interests with those of our stockholders and to provide a significant retention tool. Stock options are granted to executives as an incentive to create and increase incremental stockholder value. Restricted stock units are intended to reward and retain key talent, as well as to align executives’ interests with those of stockholders even during periods of stock market fluctuations. In 2009, executives were granted a combination of stock options and restricted stock units.

In connection with the Spin-off, equity-based awards of Time Warner that were held by our Named Executive Officers who we employed at the time of the Spin-off were treated as provided in the Time Warner equity compensation plan under which such awards were granted and the award agreements governing such awards. This treatment generally resulted in forfeiture of unvested Time Warner equity-based awards, but provided for the accelerated vesting of a pro rata amount of Time Warner restricted stock units equal to those restricted stock units that were scheduled to vest on the next vesting date and the accelerated vesting of Time Warner performance stock units (“PSUs”) based on (1) the actual performance level achieved from the award grant date through the date of the Spin-off and (2) the target level of performance from the date of the Spin-off through the last day of the performance period, plus all retained distributions relating thereto. However, certain Time Warner equity awards held by Messrs. Armstrong, Falco and Grant were treated differently in accordance with the terms of Mr. Armstrong’s employment agreement, Mr. Falco’s separation agreement and Mr. Grant’s separation agreement.

In connection with the Spin-off, we adopted the Existing 2010 Plan, an equity incentive plan that provides for awards with respect to our common stock. In 2009, our executives generally received half of the total shares awarded to them in stock options and the other half in restricted stock units.

Our approach to granting equity compensation to our Named Executive Officers in 2009 was influenced largely by the availability of shares, as well as our intent to align the interests of our Named Executive Officers with those of our stockholders as quickly as possible. In connection with the Spin-off, there was a relatively small pool of equity from which to grant long-term equity incentive awards. Therefore, we decided to grant our executive officers, including our Named Executive Officers, significant post-Spin-off equity awards in order to deliver the maximum possible incentive from the available share pool. We believe that this approach demonstrates that our executive officers have a strong commitment to our stockholders. We currently do not intend to make additional significant equity grants to members of senior management. However, we may make equity grants in connection with a promotion, to reward extraordinary performance, or to the extent required, to remain competitive and to retain strategic members of senior management. Due to the limitations on the number of shares that can be granted under the Existing 2010 Plan, these initial post-Spin-off equity grants are heavily comprised of RSUs (since it takes fewer RSUs than stock options to deliver the same value). However, going forward, we intend to move toward an approach that places a greater emphasis on granting stock options as compared to RSUs.

Stock Options

We grant stock options because we believe that they provide employees with a strong commitment to maintain employment with us and focus on creating long-term stockholder value. Because the ultimate value received by option holders is directly tied to increases in our stock price, stock options serve to link the interests of management and stockholders and to motivate executives to make decisions that will increase the long-term total return to stockholders. Additionally, grants under the Existing 2010 Plan include vesting and termination provisions that the Compensation Committee believes will encourage option holders to remain employed with us on a long-term basis.

The exercise price of options awarded under the Existing 2010 Plan is the closing price of our common stock on the date of grant. The Compensation Committee makes stock option awards to members of our senior management. Our stock options generally vest over a four-year period. The initial stock option vesting schedule provided that the shares subject to a stock option would vest 25% on each of the first, second, third and fourth anniversaries of the grant date. On January 28, 2010, to more closely conform to industry practice, our Board of Directors changed the stock option vesting terms from the foregoing schedule to a revised vesting schedule pursuant to which 25% of the shares subject to the stock option vest on the first anniversary of the grant date, with the remaining 75% of the shares subject to the option vesting in equal monthly installments over the remaining 36-month period, such that the option is 100% vested on the fourth anniversary of the grant date. Upon vesting, stock options become exercisable in accordance with their terms, and upon exercise, are settled in shares of our common stock.

Restricted Stock Units

We also award restricted stock units pursuant to the Existing 2010 Plan representing full value shares of our common stock. Restricted stock units are intended to promote retention and alignment of executive interests with the interests of our stockholders. The Compensation Committee believes that restricted stock units enhance retention value as they vest over time. To meet our objective to retain key executive talent, we currently grant restricted stock units with a value equal to the fair market value (i.e. the closing price) of the underlying stock on the grant date. The Compensation Committee makes restricted stock unit awards to members of our senior management.

Our restricted stock units generally vest over a four-year period. The initial restricted stock unit vesting schedule provided that restricted stock units would vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. On January 28, 2010, to more closely conform to industry practice, our Board of Directors changed the restricted stock unit vesting terms from the foregoing schedule to a revised vesting schedule, pursuant to which 50% of the restricted stock units vest on the second anniversary of the grant date and 25% of the remaining restricted stock units vest on each of the third and fourth anniversaries of the grant date. Upon vesting, the restricted stock units are settled in shares of our common stock.

Awards to Chief Executive Officer

Upon the Spin-off and pursuant to his employment agreement, all Time Warner equity-based awards that Mr. Armstrong then held were converted, with appropriate adjustments, into equity-based awards of AOL Inc. under the same terms and conditions (including vesting) as were applicable to his Time Warner equity-based awards immediately prior to the Spin-off. On December 9, 2009, Mr. Armstrong received an option to purchase 469,466 shares of our common stock and 339,365 restricted stock units of AOL Inc. under the Existing 2010 Plan as conversion awards in respect of the Time Warner equity-based awards that Mr. Armstrong held immediately prior to the Spin-off.

On December 15, 2009, we entered into an amendment to Mr. Armstrong’s employment agreement that provided that we grant to Mr. Armstrong a stock option to purchase shares of our common stock and restricted stock units under the Existing 2010 Plan to replace equity awards that Mr. Armstrong would have been entitled to receive from Time Warner in 2010, pursuant to his employment agreement if the Spin-off had not occurred (the “Replacement Awards”). On December 15, 2009, the Compensation Committee approved the grant of the Replacement Awards, effective as of January 4, 2010. The Replacement Awards are comprised of (a) an option to purchase 697,058 shares of our common stock, which was determined in accordance with his employment agreement by dividing (1) $5 million by (2) the product of (x) the closing price of a share of our common stock on the date of the grant, January 4, 2010, which was $23.91, and (y) 0.3 (the “Replacement Option”) and (b) 209,117 restricted stock units, which was determined in accordance with his employment agreement by dividing (1) $5 million by (2) the closing price of a share of our common stock on the date of the grant, January 4, 2010, which was $23.91, (the “Replacement RSUs”). The per share exercise price for the Replacement Option is $23.91, which was the closing price of a share of our common stock on the date of the grant, January 4, 2010. The shares subject to the Replacement Option will vest in eight equal quarterly installments over a two-year period beginning on January 4, 2010. The Replacement RSUs vest in two equal installments on January 4, 2011 and January 4, 2012, respectively. Each replacement RSU, once vested, entitles Mr. Armstrong to receive one share of our common stock within 30 days of the relevant vesting date.

Pursuant to Mr. Armstrong’s employment agreement, we were also required to grant an option to purchase a certain number of shares of our common stock in connection with the consummation of the Spin-off (the “Spin-off Option”). On December 15, 2009, the Compensation Committee approved the grant of the Spin-off Option under the Existing 2010 Plan, effective as of December 31, 2009. The Spin-off Option entitles Mr. Armstrong to purchase 1,593,995 shares of our common stock, which was determined in accordance with his employment agreement by dividing (1) an amount equal to 1.5% of the aggregate value of our common stock outstanding immediately after the Spin-off by (2) the closing price of a share of our common stock on the date of the grant, December 31, 2009, which was $23.28. The per share exercise price for the Spin-off Option is $23.28. The shares subject to the Spin-off Option will vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the Spin-off, respectively.

Awards to Chief Financial Officer and Other Named Executive Officers

On December 15, 2009, the Compensation Committee also approved grants of non-qualified stock options and restricted stock units under the Existing 2010 Plan, effective as of December 31, 2009, to certain of our Named Executive Officers, including Messrs. Minson and Parker and Ms. Primrose Wallace.

Pursuant to the terms of his employment agreement, Mr. Minson was entitled to receive annual grants of long-term equity-based awards with respect to AOL with a grant-date value equal to $1,500,000 annually, such that the total grant-date value of the equity awards received by Mr. Minson prior to September 7, 2012 would equal no less than $4,500,000 in the aggregate. Pursuant to the terms of Mr. Minson’s employment agreement, the Compensation Committee was permitted to make one or more combined equity-based grants to Mr. Minson in an earlier year intended to cover the annual grants for both the current year and one or more of the later years. On December 15, 2009, the Compensation Committee determined to grant, effective December 31, 2009, equity awards having a grant-date fair value equal to the full $4,500,000 value that was required to be delivered under Mr. Minson’s employment agreement. Consistent with its determination that all members of senior management should receive significant up-front equity awards following the Spin-off, the Compensation Committee decided to combine all of Mr. Minson’s contractually-based equity-based awards in the 2009 grant. This award was comprised of 60% stock options and 40% restricted stock units (the “Initial Grants”). Accordingly, the Initial Grants consisted of an option to purchase 360,000 shares of our common stock and an award of 72,000 restricted stock units. Mr. Minson’s employment agreement also required us to make a separate grant of restricted stock units having a grant-date value equal to $1,000,000, which grant was intended to compensate him for equity he forfeited when he ceased employment with his former employer. Therefore, our Compensation Committee also granted 40,000 replacement restricted stock units (the “Minson Make-Whole RSUs”), for a total grant of 112,000 restricted stock units to Mr. Minson. While the aggregate of 112,000 restricted stock units granted to Mr. Minson by the Compensation Committee was also effective as of December 31, 2009, for purposes of determining the grant date fair value of the restricted stock units under Financial Accounting Standards Board Accounting

Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), the grant date is treated as December 15, 2009, the date upon which the Compensation Committee took all necessary actions to grant the restricted stock units.

The Compensation Committee determined the number of units and options subject to the Initial Grants and the number of units subject to the Minson Make-Whole RSUs that it was required to grant in order to deliver the $4,500,000 and $1,000,000 in grant-date value, respectively (measured as the “fair value” using the Black-Scholes option valuation methodology for the options subject to the Initial Grants), by estimating a closing price of our common stock on December 31, 2009 (the date on which such grants were effective). When the actual closing price of our common stock on December 31, 2009 became available, the Compensation Committee became aware that the Initial Grants delivered less than the aggregate grant-date value of $4,500,000 and the Minson Make-Whole RSUs delivered less than the aggregate grant-date value of $1,000,000. Accordingly, in order to make up the short-fall in the grant-date value that we needed to deliver to satisfy our obligations under Mr. Minson’s employment agreement, the Compensation Committee approved an additional option and RSU grant with a grant date of January 29, 2010. The additional grant consisted of an option to purchase 25,832 shares of our common stock with an exercise price of $23.97 and 8,036 restricted stock units. Other than the exercise price, the option has such terms and conditions consistent with the terms of the options granted in the Initial Grants (including a vesting commencement date of December 31, 2009) and the restricted stock units have such terms and conditions consistent with the restricted stock units subject to the Initial Grants and the Minson Make-Whole RSUs, respectively (including a vesting commencement date of December 31, 2009).

Mr. Parker received an option to purchase 115,385 shares and an award of 115,385 restricted stock units. Ms. Primrose Wallace received an option to purchase 76,923 shares and an award of 76,923 restricted stock units.

Options. The per share exercise price for each option is $23.28, the closing price of a share of our common stock on the date of the grant granted on December 31, 2009. The shares underlying each of the options will vest over a four-year period with 25% vesting on the first anniversary of the grant date and thereafter in equal monthly installments for the remaining 36 months.

Restricted Stock Units. The restricted stock units granted to Messrs. Minson and Parker and to Ms. Primrose Wallace vest as follows: 50% of the restricted stock units vest on December 31, 2011 and 25% of the remaining restricted stock units vest on each of December 31, 2012 and December 31, 2013. The Minson Make-Whole RSUs will vest in two equal installments on December 31, 2010 and December 31, 2011, respectively, as required by Mr. Minson’s employment agreement. Each restricted stock unit, once vested, entitles the holder to receive one share of our common stock within 60 days of the relevant vesting date.

Termination and Severance Packages

We have determined the size and features of the termination and severance packages that executive officers would receive in the event of an involuntary termination of employment without “cause” (generally as defined in the employment agreements with our Named Executive Officers) primarily in connection with the entry into employment agreements and individually negotiated severance agreements. The severance payment amounts and other post-termination provisions of the employment agreements generally reflect our practice for our executive officers at a particular level, our belief that the terms are appropriate under the circumstances based on the significance of the executive officer’s position with us, our ability to attract and retain talent as a result of frequent executive management changes and the amount of time it would take the executive to locate another position. We believe that the provisions in the employment agreements with our Named Executive Officers governing termination and severance arrangements are consistent with our compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment. We believe that the termination and severance arrangements that we provide to our Named Executive Officers are generally consistent with arrangements being offered by other companies in the technology industry to similarly situated executives.

In general, we provide our executives with the following termination benefits: a lump sum payment equal to a specified number of months of base salary, an amount equal to the prior year’s bonus, if earned and not already paid, an amount equal to the pro rata portion of the current year’s bonus up to the date of termination and payment of a specified number of months of the cost of medical, dental and vision benefit coverage under COBRA. In general, upon a termination, our executives would forfeit any unvested stock options and would receive accelerated vesting of pro rata restricted stock units for the portion of the current vesting period up to the date of termination. Because Time Warner had different employment agreements and severance arrangements, the employment agreements of Messrs. Armstrong and Minson contain different severance provisions as described below in “Tabular Executive Compensation Disclosure—Potential Payments Upon a Termination of Employment or Change in Control.”

We have not generally considered a Named Executive Officer’s rights to receive payments and benefits upon an involuntary termination of employment as a factor in its decisions regarding overall compensation objectives or the elements of compensation for the executive. We do not view the post-termination benefits as additional elements of compensation due to the fact that a termination without cause or another triggering event may never occur during the applicable Named Executive Officer’s term of employment. During 2009 prior to the Spin-off, each of Mr. Falco, Mr. Grant, Ms. Kumar and Ms. Partoll separated from employment with us. To obtain the agreement of each of Mr. Falco, Mr. Grant, Ms. Kumar and Ms. Partoll to execute a general release of claims against us, the terms of the respective separation agreements provided for severance benefits greater than those in their respective employment letter agreements. For a more detailed description of these termination and severance packages, including the terms of the separation agreements with Mr. Falco, Mr. Grant, Ms. Kumar and Ms. Partoll, see “Tabular Executive Compensation Disclosure—Potential Payments Upon a Termination of Employment or Change in Control” below.

Retirement Programs

Prior to the Spin-off, we participated in a tax-qualified retirement savings plan maintained by Time Warner in which almost all of the United States-based employees of Time Warner and the Time Warner divisions were eligible to participate. In connection with Mr. Grant’s, Ms. Kumar’s and Ms. Primrose Wallace’s service at Time Warner, where they worked for several years, they participated in Time Warner’s tax-qualified and non-qualified defined benefit pension plans. Each of Mr. Grant, Ms. Kumar and Ms. Primrose Wallace is currently vested in his or her pension benefits based on his or her combined years of service at Time Warner and AOL but stopped accruing any new service credits under the Time Warner pension plans following the Spin-off. Mr. Grant, Ms. Kumar and Ms. Primrose Wallace are treated as vested terminated employees under the Time Warner pension plans. These programs are discussed in more detail under “Tabular Executive Compensation Disclosure—Pension Benefits for Fiscal Year 2009” below.

We have no current intention to establish a defined benefit pension plan or a non-qualified deferred compensation plan. However, we do maintain a 401(k) defined contribution pension plan.

Health and Welfare Programs

Our Named Executive Officers participate in health and welfare programs that are generally available to all of our employees in the United States. These include medical coverage, dental coverage, flexible spending account programs and similar benefit programs. In offering these programs to our employees, our goal is to provide benefit programs that are competitive and that promote the hiring and retention of qualified employees.

Perquisites and Personal Benefits

Except as reflected in the “All Other Compensation” column in the Summary Compensation Table, we do not generally provide perquisites or personal benefits to our Named Executive Officers that are not available to all of our employees. The following description reflects perquisites and personal benefits for our Named

Executive Officers during 2009. Each of Messrs. Armstrong, Falco, Minson, Parker, Cahall and Grant and Ms. Kumar, Ms. Primrose Wallace and Ms. Partoll received a matching contribution under our 401(k) defined contribution pension plan. Messrs. Armstrong and Grant received reimbursements for premiums under our Group Universal Life insurance program. Mr. Falco also received a car allowance and reimbursement for premiums under our Group Universal Life insurance program. Mr. Parker received payments totaling $120,000 to cover commuting expenses during the period of April 1, 2009 through March 31, 2010. Ms. Primrose Wallace received a tax gross-up on her transition housing benefits.

Section 162(m) Considerations

During most of 2009, the compensation paid to the Named Executive Officers was not subject to the limitations on the deductibility of compensation in excess of $1 million under Code Section 162(m). This is because our Named Executive Officers were not executive officers of Time Warner and, accordingly, were not subject to Section 162(m). Following the Spin-off, pursuant to which we became an independent, publicly-traded company, Section 162(m) generally limits our ability to deduct compensation over $1 million to certain of our executives unless the compensation qualifies as “performance-based compensation,” as defined in Section 162(m). In structuring the compensation programs that apply after the Spin-off, we considered the requirements and consequences of Section 162(m). In connection with the Spin-off, we adopted the Amended and Restated Executive AIP, which, if approved by our stockholders, will provide for the payment of performance-based annual bonuses to certain of our executive officers. Although we have taken into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions, we may approve compensation in excess of $1 million for certain of our executives that does not qualify as “performance-based compensation” for purposes of Section  162(m) in order to ensure competitive levels of compensation for our executive officers.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

James R. Stengel (Chair)

Richard L. Dalzell

Susan M. Lyne

Compensation Committee Interlocks and Insider Participation

Messrs. Bewkes, Martin and Armstrong served on the Compensation Committee of the Board on an interim basis prior to the Spin-off solely in order to satisfy an NYSE requirement that the Compensation Committee be formed on or prior to November 24, 2009, the day when-issued trading of the common stock of the Company commenced on the NYSE. None of the members of the Board who served on the Compensation Committee following the Spin-off was ever an officer or employee of the Company or of any of its subsidiaries. During fiscal 2009, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity of which an executive officer served on our Board of Directors or Compensation Committee.

Tabular Executive Compensation Disclosure

SUMMARY COMPENSATION TABLE

The following table presents information concerning total compensation paid to each of the Named Executive Officers for his or her service to us for the fiscal years ended December 31, 2009, December 31, 2008 and/or December 31, 2007, as applicable. For additional information regarding salary, incentive compensation and other components of the Named Executive Officers’ total compensation, see “—Compensation Discussion and Analysis.”

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Tim Armstrong,	2009	734,849	—	5,624,997	19,132,971	—	—	9,161	25,501,978
Chairman and Chief Executive Officer

Randy Falco,	2009	208,333	—	2,315,225	747,003	—	—	8,363,005	11,633,566
Former Chairman and Chief Executive Officer	2008	1,000,000	—	1,643,627	805,019	2,377,822	—	216,507	6,042,975
	2007	1,000,000	353,800	1,478,030	798,314	4,250,000	—	353,096	8,233,240

Arthur Minson,	2009	235,795	2,385,000	2,888,480	3,578,400	—	—	5,625	9,093,300
Executive Vice President and Chief Financial Officer

Nisha Kumar,	2009	277,083	550,000	—	—	—	9,700	2,762,489	3,599,272
Former Executive Vice President and Chief Financial Officer	2008	556,250	—	283,106	305,971	—	1,660	10,549	1,157,536
	2007	402,431	105,000	406,856	352,603	721,800	11,500	11,340	2,011,530

Ira Parker,	2009	550,000	816,875	2,686,163	1,146,927	206,250	—	127,350	5,533,565
Executive Vice President, Corporate Secretary and General Counsel	2008	558,333	—	491,306	221,828	—	—	129,957	1,401,424
	2007	445,000	—	317,507	171,553	500,000	—	6,514	1,440,573

Tricia Primrose Wallace,	2009	425,000	595,900	1,790,767	764,615	119,000	11,600	24,488	3,731,370
Executive Vice President, Communications	2008	428,333	—	351,889	172,970	—	2,620	7,001	962,813
	2007	393,022	—	317,507	171,553	450,000	2,750	6,766	1,341,597

Theodore R. Cahall, Jr.,(7)	2009	590,000	871,720	—	—	165,200	—	7,350	1,634,270
Executive Vice President and Chief Technology Officer

Ron Grant,	2009	156,250	—	1,414,848	456,504	—	9,780	4,945,878	6,983,260
Former President and Chief Operating Officer	2008	750,000	—	826,276	398,074	1,220,866	2,030	199,645	3,396,891
	2007	750,000	—	739,004	399,141	2,200,000	3,230	270,703	4,362,079

Kim Partoll,	2009	450,305	575,016	—	—	173,168	—	5,015,522	6,214,010
Former Chief Operating Officer

(1)	Amounts shown for Messrs. Armstrong, Minson, Falco, Grant, Ms. Kumar and Ms. Partoll reflect partial year amounts.
(2)	Pursuant to his employment agreement, Mr. Armstrong was entitled to a bonus for 2009 of at least $1,500,000. On January 27, 2010, the Compensation Committee accepted Mr. Armstrong’s request to forego his bonus for 2009. The amount reported for Mr. Minson in 2009 includes a $675,000 lump-sum payment in accordance with his employment agreement in order to compensate him for the benefits and payments that he forfeited when he ceased employment with his former employer and a $1,710,000 full year bonus under the GBP. The amount reported for Mr. Parker in 2009 includes a $550,000 retention payment under the 2008 retention program and a $266,875 second bonus period award under the GBP. The amounts reported for each of Ms. Kumar and Ms. Partoll in 2009 reflect a retention payment under the 2008 retention program. The amount reported for Ms. Primrose Wallace in 2009 includes $425,000 retention payment under the 2008 retention program and a $170,900 second bonus period award under the GBP. The amount reported for Mr. Cahall in 2009 includes retention payments of $690,000 and a second bonus period award under the GBP in the amount of $181,720.
(3)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718. For additional information about the valuation assumptions with respect to equity awards, refer to Note 8 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC.
(4)	The amounts set forth in the Non-Equity Incentive Plan column for 2009 for Messrs. Cahall and Parker and Ms. Primrose Wallace and Ms. Partoll reflect first bonus period awards under the GBP.

(5)	The amounts set forth in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column for 2009 for Ms. Kumar, Ms. Primrose Wallace and Mr. Grant represent the aggregate annual change in the actuarial present value of accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan as of December 31, 2009.
(6)	The amounts shown in the All Other Compensation column for 2009 include the following:
(a)	The amount set forth in this column with respect to Mr. Armstrong reflects $5,417 of 401(k) matching contributions and $3,744 for reimbursement for premiums under the Company’s Group Universal Life insurance program.
(b)	The amount set forth in this column with respect to Mr. Falco includes $25,152 for reimbursement for premiums under the Company’s Group Universal Life insurance program, $5,000 of 401(k) matching contributions and $24,000 as a car allowance and $8,291,667 in connection with the termination of employment, of which $791,667 was paid in 2009 as salary continuation and $17,186 for the cost of continued benefits.
(c)	The amount set forth in this column with respect to Mr. Minson reflects $5,625 of 401(k) matching contributions.
(d)	The amount set forth in this column with respect to Ms. Kumar reflects $7,350 of 401(k) matching contributions and the following amounts paid in connection with the termination of her employment: $2,200,000 in severance, $34,903 in unused vacation, $275,000 with respect to a payment under the GBP, $220,000 with respect to the 2009 retention program and $25,236 of COBRA payments.
(e)	The amount set forth in this column with respect to Mr. Parker includes payments totaling $120,000 to cover commuting expenses while traveling among Boston, Virginia and New York during the period of April 1, 2009 through March 31, 2010 and $7,350 of 401(k) matching contributions.
(f)	The amount set forth in this column with respect to Ms. Primrose Wallace includes $17,655 for a tax gross-up on her transition housing benefit and $6,833 of 401(k) matching contributions.
(g)	The amount set forth in this column with respect to Mr. Cahall includes $7,350 of 401(k) matching contributions.
(h)	The amount set forth in this column with respect to Mr. Grant includes $2,592 for reimbursement for premiums under the Company’s Group Universal Life insurance program, $7,350 of 401(k) matching contributions and $4,935,936 in connection with the termination of his employment, of which $200,000 was paid in 2009 in connection with transition services provided by Mr. Grant, $593,750 was paid in 2009 as salary continuation, $17,186 for the cost of continued benefits and $50,000 for career counseling and outplacement services.
(i)	The amount set forth in this column with respect to Ms. Partoll includes $7,350 of 401(k) matching contributions and the following amounts paid in connection with the termination of her employment: $5,000,000 in severance and $8,172 of COBRA payments.
(7)	On January 25, 2010, Mr. Armstrong informed the Company that Mr. Cahall would be leaving the Company. His last day of employment is scheduled for May 1, 2010 and the Company is in the process of searching for a replacement CTO.

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table presents information with respect to each award of plan-based compensation to each Named Executive Officer in 2009.

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($)(5)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)
Mr. Armstrong			—	2,000,000	4,000,000
	4/15/2009	(3)				271,665	(3)					$5,624,997
	4/15/2009	(3)						633,861	(3)	$20.70	$22.23	$3,288,661
	12/31/2009	12/15/2009						1,593,995		$23.28	$23.28	$15,844,310

Mr. Falco			—	3,000,000	4,500,000
	2/20/2009	(4)				151,649	(4)					$2,315,225
	2/20/2009	(4)						216,642	(4)	$15.27	$15.83	$747,003

Mr. Minson			—	1,500,000	2,250,000
	12/15/2009(6)	12/15/2009				112,000						$2,888,480
	12/31/2009	12/15/2009						360,000		$23.28	$23.28	$3,578,400

Ms. Kumar			275,000	550,000	1,100,000

Mr. Parker			206,250	412,500	825,000
	12/31/2009	12/15/2009				115,385						$2,686,163
	12/31/2009	12/15/2009						115,385		$23.28	$23.28	$1,146,927

Ms. Primrose Wallace			119,000	238,000	357,000
	12/31/2009	12/15/2009				76,923						$1,790,767
	12/31/2009	12/15/2009						76,923		$23.28	$23.28	$764,615

Mr. Cahall			165,200	330,400	495,600

Mr. Grant			—	1,500,000	2,250,000
	2/20/2009	(4)				92,674	(4)					$1,414,848
	2/20/2009	(4)						132,393	(4)	$15.27	$15.83	$456,504

Ms. Partoll			234,391	468,781	937,563

(1)	The amounts shown in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column for Mr. Minson, Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll reflect amounts under the GBP. The amounts shown for Messrs. Armstrong, Falco and Grant reflect amounts under a Time Warner performance based bonus plan. The target payout amount for each of Ms. Kumar, Mr. Parker, Ms. Primrose Wallace, Mr. Cahall and Ms. Partoll reflects the target amount set under the GBP. The threshold payout amounts reflect a payout of 50% of target under the GBP. The maximum payout under the GBP is 200% of the bonus target. See “—Compensation Discussion and Analysis—Global Bonus Plan” above. Pursuant to his employment agreement, Mr. Minson’s target incentive percentage was 200% of base salary and his maximum award was 300% of base salary. No threshold payout applied to Mr. Minson in 2009 as his employment agreement provided for a guaranteed bonus of $1,000,000. No threshold payout applied to Mr. Armstrong in 2009 as his employment agreement provided for a guaranteed bonus of $1,500,000, however Mr. Armstrong requested, and the Compensation Committee accepted, that his bonus for 2009 not be paid in light of the impact that our restructuring and related job eliminations had on our employees. Messrs. Falco and Grant’s 2009 bonuses were paid as severance pursuant to their respective employment agreements.
(2)	Reflects awards of RSUs.
(3)	Reflects Time Warner equity-based awards held by Mr. Armstrong that were converted, with appropriate adjustments, into equity-based awards of AOL Inc. under the same terms and conditions (including vesting) as were applicable to such awards immediately prior to the Spin-off. Given these awards were by Time Warner, we do not have information regarding the approval date. On December 9, 2009, Mr. Armstrong received 469,466 stock options and 339,365 restricted stock units of AOL Inc. as conversion awards in respect of such Time Warner equity-based awards that Mr. Armstrong held immediately prior to the Spin-off. There was no incremental fair value with respect to the conversion awards because the aggregate fair value of the conversion awards immediately following the Spin-off was equal to the aggregate fair value of the Time Warner equity-based awards immediately prior to the Spin-off.
(4)	Reflects awards of Time Warner options and RSUs. Given these awards were by Time Warner, we do not have information regarding the approval date.
(5)	The exercise price for the grants of Time Warner stock options was determined based on the average of the high and low sale prices of the Time Warner common stock on the NYSE on the date of grant, as adjusted to reflect dividends and splits. The exercise price of options awarded under the Existing 2010 Plan is the closing price of our common stock on the date of grant.
(6)	The “grant date” presented herein was determined pursuant to Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC), Topic 718, Stock Compensation (formerly, FASB Statement 123R). The grant date as determined under FASB ASC Topic 718 was December 15, 2009, based on the terms of Mr. Minson’s employment agreement and the approval of the grant of RSUs by the Compensation Committee on such date, but the effective date of the RSU grant for all other purposes (including the vesting commencement date and other valuation purposes) is December 31, 2009.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN 2009 TABLE

In 2009, the grants of options to purchase Time Warner common stock were made under the Time Warner Inc. 1999 Stock Plan and the awards of RSUs were made under the Time Warner Inc. 2003 Stock Incentive Plan. The grants of options to purchase AOL Inc. common stock and the awards of RSUs were made under the Existing 2010 Plan.

•	The Time Warner stock options and RSUs granted to Messrs. Falco and Grant in 2009 vest in accordance with their respective separation agreements.

•

The AOL Inc. stock options and RSUs granted to the other Named Executive Officers in 2009 vest as described above under “—Compensation Discussion and Analysis—Equity Compensation.” The exercise price of the stock options cannot be less than the fair market value (i.e. the closing price) of the Company common stock on the date of grant. In addition, holders of the stock options are not entitled to receive dividends or dividend equivalents and do not have any voting rights with respect to the shares of Company common stock underlying the stock options. Holders of the RSUs are eligible to receive dividend equivalents on unvested RSUs, if and when regular cash dividends are paid on outstanding shares of Company common stock and at the same rate. The awards of RSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

Employment Agreements with Currently Employed Named Executive Officers

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment arrangements with each of our Named Executive Officers. The employment arrangements with the Named Executive Officers who continue to be employed by us are described below.

Employment Agreement with Mr. Armstrong

General. On March 12, 2009, AOL LLC and Time Warner entered into an employment agreement with Mr. Armstrong, which became effective on April 7, 2009. The agreement, pursuant to which Mr. Armstrong serves as our Chairman and Chief Executive Officer, has an initial term through April 7, 2012, and then continues on a month-to-month basis until either party provides the other party with 60-days’ written notice of termination. Mr. Armstrong’s employment agreement provides for a minimum annual base salary of $1 million, a discretionary annual cash bonus with a target amount of $2 million and a maximum amount of $4 million (except that his 2009 bonus was guaranteed to be at least $1.5 million although Mr. Armstrong elected to forego his bonus for 2009) and participation in our savings and welfare benefit plans and perquisite programs, including $50,000 of group life insurance. Mr. Armstrong’s employment agreement also provides for an annual cash payment to him equal to twice the premium he would have to pay to obtain life insurance under the Group Universal Life insurance program made available by us in an amount equal to $4 million. Further, prior to the Spin-off, the employment agreement provided for fringe benefits and perquisites that are generally available to all of the Chief Executive Officers of the Time Warner divisions. The employment agreement was assigned by AOL LLC to us in connection with the Spin-off and, effective upon the Spin-off, Time Warner ceased to have any obligations thereunder.

Rollover Restricted Stock Units and Stock Options. In order to compensate Mr. Armstrong for the equity-based awards that he forfeited when he ceased employment with his previous employer, Time Warner agreed to provide Mr. Armstrong with Time Warner equity-based awards with an aggregate grant-date value equal to $10 million in each of 2009 and 2010, and to the extent such equity-based awards were less than $10 million, a make-whole payment in cash. Accordingly, on April 15, 2009, Mr. Armstrong was awarded 253,037 Time Warner restricted stock units (all of which would have vested on the first anniversary of the grant date) and granted an option to purchase 590,418 shares of Time Warner stock (which would have vested and become exercisable in four equal quarterly installments, and which would have been fully vested and exercisable on the first anniversary of the award date). Upon the Spin-off, all Time Warner equity-based awards that Mr. Armstrong then held were converted, with appropriate adjustments, into AOL equity-based awards under the same terms and conditions (including vesting) as were applicable to his Time Warner equity-based awards immediately prior to the Spin-off.

Replacement Restricted Stock Units and Stock Options. In addition, because the Spin-off occurred in 2009, AOL amended Mr. Armstrong’s employment agreement to provide that AOL (rather than Time Warner) would provide the equity-based award in 2010 with an aggregate grant-date value equal to $10 million. Consequently, on December 15, 2009, the Compensation Committee approved the amendment to Mr. Armstrong’s employment agreement and made a 2010 grant to Mr. Armstrong of AOL stock options and restricted stock units, effective as of January 4, 2010. Accordingly, on January 4, 2010 Mr. Armstrong was granted 209,117 AOL restricted stock units (which vest in two equal installments on January 4, 2011 and January 4, 2012, respectively) and granted an option to purchase 697,058 shares of AOL common stock (which vest in eight equal quarterly installments over a two-year period beginning on January 4, 2010).

Spin-Off Stock Options. Upon the Spin-off and pursuant to his employment agreement, Mr. Armstrong received an option to purchase shares of our common stock (which will vest and become exercisable with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the Spin-off) under the Existing 2010 Plan with a per share exercise price equal to the fair market value of a share of our common stock (determined as provided in the employment agreement) and an aggregate exercise price equal to 1.5% of the aggregate value of our common stock outstanding at the time of the Spin-off, subject to a maximum aggregate exercise price of $50 million. This option grant was approved on December 15, 2009 by the Compensation Committee with a grant date of December 31, 2009. Mr. Armstrong’s employment agreement provides that if our value immediately following the Spin-off exceeded our value as of April 7, 2009 (which is the date that Mr. Armstrong began to serve as our Chairman and Chief Executive Officer), then he would have been entitled to receive an award under the Existing 2010 Plan of restricted stock units (which would have vested on the first anniversary of the Spin-off) with an aggregate award-date value equal to 1% of the increase in our value during that period. If, however, pursuant to the agreement, Mr. Armstrong ceased to be employed by us immediately following the Spin-off, in lieu of the restricted stock unit award, he would have been entitled to receive a lump-sum cash payment equal to the award-date value of the restricted stock units. The conditions precedent for receiving the restricted stock units grant did not occur.

Employment Agreement with Mr. Minson

General. On August 24, 2009, AOL LLC entered into an employment agreement with Mr. Minson, which became effective on September 8, 2009. The agreement, pursuant to which Mr. Minson serves as our Executive Vice President and Chief Financial Officer, has an initial term through September 7, 2012, and then continues on a month-to-month basis until either party provides the other party with 60-days’ written notice of termination. Mr. Minson’s employment agreement provides for a minimum annual base salary of $750,000, a discretionary annual cash bonus with a target amount equal to 200% of base salary and a maximum amount equal to 300% of base salary (except that his 2009 bonus is guaranteed to be not less than $1 million) and participation in our savings and welfare benefit plans.

Make-Whole Payment and Restricted Stock Units. In order to compensate Mr. Minson for the benefits and payments that he forfeited when he ceased employment with his former employer, on September 15, 2009, Mr. Minson received a lump-sum cash payment equal to $675,000 (the “Make-Whole Payment”). If, however, Mr. Minson voluntarily terminates his employment with us, other than due to our “material breach” of the obligations under his employment agreement (described under “—Termination of Employment by Mr. Minson due to Material Breach by us and Termination of Employment by us without Cause” below) on or prior to September 8, 2010, Mr. Minson must repay the Make-Whole Payment to us in full. If Mr. Minson voluntarily terminates his employment with us, other than due to our material breach of the obligations under his employment agreement, after September 8, 2010 but on or prior to September 8, 2011, Mr. Minson must repay 50% of the Make-Whole Payment to us.

On December 15, 2009, in order to compensate Mr. Minson for the equity-based awards that he forfeited when he ceased employment with his former employer, our Compensation Committee approved an award of 40,000 restricted stock units under the Existing 2010 Plan, with an effective date of December 31, 2009. His employment agreement provided that such restricted stock units would have a grant-date value equal to $1 million (which will vest 50% on each of the first and second anniversaries of the grant date) (the “Make-Whole RSUs”). If, after the Spin-off, we experience a change in control, as defined by our Board of Directors, the Make-Whole RSUs will vest in full and be settled upon the earliest of (1) the first anniversary of the change in control, as long as Mr. Minson remains employed by us through such date, (2) the original vesting date of each portion of the Make-Whole RSUs and (3) termination of Mr. Minson’s employment by us without cause or due to our material breach of its obligations under his employment agreement.

Long-Term Equity-Based Awards. During Mr. Minson’s term of employment, his employment agreement provides that he receive annual grants of long-term equity-based awards with respect to us with a grant-date value equal to $1.5 million annually, so long as the first annual long-term equity-based award is comprised of 60% stock options and 40% restricted stock units. In addition, his agreement also provides that the value of any annual long-term equity-based awards and any pre-Spin-off long-term cash incentive awards (based on grant-date value) that Mr. Minson’s employment agreement provides that he is entitled to receive prior to September 7, 2012 will equal no less than $4.5 million in the aggregate, provided that our Compensation Committee is permitted to make one or more combined equity-based grants to Mr. Minson in an earlier year that are intended to cover the annual grants for the current year and one or more later years. Mr. Minson will not receive the long-term equity-based awards described immediately above if Mr. Minson is not employed by us through the applicable grant dates. On December 15, 2009, our Compensation Committee exercised its discretion to grant to Mr. Minson the long-term equity-based awards with the full aggregate grant-date value of $4,500,000, as described in “—Awards to Chief Financial Officer and Other Named Executive Officers.” While Mr. Minson’s employment agreement does not entitle him to another annual award for the years covered by this combined grant, his agreement does not prohibit him from receiving additional awards pursuant to the discretion of the Compensation Committee.

Employment Agreement with Mr. Parker

On January 7, 2008, AOL LLC entered into an employment letter agreement with Mr. Parker to set forth the key terms of his continued employment as Corporate Secretary and General Counsel and to serve as Executive Vice President, Business Development. Mr. Parker’s employment term is from December 1, 2007 to November 30, 2010, and then continues on a month-to-month basis until either party provides the other party with 30-days’ written notice of termination. The initial term for Mr. Parker was set at three years to reflect our normal practice and the industry practice for technology companies as well as for retention purposes. In 2007, Mr. Falco consulted with Mr. Harmon to set total target compensation for Mr. Parker at a level appropriate for his promotion to include the position of Executive Vice President, Business Development and consistent with internal Time Warner benchmarks for general counsels of the Time Warner divisions. Mr. Falco then approved the increase in total compensation. Aggregate target annual cash compensation for Mr. Parker was increased by $312,500 to $1.1 million. Mr. Parker’s base salary increase became effective December 1, 2007. As a result, he received a supplemental base salary payment in February 2008 equal to the difference between his prior rate of base salary and his increased rate of base salary for December 2007. In 2009, Mr. Parker received payments in the amount of $120,000 for commuting expenses to cover travel among Boston, Virginia and New York during the period of April 1, 2009 through March 31, 2010, in lieu of us requiring Mr. Parker to relocate, given the uncertainty of the future location of our headquarters in anticipation of a potential transaction. In 2009, the Business Development and Corporate Secretary responsibilities were assumed by other employees; Mr. Parker continues to serve as Executive Vice President and General Counsel.

Employment Agreement with Ms. Primrose Wallace

On December 1, 2007, AOL LLC entered into an employment letter agreement with Ms. Primrose Wallace to continue to serve as Executive Vice President, Corporate Communications, effective December 1, 2007. The employment letter agreement’s term is the same as the term in Mr. Parker’s employment letter agreement. In 2007, Mr. Falco set total target compensation at a level appropriate for Ms. Primrose Wallace’s responsibilities as Executive Vice President, Corporate Communications, which includes base salary of $425,000 and a target annual bonus of 75% of her base salary. Aggregate target annual cash compensation for Ms. Primrose Wallace was increased by $69,986 to $743,750. Ms. Primrose Wallace’s base salary increase became effective December 1, 2007. Therefore, she received a supplemental base salary payment in February 2008 equal to the difference between her prior rate of base salary and her increased rate of base salary for December 2007.

Employment Agreement with Mr. Cahall

On December 15, 2006, AOL LLC entered into an employment letter agreement with Mr. Cahall to serve as Executive Vice President, Platforms, effective December 15, 2006. Mr. Cahall’s employment letter agreement with us does not have a fixed term. Mr. Cahall’s initial base salary was approximately $485,000 and his initial target bonus was set at 75% of base salary. On July 11, 2007, Mr. Falco set total target compensation at a level appropriate for Mr. Cahall’s expanded responsibilities as Executive Vice President of Platforms and Technology, which included a base salary increase of $65,000, to bring his total base salary to $550,000. As a result of his performance in this role, Mr. Falco approved a merit increase for Mr. Cahall effective March 1, 2008 to increase his base salary by $40,000 to bring his total base salary to $590,000.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The market or payout value of shares, units or other rights was calculated using the NYSE closing price of $23.28 per share of our common stock on December 31, 2009. This table does not reflect equity awards of Time Warner outstanding on December 31, 2009. Since Messrs. Falco, Cahall and Grant and Ms. Kumar and Ms. Partoll have not received any AOL equity awards they have been omitted from the table below.

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mr. Armstrong	12/9/2009	234,733	234,733	(2)	$11.90	4/14/2019	339,365	(1)	$7,900,417	—	—
	12/31/2009	—	1,593,995	(3)	$23.28	12/30/2019	—		—	—	—

Mr. Minson	12/31/2009	—	360,000	(4)	$23.28	12/30/2019	112,000	(5)	$2,607,360	—	—

Mr. Parker	12/31/2009	—	115,385	(4)	$23.28	12/30/2019	115,385	(6)	$2,686,163	—	—

Ms. Primrose Wallace	12/31/2009	—	76,923	(4)	$23.28	12/30/2019	76,923	(6)	$1,790,767	—	—

(1)	Mr. Armstrong’s unvested RSUs, converted to AOL Inc. RSUs on December 9, 2009 in connection with the conversion of his Time Warner equity-based awards, will vest on April 15, 2010.
(2)	Mr. Armstrong’s unvested stock options, converted to AOL Inc. stock options on December 9, 2009 in connection with the conversion of his Time Warner equity-based award, will vest in two equal installments on each of January 15, 2010 and April 15, 2010, respectively.
(3)	The unvested stock options granted to Mr. Armstrong on December 31, 2009 will vest over a three year period, with one third vesting on each of December 9, 2010, December 9, 2011 and December 9, 2012, respectively.
(4)	The unvested stock options granted to Mr. Minson, Mr. Parker and Ms. Primrose Wallace will vest over a four-year period with 25% vesting December 31, 2010 and thereafter in equal monthly installments for the remaining 36 months.
(5)	The unvested RSUs granted to Mr. Minson will vest as follows: 72,000 of the RSUs will vest on the same schedule as the unvested RSUs granted to Mr. Parker and Ms. Primrose Wallace as set forth below and, pursuant to his employment agreement, 40,000 of the RSUs will vest in two equal installments on December 31, 2010 and December 31, 2011, respectively.
(6)	The unvested RSUs granted to Mr. Parker and Ms. Primrose Wallace will vest as follows: 50% of the RSUs will vest on December 31, 2011 and the remaining 50% of the RSUs will vest in two equal installments on December 31, 2012 and December 31, 2013, respectively.

OPTION EXERCISES AND STOCK VESTED DURING 2009

There were no exercises of AOL stock options or vesting of AOL equity awards during 2009. In addition, we have not reported exercises of Time Warner stock options or vesting of Time Warner equity awards during 2009.

PENSION BENEFITS FOR 2009

Eligibility Requirements and Benefits Under the Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was assumed by Time Warner in connection with the January 2001 merger of America Online, Inc. (hereafter known as AOL LLC) and the former Time Warner Inc. and has since been renamed the Time Warner Pension Plan (the “2000 Amended Pension Plan”). The 2000 Amended Pension Plan was further amended, effective July 1, 2008 (the “2008 Amended Pension Plan” and, together with the Old Pension Plan and the 2000 Amended Pension Plan, the “Time Warner Pension Plans”). AOL LLC employees did not participate in the Time Warner Pension Plans.

Ms. Kumar, Mr. Grant and Ms. Primrose Wallace are the only Named Executive Officers who participate in the Time Warner Pension Plans. Ms. Kumar, Mr. Grant and Ms. Primrose Wallace participated in the 2000 Amended Pension Plan while employed at Time Warner. Other than vesting credits, the executives did not accrue any new benefits under the 2000 Amended Pension Plan after they became employed by AOL LLC. Ms. Kumar, Mr. Grant and Ms. Primrose Wallace are currently vested in their pension benefits based on their service with Time Warner and AOL LLC. Upon becoming AOL LLC employees, Ms. Kumar and Mr. Grant are treated as vested terminated employees and, following the Spin-off, Ms. Primrose Wallace is also treated as a vested terminated employee under the Time Warner Pension Plans.

The table below summarizes the formula for benefits payable following normal retirement and early retirement under the 2000 Amended Pension Plan:

2000 Amended Pension Plan
Normal Retirement Age	Amounts accrued payable generally at age 65 with five years of service.

Vesting	Eligible employees of Time Warner and its subsidiaries become vested in all benefits under the Time Warner Pension Plans on the earlier of five years of service or certain other events.

Formula for Benefits Payable at Normal Retirement Age

Benefits earned by a participant before July 1, 2008 are calculated based on a formula that expresses the participant’s benefits as a lifetime monthly annuity. The monthly annuity would be equal to the sum of: (1) 1.25% of the participant’s “average annual compensation” up to his or her applicable average Social Security wage base and (2) 1.67% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by his or her years of benefit service up to 30 years, and divided by 12.

Calculation of “Average Annual Compensation”

Defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments and non-deferred bonuses paid according to a regular program.

Early Retirement	Employees of Time Warner who are at least age 62 with at least 10 years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above).

Eligibility Requirements and Benefits Under the Excess Benefit Plan

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plans. However, Time Warner adopted the Time Warner Excess Benefit Pension Plan (the “Excess Benefit Plan”). The Excess Benefit Plan provides for payments by Time Warner of certain amounts that eligible employees of Time Warner would have received under the Time Warner Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994, increased 5% per year thereafter, to a maximum of $350,000, and there were no payment restrictions. Ms. Kumar, Mr. Grant and Ms. Primrose Wallace participate in both the 2000 Amended Pension Plan and the Excess Benefit Plan. The formula used to calculate the participant’s benefit under the 2000 Amended Pension Plan will also apply to the Excess Benefit Plan.

Form of Benefit Payment

Distribution of Ms. Kumar’s, Mr. Grant’s and Ms. Primrose Wallace’s pension benefits is governed by the terms of the 2000 Amended Pension Plan. The benefits under the Time Warner Pension Plans are payable as (1) a single life annuity, (2) a 50%, 75% or 100% joint and survivor annuity, (3) a life annuity that is guaranteed for 10 years or (4) a lump sum, provided that spousal consent is required with respect to the election of payment forms under (1), (3) and (4). The participant may elect the form of benefit payment at the time of retirement. In the case of a single life annuity, the amount of the annuity is based on the formulas described above for the Time Warner Pension Plans. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account (1) the ages of the participant and the beneficiary at the time the annuity payments begin and (2) the percentage of the monthly benefit that the beneficiary would receive as elected by the participant. In the case of a life annuity that is guaranteed for 10 years, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the 10-year guaranteed period.

The benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant has elected to receive monthly installments over 10 years by the applicable deadline. Effective May 1, 2008, any distribution from the Excess Benefit Plan will be paid generally the first of the month following six calendar months after the participant separates from service, subject to the requirements of Section 409A of the Internal Revenue Code.

Pension Benefits Table

Set forth in the table below is Ms. Kumar’s, Mr. Grant’s and Ms. Primrose Wallace’s years of credited service and the present value of the accumulated benefits of each such officer under the 2000 Amended Pension Plan and the Excess Pension Plan, in each case, computed as of December 31, 2009, which is the same pension plan measurement date used for financial statement reporting purposes with respect to Time Warner’s audited financial statements for the year ended December 31, 2009.

Name	Plan Name	Number of Years of Credited Services	Present Value of Accumulated Benefit 12/31/2009	Payments During 2009
Mr. Grant	Time Warner Pension Plan	3.9167	$41,310	—
	Time Warner Excess Pension Plan	3.9167	$31,380	—

Ms. Kumar	Time Warner Pension Plan	4.1667	$38,250	—
	Time Warner Excess Pension Plan	4.1667	$28,730	—

Ms. Primrose Wallace	Time Warner Pension Plan	4.1667	$49,860	—
	Time Warner Excess Pension Plan	4.1667	$39,300	—

Present Value Calculation

The present values of accumulated benefits reflected in the table above were calculated based on the terms of the Pension Plans and Excess Benefit Plan in effect on December 31, 2009. The present values also reflect the assumptions that (1) the benefits under the Pension Plans and Excess Benefit Plan will be payable at the earliest retirement age at which unreduced benefits are payable (which, for Ms. Kumar, Mr. Grant and Ms. Primrose Wallace, is at age 65), (2) the benefits are payable as a lump sum, (3) the maximum annual covered compensation is $350,000 and (4) no joint and survivor annuity will be payable (which would, on an actuarial basis, reduce benefits to Ms. Kumar, Mr. Grant and Ms. Primrose Wallace but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula that exceed ERISA limits, which will be paid under the Excess Benefit Plan, are included in the present values shown in the table above. The present values of accumulated benefits under the Pension Plans and the Excess Benefit Plan were calculated using a 5.79% discount rate, a 5.79% lump-sum rate and the RP-2000 Mortality Table. The foregoing assumptions are consistent with the assumptions used for calculating Time Warner’s benefit obligations for financial reporting purposes as of December 31, 2009. The lump-sum rate is updated annually in accordance with the provisions under the Time Warner Pension Plans and the Excess Benefit Plan.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2009

Time Warner Inc. Deferred Compensation Plan

The Time Warner Inc. Deferred Compensation Plan (the “TW Deferred Compensation Plan”) generally permits employees of Time Warner and participating subsidiaries, including AOL LLC, whose annual cash compensation exceeds certain dollar thresholds to defer receipt of all or a portion of their annual bonus until a specified future date. A participant may choose to defer either a percentage (in multiples of 10%) or a specific dollar amount (in whole dollars) of the annual bonus, provided that the amount to be deferred is at least $5,000. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the Time Warner Savings Plan. Investment crediting rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Deferred amounts are credited with earnings or losses based on the performance of the applicable investment crediting rates. The participant may change his or her crediting rate selection once during any fiscal quarter through a third-party administrator’s website or by phone.

A participant may choose to receive either (1) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (2) a “termination distribution” (subject to the restrictions of Code Section 409A), in the form of a lump sum or two to 10 annual installments commencing in the year following the participant’s termination of employment with us.

An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. A participant may elect an early withdrawal, subject to a 10% penalty, only with respect to deferred amounts that are not subject to the restrictions of Section 409A.

With respect to payments not subject to Code Section 409A, “termination” refers to the last day of the period during which a former employee is entitled to receive post-termination severance payments. With respect to payments subject to Code Section 409A, “termination” refers to an employee’s separation from service with AOL and its affiliates. Any payments upon termination of employment other than in cases of death or disability that are not subject to Code Section 409A, shall, unless the participant has elected otherwise, be distributed in 10 annual installments beginning as soon as practicable on or after April 1 of the year following such termination, unless the amount is less than $50,000, in which case the amount will be paid in a lump sum. Any payments upon such termination that are subject to Code Section 409A, shall, unless the participant has elected otherwise, be distributed in 10 annual installments beginning as soon as practicable on or after April 1 of the year following such termination, unless the amount (together with any amounts deferred under any other non-qualified compensation plan that is aggregated with the TW Deferred Compensation Plan) is not greater than the applicable dollar limit provided in Section 402(g)(1)(B) of the Internal Revenue Code ($16,500 in 2009), in which case the amount will be paid in a lump sum. In the event of the disability of a participant, payments commence in April following the year the disability occurred and will be made on the same payment schedules as those described above regarding payments upon termination, except that any installment payments will be made over a period of five years instead of 10. In the event of the death of a participant, payments in the form of a lump sum will be made to the participant’s named beneficiary or estate as soon as practicable following receipt by Time Warner of proof of death.

Set forth in the table below is information about: (1) the contributions and earnings, if any, credited to the accounts maintained by certain Named Executive Officers under non-qualified deferred compensation arrangements, (2) any withdrawals or distributions from the accounts during 2009 and (3) the account balances on December 31, 2009.

Name	Deferred Compensation Arrangement	Executive Contributions in 2009 ($)(1)	Registrant Contributions in 2009 ($)	Aggregate Earnings (Loss) in 2009 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)(2)
Mr. Falco	Time Warner Inc. Deferred Compensation Plan	800,000	—	1,029,727	—	7,626,459

Ms. Kumar	Time Warner Inc. Deferred Compensation Plan	—	—	(1,666)	—	15,356

(1)	None of the amounts reported in these columns is required to be reported as compensation in the Summary Compensation Table for the 2009 fiscal year because Mr. Falco’s executive contribution relates to the deferral of a portion of his non-equity incentive plan award for the 2008 fiscal year that was paid in 2009, and neither Time Warner nor the Company pays above-market interest rates on deferred compensation.
(2)	The full amount reported in this column was previously reported as compensation in the Summary Compensation Table for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following summaries and tables describe and quantify the estimated dollar value of potential additional payments and other benefits that would be provided to our Named Executive Officers (or, in the case of death, to their respective estates or beneficiaries) under the executives’ respective employment agreements, employment letter agreements, retention agreements and equity agreements and our compensation plans following a termination of their employment or a change in control of us, in each case, assumed to have occurred on December 31, 2009.

The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of our Named Executive Officers and are available generally to all of our salaried employees, including any accrued vacation pay and medical and other group insurance coverage following disability. Certain payments following a termination of employment without cause are subject to suspension of payment for six months following separation from service if required under Code Section 409A. In addition, receipt of the payments and benefits upon a termination without cause is conditioned on the executive’s execution of a release of claims against us. If the executive does not execute a separation agreement or release of claims, he or she would not receive a severance payment.

Termination without Cause/for Good Reason or Change in Control

Named Executive Officer	Cash Severance(1)	Group Benefits Continuation(2)	Equity Awards: Stock Options and RSUs(3)	Other Benefits(4)	Total
Mr. Armstrong
- Termination without Cause/for Good Reason	$8,265,753	$21,824	$10,571,679	$8,483	$18,867,739
- Change in Control or Spin-off and Termination without Cause/for Good Reason	$8,265,753	$21,824	$10,571,679	$8,483	$18,867,739

Mr. Minson
- Termination without Cause/for Good Reason	$6,000,000	$19,289	$1,769,280	—	$7,788,569
- Change in Control or Spin-off and Termination without Cause/for Good Reason	$6,000,000	$19,289	$2,607,360	—	$8,626,649

Mr. Parker
- Termination without Cause/for Good Reason	$1,251,250	$17,160	$1,839	—	$1,270,249
- Change in Control or Spin-off and Termination without Cause/for Good Reason	$1,251,250	$17,160	$2,686,163	—	$3,954,573

Ms. Primrose Wallace
- Termination without Cause/for Good Reason	$946,500	$17,160	$1,234	—	$964,894
- Change in Control or Spin-off and Termination without Cause/for Good Reason	$946,500	$17,160	$1,790,767	—	$2,754,427

Mr. Cahall
- Termination without Cause/for Good Reason	$1,240,200	$8,335	—	—	$1,248,535
- Change in Control or Spin-off and Termination without Cause/for Good Reason	$1,240,200	$8,335	—	—	$1,248,535

(1)

Termination without Cause/for Good Reason and Change in Control or Spin-off and Termination without Cause/for Good Reason: The cash severance disclosed for Mr. Armstrong reflects a lump-sum payment equal to (i) the value of the base salary and annual bonus (based on the Armstrong Average Annual Bonus) he would have received if he had remained employed with us through the later of the expiration of his employment term or 24 months following his termination date, and (ii) the Armstrong Average Annual Bonus (as defined on page 66) for 2009. The cash severance disclosed for Mr. Minson reflects a lump-sum payment equal to (i) two times the sum of base salary (as in effect immediately prior to the termination date) and target annual bonus (assuming a target of

200% of base salary), and (ii) the target annual bonus for 2009. The cash severance disclosed for each of Messrs. Parker and Cahall and Ms. Primrose Wallace reflects a lump-sum payment equal to (i) 18 months of base salary (as in effect immediately prior to the termination date) and (ii) the target bonus for 2009. It also includes $220,000 for Mr. Parker and $190,000 for each of Ms. Primrose Wallace and Mr. Cahall pursuant to the 2009 Retention Program.

(2)	Group Benefits Continuation: The values set forth in the table above for Messrs. Armstrong and Minson are based on continued participation in our health and welfare benefit plans based on active employee rates. The values set forth for Messrs. Parker and Cahall and Ms. Primrose Wallace are based on the cost for such executives’ COBRA premiums.
(3)	Equity Awards: Stock Options and Restricted Stock Units: Pursuant to Mr. Armstrong’s employment agreement and the award agreements governing his equity grants, upon a termination without Cause or for Good Reason occurring on December 31, 2009 (and such termination occurs before a Change in Control), the stock options described in “—Spin-Off Stock Options,” as well as the stock options and RSUs described in “Rollover Restricted Stock Units and Stock Options,” continue to vest through the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date (both as defined below). Pursuant to Mr. Armstrong’s employment agreement, if such termination occurs after a Change in Control, all stock options and RSUs described above fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, or (ii) the date on which Mr. Armstrong is terminated without Cause or for Good Reason. The amount shown reflects the value, on December 31, 2009, of the stock options and RSUs that would accelerate under these provisions assuming in the case of a Change in Control, that such Change in Control and the qualifying termination of employment both occurred on December 31, 2009.
Pursuant to his employment agreement, the equity awards for Mr. Minson upon a termination without Cause or for Good Reason reflect accelerated vesting for any outstanding equity awards that would have otherwise vested on or before the Minson Severance Term Date (defined below), which in this case, reflects 100% vesting for the Minson Make-Whole RSUs and 50% vesting of the Initial Grants of RSUs and stock options, based on their respective vesting schedules. Following a Change in Control, pursuant to his stock option and RSU award agreements, if Mr. Minson is terminated without Cause or for Good Reason, all stock options and RSUs described above fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, or (ii) the date of such termination. The amount shown reflects the value, on December 31, 2009, of the stock options and RSUs that would accelerate under these provisions assuming in the case of a Change in Control, that such Change in Control and the qualifying termination of employment both occurred on December 31, 2009.
Pursuant to the stock option and RSU award agreements, the equity awards for Mr. Parker and Ms. Primrose Wallace upon a termination without Cause or for Good Reason reflect accelerated vesting of a pro-rata portion of the RSUs that would have otherwise vested during the current vesting period, which in this case, reflects one day of pro-rata vesting during the first vesting period, and forfeiture of unvested, outstanding stock options. Following a Change in Control, all stock options and RSUs fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, or (ii) the date on which Mr. Parker or Ms. Primrose Wallace, as applicable, terminated without Cause or for Good Reason.
The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of our common stock on December 31, 2009 ($23.28 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of our common stock on December 31, 2009 ($23.28 per share) with respect to RSUs.
(4)	This amount reflects the amount of the pro-rata premium of Group Universal Life insurance from January 1, 2010 through April 7, 2012.

Termination of Employment Due to Disability or Death

Named Executive Officer	Base Salary Continuation(2)	Bonus Continuation(2)	Pro Rata Target Annual Bonus or Average Annual Bonus(3)	Equity Awards Stock Options and RSUs(4)	Other Benefits(5)	Total
Mr. Armstrong(1)
Disability	$1,799,315	$3,398,630	$2,000,000	$10,571,679	$30,307	$17,799,931
Death	—	—	$2,000,000	$10,571,679	$50,000	$12,621,679

Mr. Minson(1)
Disability	$1,592,979	$3,035,959	$1,500,000	$2,607,360	$25,973	$8,762,271
Death	—	—	$1,500,000	$2,607,360	—	$4,107,360

Mr. Parker
Disability	—	—	—	$2,686,163	—	$2,686,163
Death	—	—	$206,250	$2,686,163	—	$2,892,413

Ms. Primrose Wallace
Disability	—	—	—	$1,790,767	—	$1,790,767
Death	—	—	$119,000	$1,790,767	—	$1,909,767

Mr. Cahall
Disability	—	—	—	—	—	—
Death	—	—	$165,200	—	—	$165,200

(1)	The disability period for Mr. Armstrong is January 1, 2010 through April 7, 2012 and for Mr. Minson is January 1, 2010 through September 12, 2012.
(2)	The amounts disclosed in the Base Salary Continuation and Bonus Continuation columns reflect the continued payment by the Company of 75% of each of Mr. Armstrong’s and Mr. Minson’s base salary and average annual bonus during his disability period and twelve weeks of pay at 40% of base salary, which is the amount by which their employment agreements exceed the benefit otherwise available to all employees.
(3)	The amounts disclosed in the Pro Rata Target Annual Bonus or Average Annual Bonus column reflect the full bonus for 2009 at target.
(4)	Equity Awards: Stock Options and Restricted Stock Units: Pursuant to the terms of the applicable equity award agreements under which the RSUs and stock options were granted, all such outstanding RSUs and stock options will fully vest on the date of the executive’s termination due to death or disability. Stock options will remain exercisable for three years following such termination (but not beyond the ten year term of such options). The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of our common stock on December 31, 2009 ($23.28 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of our common stock on December 31, 2009 ($23.28 per share) with respect to RSUs. For Messrs. Minson and Parker and Ms. Primrose Wallace the amounts reflect only the value of the RSU awards because the exercise price of the stock options is the same as the closing price of the stock on December 31, 2009.
(5)	Includes the cost of providing health and welfare benefits. For Messrs. Armstrong and Minson, in the event of a disability, the values are based on continued participation in our health and welfare benefit plans based on active employee rates. For Mr. Armstrong, in the event of his death, the amount reflects the $50,000 group life insurance pursuant to his employment agreement.

Mr. Armstrong

Termination of Employment by us for Cause. In the event that Mr. Armstrong’s employment is terminated by us for “cause” (generally defined as Mr. Armstrong’s (1) conviction of, or no contest plea to, a felony, (2) willful failure or refusal to perform his duties for us, (3) misappropriation, embezzlement or reckless or willful destruction of our property, (4) breach of any duty of loyalty to us, (5) intentional and improper conduct materially prejudicial to our business or (6) violation of the restrictive covenants under his employment agreement), he will receive his base salary through the effective date of termination and any bonus for any prior year that has not been paid as of termination and will also retain any rights pursuant to any of our insurance and other benefit plans.

Termination of Employment by Mr. Armstrong due to Material Breach by us and Termination of Employment by us without Cause. In the event that Mr. Armstrong terminates the term of his employment under his employment agreement due to our material breach of our obligations under his employment agreement (which includes, but is not limited to, (1) our violation of Mr. Armstrong’s rights under his employment agreement with respect to authority, title, reporting lines, duties or place of employment, (2) our failure to cause any successor to expressly assume our obligations under Mr. Armstrong’s employment agreement, (3) if Time Warner had failed to publicly announce, prior to September 13, 2010, its intention to spin off AOL LLC and (4) if Time Warner had retained the right to appoint a majority of our Board of Directors following a Spin-off), or if we terminate the term of the employment agreement either prior to April 7, 2012 or thereafter terminate Mr. Armstrong’s employment without cause, he will receive the payments and retain the rights described under “—Termination of Employment by us for Cause” above, and also will receive the following additional payments and benefits:

Pro Rata Average Annual Bonus. Mr. Armstrong will receive a lump-sum cash payment equal to the pro rata portion of the average of his two largest annual bonus amounts received in the three most recent calendar years through the effective date of termination of his employment (the “Armstrong Average Annual Bonus”). However, if Mr. Armstrong’s employment is terminated prior to receiving any annual bonus, then the Armstrong Average Annual Bonus will equal his target annual bonus.

Cash Severance. Mr. Armstrong will receive a lump-sum cash payment equal to the value of the base salary and annual bonus (based on the Armstrong Average Annual Bonus) he would have received if he had continued to serve as an employee of us until the later of the expiration of the employment agreement and the second anniversary of the effective date of his termination (the “Armstrong Severance Term Date”).

Group Benefits Continuation. Between the effective date of his termination and the Armstrong Severance Term Date, Mr. Armstrong will continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. The restricted stock units and stock options described under “—Rollover Restricted Stock Units and Stock Options” above, that Mr. Armstrong then holds will be treated as follows: (1) if Mr. Armstrong is retirement eligible at the time of his termination, the restricted stock units will vest and be settled following his termination of employment, or (2) if he is not yet retirement eligible, the restricted stock units will vest on the earlier of the Armstrong Severance Term Date and the date Mr. Armstrong commences employment with another employer, other than with a not-for-profit or governmental entity (the “Armstrong Equity Cessation Date”), in accordance with the terms of the applicable award agreement. All such stock options (“Rollover Stock Options”) will continue to vest and remain exercisable (but not beyond the ten-year term of such options), through the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date; provided, however, that if Mr. Armstrong is retirement eligible, then all such stock options that would have vested on or before the Armstrong Severance Term Date will vest and become immediately exercisable on the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date, and all such options shall remain exercisable for a period of three years after the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date.

The restricted stock units and stock options described under “—Replacement Restricted Stock Units and Stock Options” above, that Mr. Armstrong then holds will become immediately vested on the effective date of termination, and such stock options will remain exercisable until the earlier of the Armstrong Equity Cessation Date and the third anniversary of the date his employment terminates (but in no event beyond the expiration of the option’s ten-year term).

The stock options described under “—Spin-Off Stock Options” above, that Mr. Armstrong then holds will be treated the same as Rollover Stock Options described immediately above.

Limitations on Payments and Benefits. If Mr. Armstrong accepts full-time employment with any affiliate of us following termination of his employment, he will be required to repay us a pro rata portion of his cash severance. Mr. Armstrong may elect to reduce the amounts payable to him as a result of termination of employment to the extent such payments would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code and would exceed the “safe harbor” amount under Section 280G of the Internal Revenue Code. In addition, certain payments following termination of Mr. Armstrong’s employment may need to be delayed for six months to address the requirements of Section 409A of the Internal Revenue Code.

Release of Claims. Receipt of the foregoing payments and benefits is conditioned on Mr. Armstrong’s execution of a release of claims against us. If Mr. Armstrong does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance, if any such policies exist at the time of termination, and he will receive his base salary through the effective date of his termination and a pro rata portion of the Armstrong Average Annual Bonus.

Disability. If Mr. Armstrong becomes disabled during the term of his employment agreement, he will receive his full base salary for six months and a pro rata bonus for the year in which the disability occurs (which will be calculated based on the Armstrong Average Annual Bonus). Thereafter, he will remain on our payroll, and we will pay him disability benefits equal to the following:

Bonus and Salary Continuation. After the six-month period described immediately above, Mr. Armstrong will have a disability period ending on the later of the expiration of the employment agreement and the date that is 12 months following the end of the six-month period described immediately above and will receive during his disability period an annual amount equal to 75% of his base salary in effect immediately prior to termination of his employment and 75% of the Armstrong Average Annual Bonus. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by us.

Group Benefits Continuation. During the disability period, Mr. Armstrong will also continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Death. Under Mr. Armstrong’s employment agreement, if he dies during the term of his employment agreement, the employment agreement and all of our obligations to make any payments under the agreement will terminate, except that his estate or designated beneficiary will receive his base salary until the last day of the month in which his death occurs and a pro rata bonus for the year in which the death occurs (which will be calculated based on the Armstrong Average Annual Bonus).

Restrictive Covenants. Mr. Armstrong’s employment agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. During his employment with us and during any disability period, Mr. Armstrong is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, any person or entity that engages in any line of business that is substantially the same as either (1) any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct, and have not ceased to engage in or conduct, or (2) any operating business that is engaged in or conducted by us as to which, to his knowledge, we covenant, in writing, not to compete with in connection with the disposition of such business. However, Mr. Armstrong is permitted to retain investments in certain competing entities that were disclosed by Mr. Armstrong prior to entering into the employment agreement. In addition, for one year following termination of his employment for any reason other than death or disability, Mr. Armstrong is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, Google Inc., Microsoft Corporation, Yahoo! Inc., or their respective affiliates, internet-service subsidiaries or certain successors, or any other entity that competes substantially with us. Further, for one year following termination of his employment for any reason other than death or disability, Mr. Armstrong is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, the effective date of such termination, other than Mr. Armstrong’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Mr. Minson

Termination of Employment by us for Cause. In the event that Mr. Minson’s employment is terminated by us for “cause” (generally defined as Mr. Minson’s (1) conviction of, or no contest plea to, a felony, (2) willful failure or refusal to perform his duties for us, (3) misappropriation, embezzlement or reckless or willful destruction of our property, (4) breach of any duty of loyalty to us, (5) intentional and improper conduct materially prejudicial to our business or (6) violation of the restrictive covenants under his employment agreement), he will receive his base salary through the effective date of termination and any bonus for any prior year that has been determined and not been paid as of termination and will also retain any rights pursuant to any of our insurance and other benefit plans.

Termination of Employment by Mr. Minson due to Material Breach by us and Termination of Employment by us without Cause. In the event that Mr. Minson terminates his employment agreement due to our material breach of the obligations under his employment agreement (which means (1) our violation of Mr. Minson’s rights under his employment agreement with respect to authority, reporting lines, duties or place of employment, (2) our violation of Mr. Minson’s rights under his employment agreement with respect to compensation payable to him, (3) if we had failed to expressly assume the obligations of AOL LLC under Mr. Minson’s employment agreement upon the Spin-off or (4) if Time Warner had, prior to a Spin-off, sold all or substantially all of our assets or membership interests to an entity that is not an affiliate of Time Warner), or if we terminate the term of the employment agreement on or after September 7, 2012 or terminate Mr. Minson’s employment without cause upon 60 days’ notice, he will receive the payments and retain the rights described under “—Termination of Employment by us for Cause” above, and also will receive the following additional payments and benefits:

Pro Rata Target Annual Bonus. Mr. Minson will receive a lump-sum cash payment equal to the pro rata portion of his target annual bonus in effect immediately prior to termination of his employment (which will not be less than 200% of his base salary in effect immediately prior to such termination) through the effective date of termination of his employment.

Cash Severance. Mr. Minson will receive a lump-sum cash payment equal to two times the sum of his base salary in effect immediately prior to termination of his employment and his target annual bonus in effect immediately prior to termination of his employment (which will not be less than 200% of his base salary in effect immediately prior to such termination).

Group Benefits Continuation. Between the effective date of his termination and the second anniversary of the effective date of his termination (the “Minson Severance Term Date”), Mr. Minson will continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. The stock options described under “—Long-Term Equity-Based Awards” above, that Mr. Minson then holds, will continue to vest through the Minson Severance Term Date, and such stock options will remain exercisable for the period set forth in the relevant stock option award agreement (but not beyond the expiration of the term of such stock option). Any restricted stock units described under “—Long-Term Equity-Based Awards” above, that Mr. Minson then holds, and any Make-Whole RSUs described under “—Make-Whole Payment and Restricted Stock Units” above, that Mr. Minson then holds, which would have vested on or before the Minson Severance Term Date, will become immediately vested on the effective date of termination, and the restricted stock units will be settled in shares of our common stock.

Limitations on Payments and Benefits. If Mr. Minson accepts full-time employment with any affiliate of us prior to the Minson Severance Term Date, he will be required to repay to us a pro rata portion of the cash severance payment comprised of two times the sum of his base salary and his target annual bonus. The amounts payable to Mr. Minson as a result of a termination of employment are subject to reduction to the extent such payments are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, except that those amounts payable will not be reduced if we determine that without the reduction, Mr. Minson would receive and retain a greater net after tax portion of those payments. In addition, certain payments following termination of Mr. Minson’s employment may need to be delayed for six months to address the requirements of Code Section 409A.

Release of Claims. Receipt of the foregoing payments and benefits is conditioned on Mr. Minson’s execution of a release of claims against us. If Mr. Minson does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance, if any such policies exist at the time of termination, and he will receive his base salary through the effective date of his termination and a pro rata portion of his target annual bonus.

Disability. If Mr. Minson becomes disabled during the term of his employment agreement, he will receive his full base salary for six months and a pro rata bonus for the year in which the disability occurred (which will be calculated based on Mr. Minson’s target annual bonus). Thereafter, he will remain on our payroll, and we will pay him disability benefits equal to the following:

Bonus and Salary Continuation. After the six-month period described immediately above, Mr. Minson will have a disability period ending on the later of the expiration of the employment agreement and the date that is 12 months following the end of the six-month period described immediately above and will receive during his disability period an annual amount equal to 75% of his base salary in effect immediately prior to termination of his employment and 75% of his target annual bonus in effect immediately prior to termination of his employment. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by us.

Group Benefits Continuation. During the disability period, Mr. Minson will also continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Death. Under Mr. Minson’s employment agreement, if he dies during the term of his employment agreement, the employment agreement and all of our obligations to make any payments under the agreement will terminate, except that his estate or designated beneficiary will receive his base salary until the last day of the month in which his death occurs and a pro rata bonus for the year in which the death occurs (which will be calculated based on Mr. Minson’s target annual bonus).

Restrictive Covenants. Mr. Minson’s employment agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. During his employment with us and during any disability period, Mr. Minson is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, any person or entity that engages in any line of business that is substantially the same as either (1) any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct or (2) any operating business that is engaged in or conducted by us as to which, to his knowledge, we covenant, in writing, not to compete with in connection with the disposition of such business. In addition, for one year following termination of his employment for any reason other than death or disability, Mr. Minson is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, Google Inc., IAC/InterActiveCorp., Microsoft Corporation or Yahoo! Inc., or any of their respective subsidiaries or affiliates, or any successor thereto, or any other pure play internet company that, during the one-year period preceding the effective date of such termination, derived a majority of its revenues from online advertising. Further, for one year following termination of his employment for any reason other than death or disability, Mr. Minson is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, the effective date of such termination, other than Mr. Minson’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Messrs. Parker and Cahall and Ms. Primrose Wallace

Termination for Cause.

With respect to each of Messrs. Parker and Cahall and Ms. Primrose Wallace, in the event that the executive’s employment is terminated by us for “cause” (which is generally defined as (i) the executive’s conviction of, or guilty plea to, a felony; (ii) the executive’s failure or refusal to perform his or her duties with us; (iii) fraud, embezzlement, misappropriation, or material destruction of our property; (iv) the executive’s breach of any statutory or common law duty of loyalty to us; (v) the executive’s violation of the restrictive covenants under his or employment letter agreement; (vi) the executive’s improper conduct substantially prejudicial to our business; or (vii) the executive’s failure to cooperate in any internal or external investigation involving us), the executive would (1) receive his or her base salary through the effective date of termination and (2) retain any rights pursuant to any of our insurance or other benefit plan. The executives would not receive any additional payments or other benefits under their respective employment letter agreements or otherwise, and, thus, this termination scenario is not included in the tables above.

Termination without Cause.

Employment Letter Agreements with Messrs. Parker and Cahall and Ms. Primrose Wallace. With respect to Messrs. Parker and Cahall and Ms. Primrose Wallace, in the event of a termination of the executive’s employment without “cause” (as defined in their employment letter agreements, which are summarized under “—Compensation Discussion and Analysis—Termination and Severance Packages” above), the executive would have received his or her base salary through the effective date of termination and, in exchange for a release of claims against us, the executive would have received the following payments and benefits:

Cash Severance. After the effective date of termination of employment, the executive would have received, in a lump sum, a payment equal to 18 months of his or her base salary in effect immediately prior to his or her termination of employment.

Pro Rata Annual Bonus. The executive would have received a pro rata portion of his or her target annual bonus for the current year, payable in a lump sum.

Group Benefits Continuation. Beginning on the first day of the calendar month following the termination of his or her employment, we would pay the cost of medical, dental and vision benefit coverage under COBRA for 12 months for Ms. Primrose Wallace and Mr. Parker and 18 months for Mr. Cahall.

Equity Award Agreements. The agreements that govern the stock options granted to Mr. Parker and Ms. Primrose Wallace do not provide for any vesting following a termination of the executive’s employment by us without “cause.”

The agreements that govern the restricted stock units awarded to Mr. Parker and Ms. Primrose Wallace generally provide that if we terminate the executive’s employment without “cause” (as defined under the employment letter agreements), a pro rata portion of restricted stock units that were scheduled to vest at the next vesting date would vest on the date of separation.

Change in Control of Us. The employment letter agreements for Messrs. Parker and Cahall and Ms. Primrose Wallace do not provide for any additional benefits as a result of a change in control of us. The agreements that govern the stock option grants and restricted stock unit awards do not provide for accelerated vesting upon a change in control of us.

Retirement. The employment arrangements for Messrs. Parker and Cahall and Ms. Primrose Wallace do not provide for any additional benefits as a result of retirement. In addition, Messrs. Parker and Cahall and Ms. Primrose Wallace are not retirement eligible under the Time Warner equity plans. Accordingly, amounts regarding payments due upon retirement have not been included in the table above.

Disability. With respect to Messrs. Parker and Cahall and Ms. Primrose Wallace, in the event that we terminate the executive’s employment due to “disability” (as defined under our long-term disability plan), he or she (1) is entitled to receive his or her base salary through the effective date of termination and (2) retains any rights pursuant to any insurance or other benefit plans we offer. Messrs. Parker and Cahall and Ms. Primrose Wallace will not receive any additional payments or other benefits under their employment letter agreements or the retention programs. Under the terms of the agreements governing stock options and restricted stock units, all of these equity awards held by each executive will vest upon his or her “disability” (as defined in the applicable equity award agreements).

Death. With respect to Messrs. Parker and Cahall and Ms. Primrose Wallace, in the event of the executive’s death, his or her beneficiaries are entitled to receive the executive’s base salary through the date of termination and a pro rata amount of his or her target bonus based on the number of days he or she was employed during the year of death. The executive’s beneficiaries also retain any rights pursuant to any insurance or other benefit plans we offer. Mr. Parker and Ms. Primrose Wallace will not receive any additional payments or other benefits under their employment letter agreements or the retention programs. Under the terms of the agreements governing awards of stock options and restricted stock units, all of these equity awards held by each of Messrs. Parker and Cahall and Ms. Primrose Wallace will vest upon his or her death.

Other Restrictive Covenants.

The employment letter agreements with Messrs. Parker and Cahall and Ms. Primrose Wallace provide that each executive is subject to restrictive covenants which provide that he or she will not, among other things: (1) disclose any of our proprietary information or confidential matters at any time, (2) solicit our employees for one year following any termination of employment and (3) compete with us while employed and for one year following any termination of employment by (a) participating in the ownership, control or management of any business that competes in any way with the aspects of our business to which the individual was engaged or had material knowledge or (b) being employed by any business in any capacity such that the executive’s job duties would make such employment competitive with our business interests in which the executive was engaged or had material knowledge.

Separation Agreement with Mr. Falco

General. In connection with the termination of Mr. Falco’s employment effective as of March 13, 2009, Time Warner and AOL LLC entered into a separation agreement and release of claims with Mr. Falco dated May 13, 2009. The separation agreement modifies the severance provisions set forth in Mr. Falco’s employment agreement.

Transition Services. Mr. Falco’s separation agreement states that, from March 13, 2009 through June 1, 2009, he would provide transition services to us, including cooperating with us in providing for an orderly transition and giving assistance as reasonably requested by Time Warner or us.

Cash Severance. The separation agreement provides that Mr. Falco will continue to receive his base salary, at the rate of $1 million per year, on our normal payroll payment dates through December 31, 2010. In addition, the agreement provides that Mr. Falco will receive annual bonus payments with respect to each of 2009 and 2010 equal to the average of his two largest annual bonus amounts received in the five most recent calendar years (the “Falco Average Annual Bonus”). Mr. Falco’s separation agreement stipulates that the Falco Average Annual Bonus equals $3.25 million. The agreement provides that such annual bonus payments will be made on our normal bonus payment dates in 2010 and 2011.

Group Benefits Continuation. Mr. Falco is eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), through December 31, 2010, to the extent that we maintain such plans for our executives. As of March 13, 2009, Mr. Falco was not eligible to contribute to, or accrue additional benefits under, any retirement plans of Time Warner or us.

Deferred Compensation. Amounts credited to Mr. Falco’s Time Warner deferred compensation arrangement are payable to him in 10 annual installment payments beginning on April 1, 2010.

Equity Awards. The separation agreement provides that Mr. Falco will not receive any Time Warner equity award grants after March 13, 2009. The Time Warner stock options granted to Mr. Falco on March 2, 2007 will continue to vest through the earlier of December 31, 2010 and the date Mr. Falco commences employment with another employer, other than with a not-for-profit or governmental entity (the “Falco Equity Cessation Date”), and any such stock options that are unvested as of the earlier of such dates will be forfeited as of such date. The Time Warner stock options granted to Mr. Falco on March 7, 2008 fully vested on March 13, 2009. All options that are vested as of the earlier of December 31, 2010 and the Falco Equity Cessation Date will remain exercisable for a period of up to three years following the earlier of such dates.

The Time Warner restricted stock units that were awarded to Mr. Falco on November 27, 2006, March 7, 2008 and February 20, 2009 fully vested on March 13, 2009, but were not to be issued before six months following such vesting date. A pro rata portion (based on the period of time from the award date until the earlier of December 31, 2010 and the Falco Equity Cessation Date) of all other restricted stock unit awards will vest on the earlier of December 31, 2010 and the Falco Equity Cessation Date in accordance with the terms of the applicable award agreements, but the Time Warner shares underlying any vested restricted stock units will not be delivered to Mr. Falco until promptly following the next regular vesting date for such restricted stock units. With regard to the performance stock units Mr. Falco held on March 13, 2009, following the end of the applicable three-year performance periods, the performance achieved by Time Warner will be determined and the number of shares of Time Warner stock to be delivered to Mr. Falco will be determined in accordance with the terms of the applicable award agreement. However, a pro rata number (based on the period of time from the award date until the earlier of December 31, 2010 and the Falco Equity Cessation Date) of Time Warner shares will be delivered if December 31, 2010 or the Falco Equity Cessation Date occurs prior to the end of the performance period for an award of performance stock units.

Limitations on Payments and Benefits. The amounts payable to Mr. Falco as a result of termination of employment are subject to reduction to the extent such payments are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. In addition, certain payments following termination of Mr. Falco’s employment are subject to a six-month delay to address the requirements of Section 409A of the Internal Revenue Code.

Release of Claims. Receipt of the foregoing payments and benefits was conditioned on Mr. Falco’s execution of a release of claims against us.

Restrictive Covenants. Mr. Falco is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. Through March 13, 2010, Mr. Falco is not permitted to compete with us by providing services to, acting in any capacity for or owning certain interests in, (x) eBay, Inc., MySpace, Interactive Corp., EarthLink, Inc., Google Inc., Microsoft Corporation or Yahoo! Inc. or any of their respective subsidiaries or any successors to the applicable internet service provider, or (y) any internet access, service or portal company or any other company that directly competes with us. Further, for one year following termination of his employment, Mr. Falco is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, March 13, 2009, other than Mr. Falco’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Separation Agreement with Mr. Grant

General. In connection with the termination of Mr. Grant’s employment effective as of March 13, 2009, AOL LLC entered into a separation agreement and release of claims with Mr. Grant dated May 26, 2009. The separation agreement modifies the severance provisions set forth in Mr. Grant’s employment agreement.

Transition Services. Mr. Grant’s separation agreement states that, from March 13, 2009 through June 1, 2009, he would provide transition services to us, including cooperating with us in providing for an orderly transition and giving assistance as reasonably requested by Time Warner or us. Mr. Grant was paid $200,000 on July 6, 2009 for his transition services.

Cash Severance. Similar to Mr. Falco’s separation agreement, Mr. Grant’s separation agreement provides that Mr. Grant will continue to receive his base salary, at a rate of $750,000 per year, on our normal payroll payment dates through December 31, 2010. In addition, the agreement provides that Mr. Grant will receive annual bonus payments with respect to each of 2009 and 2010 equal to the average of his two largest annual bonus amounts received in the five most recent calendar years (the “Grant Average Annual Bonus”). Mr. Grant’s separation agreement stipulates that the Grant Average Annual Bonus equals $1,662,500. Mr. Grant’s separation agreement provides that such annual bonus payments will be made on our normal bonus payment dates in 2010 and 2011.

Group Benefits Continuation. Mr. Grant is eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), through December 31, 2010, to the extent that we maintain such plans for our executives. As of March 13, 2009, Mr. Grant was not eligible to contribute to, or accrue additional benefits under, any retirement plans of Time Warner or us.

Outplacement. The separation agreement provides that Mr. Grant will receive reimbursement for up to $50,000 in career counseling and outplacement services, which must be used by March 15, 2010.

Equity Awards. The separation agreement provides that Mr. Grant will not receive any Time Warner equity award grants after March 13, 2009. All Time Warner stock options Mr. Grant held on March 13, 2009 will continue to vest through the earlier of December 31, 2010 and the date Mr. Grant commences employment with another employer, other than with a not-for-profit or governmental entity (the “Grant Equity Cessation Date”), and any such stock options that are unvested as of the earlier of such dates will be forfeited as of such date. All Time Warner stock options that were granted to Mr. Grant after November 27, 2006 and prior to February 18, 2009 that would have vested on or before December 31, 2010 will vest on the earlier of December 31, 2010 and the Grant Equity Cessation Date. Mr. Grant’s Time Warner stock options granted prior to November 27, 2006 will remain exercisable for one year following the earlier of December 31, 2010 and the Grant Equity Cessation Date, and Mr. Grant’s Time Warner stock options granted after November 27, 2006 will remain exercisable for three years following the earlier of such dates, in each case to the extent vested as of such earlier date. In addition, all Time Warner stock options that were granted to Mr. Grant on or after February 18, 2009 will fully vest on the earlier of December 31, 2010 and the Grant Equity Cessation Date and will remain exercisable for a period of up to three years following such date.

The Time Warner restricted stock units that were awarded to Mr. Grant on February 20, 2009 fully vested on March 13, 2009, but were not to be released before six months following such vesting date. A pro rata portion (based on the period of time from the award date until the earlier of December 31, 2010 and the Grant Equity Cessation Date) of all other restricted stock unit awards will vest on the earlier of December 31, 2010 and the Grant Equity Cessation Date in accordance with the terms of the applicable award agreements, but the Time Warner shares underlying any vested restricted stock units will not be delivered to Mr. Grant until promptly following the next regular vesting date for such restricted stock units.

Release of Claims. Receipt of the foregoing payments and benefits was conditioned on Mr. Grant’s execution of a release of claims against us.

Restrictive Covenants. Until the latest of (1) the six-month anniversary of the date of the Spin-off, (2) December 31, 2010 or (3) the Grant Equity Cessation Date, Mr. Grant is not permitted to compete with us by providing services to, acting in any capacity for, or acquiring certain interests in, any of MySpace, Interactive Corp., EarthLink, Inc., Facebook, Google Inc., Microsoft Corporation, or Yahoo! Inc., or any of their respective subsidiaries or any successors to the applicable internet service provider.

Separation Agreement and Release of Claims with Ms. Kumar

General. In connection with the termination of Ms. Kumar’s employment, AOL LLC entered into a separation agreement and release of claims with Ms. Kumar, effective July 1, 2009. The separation agreement modified the severance provisions set forth in Ms. Kumar’s employment letter agreement.

2009 GBP Bonus. The separation agreement provided that Ms. Kumar would receive a cash payment equal to $275,000 under the GBP. This payment was made on July 15, 2009 and represents a portion of her GBP bonus through the effective date of her termination of employment.

Cash Severance. The separation agreement provided that Ms. Kumar would receive a lump-sum cash payment equal to $2.2 million, payable in a lump sum within 60 days following the effective date of her termination of employment. This amount was paid to Ms. Kumar on July 15, 2009.

2009 Cash Retention Program. The separation agreement provided that Ms. Kumar would receive a cash payment equal to $220,000. This payment, which was made on July 15, 2009, represents the entire amount for which Ms. Kumar was eligible under the 2009 cash retention program.

Group Benefits Continuation. The separation agreement provided that, if Ms. Kumar elected to enroll in COBRA benefits continuation, we would pay for the full cost of continued medical, dental and vision benefit coverage under COBRA for Ms. Kumar and her qualified beneficiaries for 18 months beginning the first day of the calendar month following the termination of her employment.

Equity Awards. Ms. Kumar’s rights under any stock option, RSU and PSU awards will be determined in accordance with the terms and provisions of the relevant equity plans and award agreements. The agreements that govern stock options generally do not provide for any vesting following termination of employment without cause; the agreements that govern RSUs generally provide for the vesting of a pro rata amount (based on the period of time from the award date until the date of termination) of RSUs that were scheduled to vest at the next vesting date; and the agreements that govern PSUs generally provide for payment of a pro rata portion (based on the period of time from the award date until the date of termination) of the number of shares underlying the PSUs that would have vested based on the actual performance level achieved for the full performance period. In addition, to resolve a discrepancy in Ms. Kumar’s May 2007 grant of PSU awards, we agreed to provide her with a pro-rata cash payment, an amount equal to $3,414, (based on the period of time from the award date until her termination on July 1, 2009) with respect to a target number of 167 PSUs based on the actual performance achieved for the 2007-2009 performance period and the closing price of Time Warner common stock on March 2, 2010, the vesting date of the PSUs.

Release of Claims. Receipt of the foregoing payments and benefits was conditioned on Ms. Kumar’s execution of a general release of claims.

Restrictive Covenants. Ms. Kumar’s separation agreement provided that, during the six-month period following her termination of employment, she was not permitted to compete with us by participating in the ownership of certain interests in, or the control or management of, or be employed by, Yahoo! Inc., Google Inc., Microsoft Corporation, IAC/InterActiveCorp., News Corporation, Viacom Inc. or The Walt Disney Company, or their respective affiliates, subsidiaries or successors.

Separation Agreement with Ms. Partoll

AOL LLC entered into a separation agreement and release of claims with Ms. Partoll, dated November 17, 2009, which terminated her employment with us without cause, effective October 1, 2009. The separation agreement modified the severance provisions set forth in Ms. Partoll’s employment letter agreement. In exchange for executing the separation agreement and release of claims, Ms. Partoll received total cash severance equal to $5,000,000 (which is equal to four times her base salary of $625,000 and four times her annual target bonus of $625,000). Ms. Partoll is also entitled to 18 months of company-paid medical, dental and vision benefit coverage if she makes a timely election under COBRA. In addition, Ms. Partoll is entitled to a “tax gross-up” payment in the event the payments under the severance agreement would trigger any excise tax under Section 4999 of the Internal Revenue Code.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation in 2009

Jeff Bewkes and John Martin served as interim members of our Board immediately prior to the Spin-off but received no compensation for such service. Messrs. Bewkes and Martin were replaced by the non-employee directors set forth in the table below. Tim Armstrong receives no additional compensation for his service as a director. The table below sets forth information regarding compensation earned in 2009 by the non-employee directors who replaced the interim members of our Board.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compen- sation ($)	Total ($)
Richard Dalzell	8,350	—	8,350
Karen Dykstra	8,350	—	8,350
William Hambrecht	8,350	—	8,350
Susan Lyne	8,350	—	8,350
Patricia Mitchell	8,350	—	8,350
Michael Powell	8,350	—	8,350
Fredric Reynolds	8,350	—	8,350
James Stengel	8,350	—	8,350
James Wiatt	8,350	—	8,350

(1)	Each non-employee director set forth in the table was paid a cash retainer of $8,350 for his or her service on our Board of Directors during 2009.

The following description summarizes the compensation to be paid to our non-employee directors for 2010. We currently anticipate that our director compensation program will be similarly structured in future years. Each of our non-employee directors will receive annual compensation consisting of a cash retainer of $100,000 and equity awards with an aggregate economic value of $150,000. An additional annual cash retainer of $20,000 will be paid to each non-employee director serving as the chairperson of any of the following committees: the Nominating and Governance Committee, the Audit and Finance Committee or the Compensation Committee. Each non-employee director serving on the Executive Committee will receive an additional $5,000 annual cash retainer. Of the $150,000 in economic value of equity awards to be granted to each non-employee director on an annual basis, 50%, or $75,000 in economic value, is in the form of stock options, and the remaining 50%, or $75,000 in economic value, is in the form of restricted stock units. The stock options will vest one year from the date of grant and will have a 10-year term. The restricted stock units will vest one year from the date of grant. For 2010, stock options and restricted stock units were granted to our non-employee directors on January 29, 2010.

SHARE OWNERSHIP INFORMATION

The following table provides information as of March 4, 2010 with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors and nominees;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below, to our knowledge, has sole voting and dispositive power with respect to the securities they hold.

Percentage computations are based on 106,534,436 shares of our common stock outstanding as of March 4, 2010.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
Directors and Executive Officers:
Mr. Tim Armstrong(a)	1,069,041		1.0%
Mr. Richard Dalzell	—		—
Ms. Karen Dykstra	—		—
Mr. William Hambrecht	—		—
Ms. Susan Lyne	—		—
Ms. Patricia Mitchell	—		—
Mr. Michael Powell	—		—
Mr. Fredric Reynolds	40,000		*
Mr. James Stengel	—		—
Mr. James Wiatt	—		—
Mr. Arthur Minson	17	(b)	*
Mr. Ira Parker	—		—
Ms. Tricia Primrose Wallace	279	(b)	*
Mr. Ted Cahall	—		—
Mr. Randy Falco(c)	—		—
Ms. Nisha Kumar(c)	26		*
Mr. Ron Grant(c)	—		—
Ms. Kim Partoll(c)	230		*
All directors and executive officers as a group (14 individuals)(d)	1,109,548		*
Principal Stockholders:
Capital Research Global Investors(e)	5,730,892		5.4%
Dodge & Cox(f)	10,929,974		10.3%
BlackRock, Inc.(g)	6,143,393		5.8%

*	Less than 1%.
(a)	Includes 556,598 shares of common stock that may be acquired by Mr. Armstrong on or before May 3, 2010 pursuant to options held by him. This amount also includes 339,365 shares underlying unvested restricted stock units, which will vest on April 15, 2010, and which may be issued on or before May 3, 2010. The amount also includes 173,078 shares issued to Polar Capital Group, LLC, in partial satisfaction of our obligation to return Mr. Armstrong’s original investment in Patch Media Corporation in shares of our common stock. Mr. Armstrong disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. See “Certain Relationships and Related Party Transactions—Related Person Transactions—Patch Acquisition.”

(b)	Represents shares received in connection with the Spin-off.
(c)	Messrs. Falco and Grant and Ms. Kumar and Ms. Partoll are no longer employed by the Company.
(d)	Includes individuals listed as Executive Officers in our annual report on Form 10-K filed on March 2, 2010.
(e)	The information in the table and in this footnote (d) is based solely on a Schedule 13G with respect to the Company’s common stock filed by Capital Research Global Investors with the SEC on February 11, 2010. Capital Research Global Investors is a division of Capital Research and Management Company (“CRMC”) and is deemed to be the beneficial owner of 5,730,892 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(f)

The information in the table and in this footnote (e) is based solely on a Schedule 13G/A with respect to the Company’s common stock filed by Dodge & Cox with the SEC on February 10, 2010. Dodge & Cox has sole voting power over 10,417,707 shares of our common stock, shared voting power over 13,008 shares of our common stock and sole dispositive power over 10,929,974 shares of our common stock. The securities reported on such Schedule 13G/A are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address of Dodge & Cox is 555 California Street, 40th floor, San Francisco, CA 94104.

(g)

The information in the table and in this footnote (f) is based solely on a Schedule 13G with respect to the Company’s common stock filed by BlackRock, Inc. with the SEC on January 29, 2010. The securities reported on such Schedule 13G were acquired by the following subsidiaries of BlackRock, Inc.: BlackRock Asset Management Japan Limited; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (Dublin) Ltd; BlackRock (Luxembourg) S.A.; BlackRock Fund Managers Ltd; BlackRock International Ltd; and BlackRock Investment Management UK Ltd. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Time Warner

In order to govern certain ongoing relationships between AOL and Time Warner after the Spin-off and to provide mechanisms for an orderly transition, AOL and Time Warner entered into agreements pursuant to which certain services are provided for following the Spin-off, and AOL and Time Warner will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements entered into with Time Warner.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Time Warner before the distribution of our shares of common stock to Time Warner stockholders. The Separation and Distribution Agreement sets forth our agreements with Time Warner regarding the principal actions that needed to be taken in connection with our separation from Time Warner. It also sets forth other agreements that govern certain aspects of our relationship with Time Warner following the separation.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identified certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Time Warner so that each of AOL and Time Warner retained the assets of, and the liabilities associated with, its respective business. The Separation and Distribution Agreement provided for the settlement or extinguishment of certain liabilities and other obligations between AOL and Time Warner. In particular, the Separation and Distribution Agreement provided that:

•	subject to the exceptions immediately below, all of the assets and liabilities (whether accrued, contingent or otherwise) of AOL LLC prior to the distribution were transferred to and assumed by us;

•	those assets and liabilities of AOL LLC which relate to the guarantees of indebtedness of Time Warner and other non-AOL subsidiaries were retained by AOL LLC; and

•	certain leasehold interests and other assets and liabilities which are not material to the AOL business were retained by AOL LLC.

To effect the transfer of assets and assumption of liabilities, we entered into an Assignment and Assumption Agreement with Time Warner and AOL LLC, pursuant to which AOL LLC transferred, and we accepted and assumed, all of the assets and liabilities of AOL LLC intended to be transferred to us in advance of the separation.

Internal Reorganization. The Separation and Distribution Agreement described certain actions related to our separation from Time Warner that occurred prior to the distribution, including the following (collectively referred to herein as the “Internal Transactions”):

•	the conversion of Time Warner’s wholly-owned subsidiary, TW AOL Holdings Inc., into a Virginia limited liability company to be named TW AOL Holdings LLC;

•	our conversion from a Delaware limited liability company to a Delaware corporation and our change of name to AOL Inc.;

•

the series of intercompany transactions that were undertaken to transfer substantially all of the assets and liabilities of AOL LLC (other than AOL LLC’s guarantees of indebtedness of Time Warner and other non-AOL affiliates of Time Warner, certain leasehold interests and other assets and liabilities which are not material to the AOL business), our former wholly-owned subsidiary that held, directly or indirectly, all of the AOL business, to us;

•	the transfer of all of the membership interests in AOL LLC by us to Time Warner and TW AOL Holdings LLC on a pro rata basis;

•	the subsequent transfer by TW AOL Holdings LLC of its entire membership interest in AOL LLC to Time Warner;

•	the transfer by TW AOL Holdings LLC of all of our common stock that it owned to Time Warner;

•

the settlement or forgiveness of most intercompany payables and receivables among us and our subsidiaries and affiliates, on the one hand, and Time Warner and its other subsidiaries and affiliates, on the other hand; and

•	our recapitalization so that the number of outstanding shares of our common stock was equal to the number of shares to be distributed by Time Warner in the distribution.

Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us and our subsidiaries and other affiliates, on the one hand, and Time Warner and its other subsidiaries and other affiliates, on the other hand, terminated effective as of the distribution, except certain agreements and arrangements that were intended to survive the distribution.

Credit Support. We have agreed to use reasonable best efforts to arrange, prior to the distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support provided by or through Time Warner or any of its affiliates for the benefit of AOL or any of its affiliates. However, in the event that we were not able to obtain releases for all such credit support instruments as of the distribution date, Time Warner has agreed to provide ongoing credit support until the earlier of 24 months following the distribution and 30 days after we obtain the right to borrow funds under a permanent post-distribution credit facility, at which time we will be required to provide Time Warner with either letters of credit or guarantees against losses arising from such credit support instruments or otherwise cash collateralize the full amount of such credit support instruments for the benefit of Time Warner in the event that we have not obtained releases. To compensate Time Warner for the credit support it provides, we pay Time Warner a credit support fee equal to a rate per annum of 4.375% of the principal amount of all existing obligations for which Time Warner provides credit support under this arrangement. The credit support fee is subject to prescribed periodic increases over the term of this arrangement.

Time Warner guarantees our obligations under the lease for our corporate headquarters at 770 Broadway, New York, New York. Under the existing guarantee agreement, Time Warner issued to the landlord a guarantee of approximately $10.0 million which can increase to $15.7 million in certain circumstances. We will replace Time Warner as guarantor at the time we arrange permanent bank financing or are able to transfer the obligations to ourselves, but in any event no later than the 24 months permitted by the Separation and Distribution Agreement.

Representations and Warranties. In general, neither we nor Time Warner made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, the value of or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets were transferred on an “as is,” “where is” basis.

Further Assurances. To the extent that any transfers contemplated by the Separation and Distribution Agreement were not consummated prior to the distribution, the parties agreed to use reasonable best efforts to effect such transfers as promptly as practicable following the distribution date. In addition, in the event it is discovered after the distribution that there was an omission of the transfer, or the incorrect transfer, of any asset or liability that, had the parties given specific consideration to such asset or liability, would have otherwise been transferred or retained by the relevant party, as the case may be, the parties agreed to use reasonable best efforts to effect any necessary transfer or re-transfer as promptly as practicable following the distribution date.

The Distribution. The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the distribution. Prior to the Spin-off, Time Warner delivered all of the issued and outstanding shares of our common stock to the distribution agent. Following the distribution date, the distribution agent electronically delivered the shares of our common stock to entitled Time Warner stockholders based on the distribution ratio. Time Warner had the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

Exchange of Information. We and Time Warner agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Time Warner also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Until the end of the first full fiscal year following the distribution, each party agreed to use its reasonable best efforts to assist the other with respect to its financial reporting and audit obligations.

Termination. The Separation and Distribution Agreement provides that it could have been terminated by Time Warner at any time prior to the distribution.

Release of Claims. We and Time Warner agreed to broad releases pursuant to which we each released the other and its affiliates, successors and assigns and their respective stockholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement.

Indemnification. We and Time Warner agreed to indemnify each other and each of our respective affiliates, current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing against certain liabilities in connection with the Spin-off and our respective businesses.

The amount of each party’s indemnification obligations is subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which Time Warner provides us with certain services for a limited time to help ensure an orderly transition following the distribution.

Under the agreement, Time Warner provides us with:

•

through February 2010, construction and project management services in connection with ongoing improvements to our corporate headquarters at 770 Broadway, New York, New York, until the later of three months following the spin-off and the date on which the final project documentation is delivered to us; we will pay Time Warner all third party vendor costs for the project (which Time Warner will pass through to the vendors) plus a fee for Time Warner’s work equal to 2% of the amount of all third party vendors’ invoices, with the total liability capped at $1.0 million for the project; and

•

worldwide tax services for a period of up to 12 months following the Spin-off at a cost of $62,500 per month, which services may include financial reporting of income taxes, assistance with tax audits and controversies, the provision of general tax consulting and advice, and assistance with ongoing tax compliance (including the preparation and filing of tax returns with the IRS and other tax authorities).

The cost of these services was negotiated between us and Time Warner and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party.

The above services represent all of the services currently provided pursuant to the Transition Services Agreement immediately following the distribution. Time Warner does not anticipate requiring services from us, but the agreement can be amended by mutual consent to add additional services.

Under the Transition Services Agreement, each party will, in its capacity as a service recipient (to the extent it does receive services under the agreement), indemnify the other and each member of its group with respect to the services provided thereunder, except to the extent any liability arises as a result of the service provider’s material breach of the Transition Services Agreement, violation of law, violation of any third party rights and/or gross negligence or willful misconduct in providing the services. In such event, the relevant service provider will indemnify the service recipient against any loss, which indemnity is capped at the total amount received by it for services provided pursuant to the Transition Services Agreement.

Either party will be permitted to terminate a service being provided pursuant to the Transition Services Agreement if the other party materially breaches any of its obligations under the agreement and does not cure such breach within 30 days of receiving written notice from the non-defaulting party. In addition, either party in its capacity as a service recipient shall have the ability, upon 90 days’ written notice, to unilaterally terminate one or more services being provided by the other party unless a particular service schedule allows for a shorter period for such termination. Also, either party in its capacity as a service provider will be permitted to terminate a service upon 90 days’ written notice if it ceases to provide such service to members of its group.

Given the short-term nature of the Transition Services Agreement, we have developed a plan to increase our internal capabilities to eliminate reliance on Time Warner in the future for the services which it provides us immediately following the distribution.

Second Tax Matters Agreement

We entered into a Second Tax Matters Agreement with Time Warner that governs the respective rights, responsibilities and obligations of Time Warner and us after the Spin-off with respect to all tax matters. As a member of Time Warner’s consolidated U.S. federal income tax group, we will continue to have joint and several liability with Time Warner to the IRS for the consolidated U.S. federal income taxes of the Time Warner group relating to the taxable periods in which we were part of the group. Under the Second Tax Matters Agreement, however, Time Warner agreed to indemnify us against this liability and any similar liability for U.S. federal, state or local income taxes that are determined on a consolidated, combined, unitary or similar basis for each taxable period in which we are included in such consolidated, combined, unitary or similar group with Time Warner. We remain responsible for any foreign income taxes and any income taxes that are not determined on a consolidated, combined, unitary or similar basis with Time Warner.

The Second Tax Matters Agreement provides rules for allocating tax liabilities in the event that the Spin-off, together with certain related transactions, is not tax-free. We agreed to indemnify Time Warner for such tax liabilities that are attributable to the failure of certain representations made by us or our affiliates to be true when made or deemed made or to certain other actions or omissions by us or our affiliates. In addition, the Second Tax Matters Agreement includes certain covenants that may restrict our ability to pursue strategic or other transactions that may maximize the value of our business and may discourage or delay a change of control that you may consider favorable.

Though valid as between the parties, the Second Tax Matters Agreement is not binding on the IRS.

Upon the effectiveness of the Second Tax Matters Agreement, Time Warner assumed the obligation for certain tax positions taken by Time Warner in its consolidated, combined, unitary or similar tax returns with respect to AOL up to the date of the Spin-off. As a result, at the date of the Spin-off, we reversed the recorded liability to Time Warner related to these tax positions, with an offsetting adjustment to equity.

Also upon the effectiveness of the Second Tax Matters Agreement, Time Warner retained the deferred tax asset associated with Time Warner equity-based compensation granted to AOL employees. Accordingly, at the date of the Spin-off, we reversed the recorded equity-based compensation deferred tax asset with an offsetting adjustment to equity.

Employee Matters Agreement

We entered into an Employee Matters Agreement with AOL LLC and Time Warner that sets forth our agreements with Time Warner as to certain employment, compensation and benefits matters.

The Employee Matters Agreement provides for the allocation and treatment of assets and liabilities arising out of employee compensation and benefit programs in which our employees participated prior to the distribution. Generally, such assets and liabilities were transferred from AOL LLC or Time Warner to us. In certain limited instances, however, such assets and liabilities remained with AOL LLC or Time Warner. In connection with the distribution, we agreed to provide benefit plans and arrangements in which our employees participate going forward. Generally, vested and certain unvested account balances under Time Warner’s tax-qualified savings plan which relate to our current and former employees were transferred directly to the tax-qualified savings plan that we established.

All obligations pursuant to Time Warner’s nonqualified deferred compensation plans and other agreements providing for the payment of deferred compensation by AOL LLC or Time Warner remained with AOL LLC or Time Warner, as applicable, following the distribution. Following the distribution, except for our obligation to reimburse Time Warner for certain ongoing administrative expenses, we had no further financial obligations with respect to any such deferred compensation arrangements.

Stock options and RSUs granted or awarded to our employees under Time Warner’s equity incentive plans are treated as if the employee was terminated without cause under the relevant award agreement (with the exception of options and RSUs granted or awarded to our CEO, which are described in “Executive Compensation—Actions Taken in 2009—Employment Agreement with Current Chairman and CEO” and which will be treated in the manner described below). All PSUs awarded to our employees under Time Warner’s equity incentive plans are treated under provisions governing a “divisional change in control” under the relevant award agreement. In connection with our legal and structural separation from Time Warner, the liability to Time Warner relating to awards held by our current and former employees are settled with Time Warner and, as such, reflected as an adjustment to our equity prior to Spin-off. Following the distribution, we had no further financial obligations with respect to such awards, other than (i) with respect to reporting and withholding of taxes on the awards (certain of those taxes will be reimbursed by Time Warner), (ii) to pay dividend equivalents or Time Warner RSUs (which will be reimbursed by Time Warner) and (iii) to reimburse Time Warner for certain ongoing administrative expenses.

Upon the Spin-off, all Time Warner stock options and RSUs held by our CEO were converted, with appropriate adjustments, into stock options and RSUs of the Company on substantially the same terms and conditions (including vesting) as were applicable to his Time Warner stock options and RSUs immediately prior to the Spin-off. Specifically, the Employee Matters Agreement provides that our CEO’s stock options and RSUs would be adjusted in a manner such that the “fair value” and the “intrinsic value” of such awards (each within the meaning of the accounting guidance for equity-based compensation) will be the same immediately before and immediately after the Distribution.

The Employee Matters Agreement also governs the transfer of employees between Time Warner and us in connection with the distribution, and sets forth obligations for certain reimbursements and indemnities between Time Warner and us relating to such transfer.

Intellectual Property Cross-License Agreement

We entered into an Intellectual Property Cross-License Agreement with Time Warner pursuant to which each party would license, subject to certain terms and conditions, all United States or foreign patent applications or patents owned in whole or in part, as of the distribution date, by it or any of its subsidiaries to the other party on a non-exclusive basis.

The Intellectual Property Cross-License Agreement contains certain covenants regarding the licensed intellectual property, including covenants by each licensor not to sue the licensee or certain third-party end users under or in respect of the intellectual property licensed to the licensee, and not to materially impair or adversely affect the rights of the licensee in its use of the applicable intellectual property. In addition, the Intellectual Property Cross-License Agreement provides certain mechanisms to allow the licensee to retain the benefits of its license in any patent or patent application that the licensor abandons or transfers to an affiliate or third party.

Subject to certain restrictions, each of us and Time Warner (and our subsidiaries, as applicable) may grant non-exclusive sublicenses to certain third parties under certain patents or patent applications licensed to it by the other party, provided that the third party agrees in writing to comply with the applicable licensee’s obligations under the agreement.

IT Applications and Database Agreement

We entered into an IT Applications and Database Agreement with Time Warner pursuant to which each of us and Time Warner provide to the other software applications that have been developed internally. Under the Agreement, Time Warner also agreed to transfer to us all AOL-data which currently resides on its databases, and, to the extent necessary for business continuity, continue to provide us access to certain network applications.

Time Warner also agreed to provide us with assistance after the distribution to the extent reasonably necessary to install and implement the software applications and data transfers described above, but only with respect to data transfers not completed before the distribution. Time Warner’s obligation to provide assistance under the agreement is limited to the 100 hours of service and shall not extend beyond 60 days from the later of the date on which such software applications are installed, the date of the last data transfer or the distribution date.

Each party is required to indemnify the other against certain claims arising from or related to the agreement. Except with respect to the indemnity, each party’s liability to the other is capped at $500,000 in the aggregate. The agreement will remain in effect until May 31, 2010.

Master Services Agreement for ATDN and Hosting Services

We entered into a Master Services Agreement with Time Warner pursuant to which we continue to provide AOL network and hosting services to Time Warner and its subsidiaries after the distribution in a manner consistent with the nature, scope and price of services provided to Time Warner and its subsidiaries prior to the Spin-off, except that, as of January 1, 2010, we no longer provide content delivery and streaming media services, which Time Warner obtains from a third-party vendor. The specific services provided to Time Warner and its subsidiaries, as well as the applicable payment terms, will be set forth in individual service orders to be entered into between us and each Time Warner entity receiving such services.

We have the right to modify any of our rates, fees and charges at any time, but such changes will not be effective as to any service orders executed prior to such modification. The agreement and any service orders entered into will terminate on December 1, 2011. Any Time Warner entity receiving services from us will be entitled to terminate the agreement as to itself or any service order for any reason by providing us 60 days’ notice.

We are providing such services to Time Warner and its subsidiaries as an accommodation as part of the separation transaction because the transition of such services to another provider will require 12 to 18 months.

Guarantee of Revolving Credit Facility

Under the terms of the new revolving credit facility we entered into prior to the separation, Time Warner guarantees our obligations under the facility.

Ongoing Commercial Agreements

In addition to the above agreements, we are also currently party to various other agreements with Time Warner and its subsidiaries (including Time Inc., Home Box Office, Inc., Warner Bros. Entertainment Inc. and Turner Broadcasting System, Inc.) that are intended to continue post-distribution subject to their existing terms or terms and conditions to be negotiated and agreed to. These agreements cover a range of services, including, but not limited to, advertising sales and advertising placement agreements for Time Warner group print and online media properties (including, among others, cnnmoney.com, sportsillustrated.com, people.com, time.com and golf.com), licensing and content distribution arrangements relating to Time Warner media content, web and sponsored search services agreements for Time Warner’s online media properties and miscellaneous sublease agreements. Except for the agreements described below, we do not consider these agreements with the Time Warner group to be material.

Private Label Publisher Master Services Agreement

Our wholly owned subsidiary, Quigo Technologies LLC (formerly known as Quigo Technologies, Inc.) is currently party to a Private Label Publisher Master Services Agreement with Time Inc., an indirect wholly owned subsidiary of Time Warner, pursuant to which Quigo is the exclusive provider of content-targeted and site search targeted text advertising services to certain of Time Inc.’s and its affiliates’ websites. Quigo made payments to Time Inc. and its affiliates in the amount of $17.0 million for the year ended December 31, 2009, and $14.2 million and $6.9 million in 2008 and 2007, respectively, and expects to pay a total of $63.2 million under all existing service orders. The agreement, subject to certain exceptions, shall continue in effect through November 30, 2011.

Time Inc. Search Services Agreement

We are currently party to a Search Services Agreement with Time Inc., pursuant to which we are the exclusive provider of search-based sponsored text links for certain of Time Inc.’s websites (excluding searches targeted to market segments). Under the terms of the agreement, we are required to pay Time Inc. 95% of the revenues generated from advertising results on its websites, less our revenue share payment to Google for such results. We made payments to Time Inc. in the amount of $4.9 million for the year ended December 31, 2009, and $2.9 million and $1.1 million in 2008 and 2007, respectively. The agreement expires on March 31, 2010.

CNN Search Services Agreement

We are currently party to a Search Services Agreement with CNN Interactive Group, Inc. (“CNN”), pursuant to which we are the exclusive provider of search-based sponsored text links for certain of CNN’s websites (excluding searches targeted to market segments). Under the terms of the agreement, we are required to pay CNN 85% of the revenues generated from advertising results on its websites, less our revenue share payment to Google for such results. We made payments to CNN in the amount of $4.0 million for the year ended December 31, 2009, and $5.7 million and $0.8 million in 2008 and 2007, respectively. The agreement expires on March 31, 2010.

TMZ Arrangement

Prior to our separation from Time Warner, AOL LLC was a party to a Memorandum of Understanding with Telepictures Productions Inc., an indirect wholly-owned subsidiary of Time Warner, governing the operations of TMZ.com. Under the Memorandum of Understanding, AOL’s contribution to TMZ included the provision of certain technology and the design, development and maintenance of TMZ’s website. Subject to certain performance adjustments and the reimbursement of expenses, revenues were split evenly between the parties. Under this arrangement, Telepictures received payments from AOL of $8.7 million, $12.7 million and $9.6 million in 2009, 2008 and 2007, respectively.

As part of our separation from Time Warner, the TMZ Memorandum of Understanding between AOL LLC and Telepictures was amended such that Telepictures assumed responsibility for all of TMZ’s ongoing operations. Under the terms of the amended memorandum of Understanding, AOL provides online distribution to TMZ for a fee. This amended Memorandum of Understanding will terminate on December 9, 2010. In addition, AOL provides hosting services to TMZ under the Master Services Agreement for ATDN and Hosting Services between Time Warner and AOL.

Other Arrangements

Prior to the separation, we had various other arrangements with Time Warner, including arrangements whereby Time Warner provides cash management and treasury services to AOL.

As described in more detail in “—Separation and Distribution Agreement” above, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, were generally terminated in connection with the separation. We do not consider these arrangements with Time Warner to be material.

Related Person Transactions

Patch Acquisition

On June 10, 2009, we purchased Patch Media Corporation (“Patch”), a news, information and community platform business dedicated to providing comprehensive local information and services for individual towns and communities, for approximately $7.0 million in cash. Approximately $700,000 of the consideration is being held in an indemnity escrow account until the first anniversary of the closing.

At the time of closing, Tim Armstrong, our Chairman and CEO, held, indirectly through Polar Capital Group, LLC (a private investment company which he founded “Polar Capital”)), economic interests in Patch that entitled him to receive approximately 75% of the transaction consideration. Mr. Armstrong’s original investment in Patch, made in December 2007 through Polar Capital, was approximately $4.5 million. In connection with the transaction, Mr. Armstrong, through Polar Capital, waived his right to receive any transaction consideration in excess of his original $4.5 million investment, opting to accept only the return of his initial investment in the form of AOL common stock. In addition, Mr. Armstrong elected to return the $4.5 million (approximately $450,000 of which is being held in the indemnity escrow account for a year) that he was entitled to receive in connection with the transaction to us, to be held by us until after the Spin-off. On January 29, 2010, we issued 173,078 shares of AOL common stock to Polar Capital, in partial satisfaction of our contractual obligation to return our CEO’s initial investment of approximately $4.5 million in Patch. The issuance of shares of AOL common stock to Polar Capital was exempt from registration under Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering. The remaining amount due to Mr. Armstrong is expected to be settled in shares later in 2010, once the one year escrow period has passed.

Policy and Procedures Governing Related Person Transactions

Our Board of Directors has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its chair, under certain circumstances) will be responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy will consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; the Company is, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

Factors which the Nominating and Governance Committee (or the Chair as the case may be) may take into account in its determination to approve or ratify a transaction include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	whether the transaction is in the best interest of the Company and its stockholders.

The Nominating and Governance Committee (or the Chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including:

•	conditions relating to ongoing reporting to the Committee and other internal reporting;

•	limitations on the dollar amount of the transaction;

•	limitations on the duration of the transaction or the Committee’s approval of the transaction; or

•	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, certain of our officers and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Such officers, directors and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of such reports, we believe that all required persons complied with all Section 16(a) filing requirements during 2009.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2011 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested to our Corporate Secretary at 770 Broadway, New York, New York 10003. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2011 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before November 16, 2010.

Our bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2011 Annual Meeting, such a proposal must be received by the Company on or after December 30, 2010 but no later than January 29, 2011. If the date of the 2011 Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from the anniversary date of the 2010 Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single Annual Report, Proxy Statement or Notice, as applicable, or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the Proxy Statement and Annual Report by contacting the Corporate Secretary at 770 Broadway, New York, New York 10003, or via phone at (212) 652-6450.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Ira Parker

Executive Vice President and General Counsel

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.corp.aol.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

AOL Inc.

770 Broadway

New York, New York 10003

ANNEX A

AOL INC.

2010 STOCK INCENTIVE PLAN

(Amended and Restated Effective as of April 29, 2010)

1.     Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.     Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)     “Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)     “Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)     “Award” means an Option, Stock Appreciation Right, award of Restricted Stock, Other Stock-Based Award or Converted Award granted pursuant to the Plan.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Change in Control” means the occurrence of any of the following events:

 (i)        any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

 (ii)       a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

 (iii)      a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

 (iv)       the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f)     “Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)     “Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee (or such other committee).

(h)     “Company” means AOL Inc., a Delaware corporation.

(i)     “Converted Awards” means an option or a restricted stock unit granted under the Plan pursuant to Appendix A.

(j)     “Effective Date” means the later of (i) the date the Board approves the Plan and (ii) the date the Plan is approved by Time Warner Inc. and TW AOL Holdings Inc., as the sole stockholders of the Company.

(k)     “Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate or (iii) a Participant’s services as an advisor, if the Participant is an advisor to the Company or any of its Affiliates; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(l)     “Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing sale price of the Shares on the New York Stock Exchange (“NYSE”) Composite Tape, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the NYSE Composite Tape or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(m)     “ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(n)     “OIBDA” has the meaning set forth in Section 9(b).

(o)     “Option” means a stock option granted pursuant to Section 6.

(p)     “Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(q)     “Other Stock-Based Awards” means awards granted pursuant to Section 9.

(r)     “Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s)         “Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(t)         “Plan” means the AOL Inc. 2010 Stock Incentive Plan, as amended from time to time.

(u)       “Restricted Stock” means any Share granted under Section 8.

(v)       “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(w)       “Share Authorization” has the meaning set forth in Section 3.

(x)       “Shares” means shares of common stock of the Company, $.01 par value per share.

(y)       “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(z)       “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

(aa)     “Substitute Award” means an Award granted under Section 10(b); provided, however, that in no event shall the term “Substitute Award” be construed to refer to or permit an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

3.     Shares Subject to the Plan

Subject to adjustment as provided in Section 10, the number of Shares available for issuance under the Plan (the “Share Authorization”), including with respect to Incentive Stock Options, shall be 16,608,831, of which no more than 7,800,000 may be issued in the form of Restricted Stock or Other Stock-Based Awards payable in Shares. The maximum number of Shares with respect to which Awards (other than Converted Awards) may be granted during a calendar year to any Participant shall be 2,600,000; provided that the maximum number of Shares that may be awarded in the form of Restricted Stock or Other Stock-Based Awards payable in Shares (other than Converted Awards) during any calendar year to any Participant shall be 300,000. The grant limits under the preceding sentence shall apply to an Award other than an Option or Stock Appreciation Right only if the Award is intended to be “performance-based” as that term is used in Section 162(m) of the Code. The number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any Stock Appreciation Right, regardless of whether any such Stock Appreciation Right or other Award covering Shares under the Plan is ultimately settled in cash or by delivery of Shares); provided, however, that the number of Shares covered by Awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration in respect thereof shall again become available for issuance under the Plan; and provided further that any Shares that are forfeited after the actual issuance of such Shares to a Participant under the Plan shall not become available for re-issuance under the Plan.

4.     Administration

(a)     The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the NYSE listed company rules, “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b)     The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c)     The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)     The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5.     Limitations

(a)     No Award may be granted under the Plan after the fifth anniversary of the first regularly scheduled meeting of the stockholders of the Company that occurs more than 12 months after the Distribution (as defined in Appendix A) but Awards granted prior to such fifth anniversary may extend beyond that date.

(b)     Notwithstanding any provision herein to the contrary, the repricing of an Option or Stock Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its exercise price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 10(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c)     With respect to any Awards granted to a Participant who is a non-employee member of the Board at the time of grant, such Awards shall be made pursuant to formulas established by the Board in advance of such grant. Any such Awards shall be made at the time such a Participant first becomes a member of the Board and, thereafter, on an annual basis at or following the annual meeting of stockholders. Such formulas may include any one or more of the following: (i) a fixed number of Options or Stock Appreciation Rights, (ii) a fixed number of Shares of Restricted Stock or a number of Shares of Restricted Stock determined by reference to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant), and (iii) Other Stock-Based Awards determined either by reference to a fixed number of Shares or to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant).

6.     Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a)     Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)     Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)     Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(d)     ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e)     Attestation. Wherever in the Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.     Terms and Conditions of Stock Appreciation Rights

(a)     Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)     Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the

Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c)     Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

8.     Restricted Stock

(a)     Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)     Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Shares of Restricted Stock may be evidenced in such manner as the Committee shall determine in its sole discretion. If certificates representing Shares of Restricted Stock are registered in the name of the applicable Participant, the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(c)     Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)     Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b) below. The criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares. No such restrictions shall lapse for such performance period until such certification is made by the Committee.

9.     Other Stock-Based Awards

(a)     Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares, including, but not limited to, Shares awarded purely as a bonus and not subject to any restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)     Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) operating income before depreciation and amortization (“OIBDA”), including adjusted OIBDA; (ii) operating income; (iii) earnings per share; (iv) return on stockholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital, (viii) total stockholder return, (ix) net sales or revenue growth, (x) return on assets, (xi) return on capital, (xii) return on sales, (xiii) return on revenue, (xiv) operating cash flow, (xv) cash flow return on equity, (xvi) cash flow return on investment, (xvii) earnings before or after taxes, interest, depreciation, and/or amortization, (xviii) gross or operating margins, (xix) productivity ratios, (xx) expense targets, (xxi) margins, (xxii) operating efficiency, (xxiii) market share, (xxiv) working capital targets and change in working capital, and/or (xxv) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and Section 20 below, elect to defer payment of a Performance-Based Award.

10.   Adjustments Upon Certain Events

(a)     Adjustments Upon Certain Events. Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

 (i)         Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 20), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

 (ii)       Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 20), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

(b)     Substitute Awards. The Company, from time to time, also may substitute or assume any outstanding award granted by the Company, any of its Affiliates or another company, whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock or otherwise, by either: (A) granting an Award under the Plan in substitution of such award or (B) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the granting company had applied the rules of the Plan to such grant. In the event the Company assumes an award pursuant to this Section 10(b), the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code and Section 409A). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Option Price. The number of Shares underlying Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

11.   No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.   Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.   Nontransferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award may be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.   Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company (i) if such action would (except as is provided in Section 10 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, or (ii) if stockholder approval for such action is otherwise required by any applicable law or regulation or the rules of the NYSE or any successor exchange or quotation system on which the Shares may be then listed or quoted or Section 162(m) of the Code (taking into consideration the exception provided by Treas. Reg. § 1.162-27(f)(iii)(4)), (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) subject to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, the Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A.

15.   International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.    Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.   Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

18.   Effectiveness of the Plan

The Plan, as amended and restated, shall be effective as of the date on which it is approved by the stockholders of the Company at the regularly scheduled meeting of the stockholders of the Company in 2010.

19.   Code Section 162(m) Approval

If so determined by the Committee, the provisions of the Plan regarding Performance-Based Awards shall be disclosed and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved such provisions, in each case in order for certain Awards granted after such time to be exempt from the deduction limitations of Section 162(m) of the Code. Nothing in this clause, however, shall affect the validity of Awards granted after such time if such stockholder approval has not been obtained.

20.   Section 409A

(a)     In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable only, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

(b)     Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Section 409A) other than in regard to restricted stock units granted under the Plan are permitted hereunder.

(c)     Applicable Requirements. To the extent an Award granted under the Plan is deemed to be “deferred compensation” subject to Section 409A, the following rules shall apply to such Awards:

 (i)        Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then at the grant of the Award to which such payment relates, the Company shall specify in the Award Agreement the date(s) on which such compensation will be paid.

 (ii)       Initial Deferral Elections. For Awards of restricted stock units where the Participant is given the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied (e.g., retirement), the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A and Treas. Reg. § 1.409A-2.

 (iii)     Subsequent Deferral Elections. To the extent the Company or Committee allows Participants to elect to re-defer (after an initial deferral election has become irrevocably effective) deferred compensation that is subject to Section 409A, then the requirements of Treas. Reg. § 1.409A-2(b) must be met. Generally those requirements provide that: (1) such election will not take effect until at least 12 months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. § 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

 (iv)       Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. § 1.409A-3. Generally, such events and times include: a Participant’s separation from service; a Participant’s becoming disabled; a Participant’s death; a time or a fixed schedule specified in the Plan (including an Award Agreement); a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a corporation; or the occurrence of an unforeseeable emergency, in each case as defined and provided for under Section 409A.

 (v)        Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A, then such payment may be delayed without causing such amount to be subject to Section 409A if the requirements of Treas. Reg. § 1.409A-1(b)(4)(ii) are met.

 (vi)       Acceleration of Payment. Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. §1.409A-3(j)(4).

 (vii)     Installment Payments. To the extent any amount made under the Plan to which Section 409A applies is payable in two or more installments, each installment payment shall be treated as a separate and distinct payment for purposes of Section 409A.

(d)     Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under the Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A:

 (i)        In applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code;

 (ii)       In applying Treas. Reg. § 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2; and

 (iii)     Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. § 1.409A-1(b)(5)(E)(1), then the language “at least 50 percent” in clauses (i) and (ii) above shall instead be “at least 20 percent.”

(e)     Specified Employees; Payment Delay. Notwithstanding anything above to the contrary, in the event that an amount that is subject to Section 409A is to be paid under the Plan to a “specified employee” upon such employee’s “separation from service” (as those terms are defined under Section 409A), then such payment shall be made on the first day of the seventh month following the month in which the separation from service occurred.

21.     Plan History

The Plan was originally adopted by the Company on November 20, 2009. The Board approved an amendment to the Plan on January 28, 2010 to remove the minimum vesting schedule for Restricted Stock and Other Stock-Based Awards. The Committee approved an amendment and restatement of the Plan on March 15, 2010 to (a) increase the number of Shares reserved for issuance pursuant to Awards from 11,308,831 Shares (which includes the number of Shares subject to Converted Awards) to 16,608,831 Shares and (b) provide for a limit of 7,800,000 on the number of Restricted Stock or Other Stock-Based Awards payable in Shares. The amendment and restatement of the Plan to increase the number of Shares reserved for issuance hereunder is subject to and contingent upon, the approval of the stockholders of the Company, which approval is being sought at the annual meeting of stockholders on April 29, 2010.

Appendix A

Converted Awards

This Appendix A shall apply to the Converted Awards granted to Timothy M. Armstrong (“Armstrong”) pursuant to the AOL Inc. 2010 Stock Incentive Plan (“Plan”), of which this Appendix A comprises a part.

(1)     Subject to paragraph (3) below, effective immediately upon the Distribution, each outstanding option to purchase Time Warner Inc. common stock (a “TWX Option”), whether vested or unvested, that is held, immediately prior to the Distribution, by Armstrong shall be converted into an Option granted under the Plan to acquire, on substantially the same terms and conditions as were applicable under such TWX Option (other than with respect to exercise price and the number and type of shares covered thereby), the number of Shares at the exercise price per Share that will allow such Option to have a “fair value” and an “intrinsic value” (in each case, within the meaning of FAS 123R and determined in accordance therewith), as of immediately following the Distribution, that shall be identical to the fair value and intrinsic value of such TWX Option immediately prior to the Distribution.

(2)     Subject to paragraph (3) below, effective immediately upon the Distribution, each outstanding restricted stock unit that was granted to Armstrong pursuant to any equity plan of Time Warner Inc. (a “TWX RSU”), whether vested or unvested, that is held, immediately prior to the Distribution, by Armstrong shall be converted into a restricted stock unit granted under the Plan, on substantially the same terms and conditions as were applicable under such TWX RSU (other than with respect to the number and type of shares covered thereby), with respect to the number of Shares that will allow such restricted stock unit to have a “fair value” and an “intrinsic value” (in each case, within the meaning of FAS 123R and determined in accordance therewith), as of immediately following the Distribution, that shall be identical to the fair value and intrinsic value of such TWX RSU immediately prior to the Distribution.

(3)     This Appendix A shall not become effective unless Armstrong is employed by the Company immediately following the Distribution.

(4)     Except where expressly modified by this Appendix A, the provisions of the Plan shall fully apply to the Converted Awards as though the Plan’s provisions have been fully set forth herein.

(5)     Capitalized terms used in this Appendix A shall have the meanings ascribed to them in the Plan. In addition, for purposes of this Appendix A:

 (a)         “Distribution” means the distribution, on a pro rata basis, by Time Warner Inc. to the record holders of Time Warner Inc. common stock as of the applicable record date of all the outstanding Shares owned by Time Warner Inc. on the date of such distribution;

 (b)        “FAS 123R” means Statement of Financial Accounting Standards No. 123R or the comparable relevant sections of the FASB Accounting Standards Codification; and

 (c)        “FASB” means the Financial Accounting Standards Board.

ANNEX B

AOL INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

As Amended and Restated as of February 25, 2010

1.     Purpose.

The purpose of the AOL Inc. Annual Incentive Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual bonuses to certain executive officers of the Company that qualify as performance-based compensation under Section 162(m) of the Code and would be deductible by the Company.

2.      Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1     “Adjusted Net Income” shall mean income (loss) from continuing operations as defined by GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $3 million, (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $3 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) the impact of current year changes to accounting standards and tax laws, (j) gains or losses related to the recognition of cumulative currency translation adjustments and (k) the impact of taxes on the items described in (a) through (j).

2.2     “Awards” means the incentive awards made annually pursuant to the Plan, which may be made in the form of a cash payment, a grant of RSUs, a grant of restricted shares or a combination of any of the foregoing, as determined by the Committee in its sole discretion. Unless otherwise provided by the Committee, any Award payable hereunder shall be paid in cash.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.5     “Committee” means the Compensation Committee of the Board, and any successor thereto.

2.6     “Company” means AOL Inc., a Delaware corporation, and any successor thereto.

2.7     “Distribution” means the distribution, on a pro rata basis, by Time Warner Inc. to the record holders of Time Warner Inc. common stock as of the applicable record date of all the outstanding shares of Company common stock owned by Time Warner Inc. on the date of such distribution.

2.8     “GAAP” means generally accepted accounting principles applicable to the Company as in effect from time to time.

2.9     “Maximum Award Amount” means the maximum amount payable to any Participant under the Plan as an Award for a year, which is the lesser of 4.0% of Adjusted Net Income or $4 million.

2.10   “Participant” means those employees of the Company and its affiliates as the Committee shall designate to participate in the Plan.

2.11   “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.12   “Plan” has the meaning ascribed thereto in Section 1.

2.13    “Regulations” means the rules and regulations under Section 162(m) of the Code.

2.14   “Restricted Stock” means a share of common stock of the Company, par value, $0.01 per share (the “Company Common Stock”), granted under an equity plan of the Company, in settlement of an Award payable hereunder, and which may be subject to conditions under which the Restricted Stock may be forfeited by the Participant. Following payment pursuant to the Plan, shares of Restricted Stock will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of a share of Restricted Stock shall be equal to the closing price of the Company Common Stock, as reported on the New York Stock Exchange (the “NYSE”) Composite Tape (or the closing price on the composite tape for the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

2.15   “RSUs” means restricted stock units approved and designated by the Committee for crediting to a Participant’s account under an equity plan of the Company, in settlement of an Award payable hereunder. Each RSU represents the contingent right to receive a share of the Company Common Stock. Following payment pursuant to the Plan, RSUs will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of an RSU shall be equal to the closing price of the Company Common Stock, as reported on the NYSE Composite Tape (or the closing price on the composite tape for the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

3.     Awards.

3.1     For any calendar year, (i) prior to the beginning of each such calendar year, or (ii) at such later time as may be permitted by the Code and the Regulations for the Awards hereunder to qualify for the Performance-Based Exception, the Committee shall (x) select the executive officers of the Company and its affiliates who are eligible to receive an Award for such year and (y) establish the amount of the Award opportunity for each selected executive that is payable if the performance goals specified in Section 3.2 hereof are achieved. Unless a lesser Award opportunity amount is specified by the Committee for a Participant for a year, a Participant’s Award opportunity for a year shall be the Maximum Award Amount. Notwithstanding anything in the Plan to the contrary, the actual Award payable to a Participant for a year may be downward adjusted by the Committee from the Award amount established for a Participant under this Section 3.1 in the Committee’s complete discretion (including a downward adjustment to zero), as provided in Section 3.4 hereof.

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3.2     The Committee may pay an Award to a Participant under the Plan for a year if the Company has positive Adjusted Net Income for such year. If positive Adjusted Net Income is not achieved for the year, no Award shall be payable to any Participant under the Plan for such year.

3.3     Following the close of the year for which the Committee has authorized Awards, the Committee shall determine whether the requirements under the Plan for payment of Awards for such year have been satisfied. Prior to paying any Award under the Plan, the Company’s independent auditors shall review and verify the calculation of the Company’s Adjusted Net Income for the applicable year. The Committee shall then certify, in writing, whether the performance goal was met within the meaning of the Code and the Regulations and determine the amount of the Awards that shall be paid to Participants in accordance with the Award opportunity established for each Participant pursuant to Section 3.1 and subject to the Committee’s discretion to downward adjust Awards, as provided in Section 3.4.

3.4     Each Participant’s actual Award amount shall then be determined by the Committee based upon (i) the Award opportunity previously established for the Participant pursuant to Section 3.1, and (ii) any downward adjustment that the Committee determines to make, such downward adjustment to be in the sole discretion of the Committee. In determining the amount of any downward adjustment, the Committee may give consideration to the contribution made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion. In no event may a Participant’s Award exceed the lesser of (i) the amount of the Award opportunity previously established for the Participant (if the Award opportunity so established for such Participant pursuant to Section 3.1 for such year is less than the Maximum Award Amount), or (ii) the Maximum Award Amount.

3.5     Subject to Section 6 of the Plan, payments of an Award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Committee certifies that the performance goals have been met and determines the actual Award amount for each Participant.

3.6     If the Committee has previously determined that payment of all or a portion of an Award shall be made in the form of RSUs or Restricted Stock, the Committee shall calculate the number of RSUs or shares of Restricted Stock, as applicable, that shall be credited to the Participant in payment of the Award based upon (i) the cash amount that would be payable to the Participant if the Award or the portion thereof to be made in the form of RSUs or Restricted Stock, as applicable, were instead paid in cash, and (ii) the value of an RSU or a share of Restricted Stock, as applicable, on the date of grant specified by the Committee.

4.     Administration.

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

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5.     Eligibility.

Payments of Awards with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.     Deferral of Award.

Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of a cash Award the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant or in any deferred compensation plan maintained by the Company.

7.     Effectiveness of the Plan.

The Plan shall become effective upon the later of (i) approval by the Board and (ii) approval by the stockholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Committee. Subject to and contingent upon the approval of the stockholders, the Plan shall apply to the annual bonuses payable to each Participant in respect of 2010 and thereafter.

8.     Termination and Amendment.

The Plan shall continue in effect until terminated by the Committee. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations (taking into consideration the exception provided by Section 1.162-27(f)(4)(iii) of the Regulations).

9.     Withholding.

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.   Separability.

If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if the Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.   Non-Exclusivity of the Plan.

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, RSUs, or other stock-based

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awards, the payment of cash in an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of the Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.   Beneficiaries.

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments of cash Awards remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts of cash Awards shall be paid to the Participant’s estate.

13.   Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

14.   No Right to Employment or Participation.

The Plan shall not interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company. No person shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

15.   No Fractional RSUs or shares of Restricted Stock.

Whenever the Committee determines that all or a portion of an annual bonus shall be settled by an award of RSUs or shares of Restricted Stock, no fractional RSUs or shares of Restricted Stock will be awarded, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of RSUs, or shares of Restricted Stock, as applicable, will be rounded downward to the next whole RSU or share of Restricted Stock, as applicable.

16.   Compliance with IRC Section 409A

The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any

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such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.

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Aol

AOL Inc.

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

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C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on April 29, 2010.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/AOL

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +

01 - Tim Armstrong 02 - Richard Dalzell 03 - Karen Dykstra

04 - William Hambrecht 05 - Susan Lyne 06 - Patricia Mitchell

07 - Michael Powell 08 - Fredric Reynolds 09 - James Stengel

10 - James Wiatt

For Against Abstain For Against Abstain

2. Ratification appointment of Ernst & Young LLP as our independent auditors for 2010.

3. Approval of Amended and Restated AOL Inc. 2010 Stock Incentive Plan.

4. Approval of Amended and Restated AOL Inc. Annual Incentive Plan for Executive Officers.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 2 4 8 6 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

015I8H

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Aol

Proxy — AOL Inc.

Notice of 2010 Annual Meeting of Stockholders

Proxy Solicited by AOL Inc. Board of Directors for Annual Meeting — April 29, 2010

The undersigned hereby appoints Tim Armstrong and Ira H. Parker, and each of them, the true and lawful proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AOL Inc. to be held on April 29, 2010 at the JW Marriott Hotel, 900 W. Olympic Blvd., Los Angeles, CA 90015, at 9:00 a.m. Pacific Time, and at any and all adjournments or postponements thereof, in accordance with the ballot on the reverse side, and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, FOR THE APPROVAL OF THE AMENDED AND RESTATED AOL INC. 2010 STOCK INCENTIVE PLAN AND FOR THE APPROVAL OF THE AMENDED AND RESTATED AOL INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS, AS SET FORTH HEREIN, AND IN THE BEST JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT.